Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 11, 2020

by and among

FORUM MERGER II CORPORATION,

SPROUT MERGER SUB, Inc.,

MYJOJO, INC.

and

Salvatore Galletti, as the Holder Representative

i

4.21	Intellectual Property.	32
4.22	Environmental Matters	35
4.23	Absence of Changes.	35
4.24	Affiliate Matters	36
4.25	Anti-Corruption Laws.	36
4.26	International Trade Laws.	37
4.27	Key Customers and Key Suppliers.	37
4.28	Information Supplied	38
4.29	Food Safety.	38
4.30	No Additional Representations or Warranties	39

Article V. REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES		39

5.1	Organization	39
5.2	Due Authorization	40
5.3	No Conflict	40
5.4	Litigation and Actions	40
5.5	Capitalization.	41
5.6	Subsidiaries.	42
5.7	Material Contracts	42
5.8	Benefit Plans	42
5.9	Compliance with Laws	42
5.10	Governmental Consents	42
5.11	Brokers’ Fees	43
5.12	SEC Filings	43
5.13	Listing; Financial Statements.	43
5.14	Trust Account.	44
5.15	Parent Vote Required	44
5.16	Internal Controls; Financial Statements.	45
5.17	Investment Company Act; JOBS Act	46
5.18	Certain Business Practices.	46
5.19	Independent Investigation..	47
5.20	No Additional Representations or Warranties	47

Article VI. COVENANTS		47

6.1	Interim Operations of the Company	47
6.2	Interim Operations of the Parent Parties	51
6.3	Supplemental Financing.	53
6.4	Trust Account	53
6.5	Commercially Reasonable Efforts; Consents.	54
6.6	Public Announcements	56
6.7	Supplemental Disclosure.	56
6.8	Access to Information	56
6.9	Tax Matters.	57
6.10	Directors’ and Officers’ Indemnification.	58

6.11	Proxy Statement.	59
6.12	Parent Common Stockholder Meeting	62
6.13	Section 16 of the Exchange Act	63
6.14	Nonsolicitation.	63
6.15	Termination of Agreements	63
6.16	Written Consent	63
6.17	Lock-Up Period	63
6.18	Financial Statements and Related Information	64
6.19	Restructuring	64
6.20	Code Section 280G	64

Article VII. CONDITIONS TO OBLIGATIONS		65

7.1	Conditions to the Obligations of the Parent Parties and the Company	65
7.2	Conditions to the Obligations of the Parent Parties	65
7.3	Conditions to the Obligations of the Company	66
7.4	Waiver of Conditions; Frustration of Conditions	67

Article VIII. TERMINATION/EFFECTIVENESS		67

8.1	Termination	67
8.2	Effect of Termination	69

Article IX. HOLDER REPRESENTATIVE		69

9.1	Designation and Replacement of Holder Representative	69
9.2	Reserve	70
9.3	Authority and Rights of the Holder Representative; Limitations on Liability	70

Article X. MISCELLANEOUS		71

10.1	Notices	71
10.2	Assignment	72
10.3	Rights of Third Parties	72
10.4	Expenses	73
10.5	Non-Survival of Representations, Warranties and Covenants	73
10.6	Governing Law	73
10.7	Captions; Counterparts	73
10.8	Schedules and Exhibits	73
10.9	Entire Agreement	74
10.10	Amendments; Waiver	74
10.11	Severability	74
10.12	Jurisdiction; Waiver of Jury Trial.	74
10.13	Enforcement	75
10.14	Non-Recourse	75
10.15	Trust Account Waiver	75
10.16	Privilege.	76

Annex I – Defined Terms		A-1

Exhibits

Exhibit A – Form of Merger Certificate

Exhibit B – Form of Restrictive Covenant Agreement

Exhibit C – Form of Amended and Restated Certificate of Incorporation of Company

Exhibit D – Form of Amended and Restated Bylaws of Company

Exhibit E – Form of Amended and Restated Certificate of Incorporation of Parent

Exhibit F – Form of Amended and Restated Bylaws of Parent

Exhibit G – Form of Resignations

Exhibit H – Form of Registration Rights Agreement

Exhibit I – Form of Company Letter of Transmittal

Exhibit J – Form of Sponsor Earnout Letter

Exhibit K – Form of Press Release

Exhibit L – Form of Director Nomination Agreement

Exhibit M – Form of Holdback Escrow Agreement

Exhibit N – Form of Sponsor Escrow Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 11, 2020, is made and entered into by and among (i) Forum Merger II Corporation, a Delaware corporation (“Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative hereunder.

RECITALS

WHEREAS, prior to the date hereof, (i) UMB Capital Corporation, a Missouri corporation (“UMB”), and Myjojo, Inc., a California corporation (“Myjojo California”), owned 12.5% and 87.5%, respectively, of Ittella International, LLC, a California limited liability company and direct Subsidiary of the Company (“Ittella”) and (ii) Pizzo Food Srls, a company organized under the laws of Italy (“Pizzo”), and Ittella’s Chef LLC, a California limited liability company (“Ittella Chef”), owned 30% and 70%, respectively, of Ittella Italy SRL, a limited liability company (società a responsabilità limitata) organized under the laws of Italy (“Ittella Italy”);

WHEREAS, in anticipation of the Transaction, on May 27, 2020, Myjojo California merged with and into a Delaware corporation and is herein referred to as the Company, with the separate corporate existence of Myjojo California terminating (the “Myjojo Merger”);

WHEREAS, in anticipation of the Transaction, on June 11, 2020, (i) UMB agreed to contribute all of the equity interests in Ittella owned by it to the Company in exchange for the Company issuing to UMB 1,176 shares of common stock of the Company (the “UMB Contribution”), and (ii) Pizzo agreed to contribute all of the equity interests in Ittella Italy owned by it to Ittella Chef in exchange for the Company issuing to Pizzo 1 share of Class B Special Stock of the Company (the “Pizzo Contribution” and together with the UMB Contribution, the “Contributions”);

WHEREAS, prior to the Effective Time, the Company will issue 1 share of Class A Special Stock in the Company to that certain Key Employee specified in Item 3 of Schedule 1 pursuant to an equity grant agreement (the “Key Employee Grant Agreement”);

WHEREAS, prior to the Effective Time, Salvatore Galletti will transfer some of his shares of common stock of the Company to Project Lily, LLC, a Delaware limited liability company, majority owned by Salvatore Galletti (the “Galletti Transfer” and collectively with the Myjojo Merger, the Contributions and the Key Employee Grant Agreement, the “Restructuring”).

WHEREAS, prior to the Effective Time, the Contributions will be consummated and as a result, Ittella and Ittella Italy will become wholly-owned indirect subsidiaries of the Company;

WHEREAS, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the terms of this Agreement and a certificate of merger substantially in the form attached hereto as Exhibit A (the “Merger Certificate”);

WHEREAS, as a result of the Merger, (i) the Company will be the surviving corporation, and (ii) all issued and outstanding capital stock of the Company as of a moment in time immediately prior to the Merger will convert into the right receive Parent Common Stock in accordance with the terms of this Agreement;

WHEREAS, pursuant to the Organizational Documents of Parent, shares of Parent Class B Common Stock shall automatically convert into shares of Parent Common Stock in connection with the Transaction;

WHEREAS, in connection with the transactions contemplated by this Agreement, the Sponsor and Parent shall enter into a Sponsor Earnout Letter, pursuant to which, the Sponsor will subject 2,500,000 of the Parent Common Stock owned by the Sponsor to potential forfeiture in the event that certain earnout targets are not achieved by the Parent following the Closing;

WHEREAS, concurrently with the effectiveness of this Agreement, and each effective as of the Closing (i) certain direct or indirect equityholders that are also employees of the Company or its Subsidiaries, each of whom are set forth on Schedule 1 will have executed and delivered to Parent a Restrictive Covenant Agreement in the form of Exhibit B (together, the “Restrictive Covenant Agreements”), which Restrictive Covenants Agreements shall be effective as of the Closing, and (ii) each of the individuals set forth on Schedule 1 and Ittella, will have executed and delivered to Parent, an Employment Agreement (collectively, the “Employment Agreements”), which Employment Agreements shall be effective as of the Closing;

WHEREAS, as a result of the foregoing integrated transactions (including the Merger) (collectively, with the other transactions contemplated by this Agreement, the “Transaction”), immediately following the Closing the Company will be a wholly-owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is advisable for, and in the best interests of, both the Company and its stockholders for the Company to enter into this Agreement and the other applicable Transaction Agreements to which it is party, (b) approved the execution and delivery of this Agreement and the other applicable Transaction Agreements to which it is party, the Company’s performance of its obligations hereunder and thereunder and the consummation of the Transaction, including the Merger, and (c) recommended adoption and approval by the stockholders of the Company of each of this Agreement, the other Transaction Agreements to which it is party and the Transaction (such approval, the “Company Stockholder Approval”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has (a) determined that it is advisable for, and in the best interests of, both Parent and its stockholders for Parent to enter into this Agreement and the other applicable Transaction Agreements to which it is party, (b) approved the execution and delivery of this Agreement and the other applicable Transaction Agreements to which it is party, Parent’s performance of its obligations hereunder and thereunder and the consummation of the Transaction, including the Merger, and (c) recommended adoption and approval by the stockholders of Parent of each of this Agreement, the other Transaction Agreements to which it is party and the Transaction;

WHEREAS, other than the Company Stockholder Approval and the Parent Stockholder Approval, all other applicable entity approvals required in connection with the Transaction have been or will, concurrent with the execution of this Agreement, be obtained; and

WHEREAS, the parties hereto intend that the Merger shall be treated as a “reorganization” described in Section 368(a) of the Code and that this Agreement be treated as a “plan or reorganization” for purposes of Section 368 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I.
DEFINITIONS AND CONSTRUcTION

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex I hereto.

1.2 Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article or Section of, or Schedule or Exhibit to, this Agreement, (v) the word “including” shall mean “including, without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all rules and regulations promulgated thereunder. The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Nothing contained in any representation or warranty in this Agreement, or the fact that any representation or warranty in this Agreement may or may not be more specific than any other representation or warranty in this Agreement or in any other Transaction Agreement, shall in any way limit or restrict the scope, applicability, or meaning of any other representation or warranty contained in this Agreement. The phrase “made available,” when used in reference to anything made available to Parent or its representatives shall be deemed to mean uploaded to and made available in the on-line data room hosted on behalf of the Company at least two (2) Business Days prior to the date of this Agreement and not thereafter removed, or otherwise delivered to Parent or its representatives. When calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America. Any U.S. legal term for any action, remedy, legal document, legal status, court, authority, statute or any other legal concept or thing shall, in respect of any jurisdiction other than the U.S., be deemed to include which most nearly approximates in that jurisdiction the U.S. legal term.

1.3 Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the actual knowledge, following inquiry of direct reports, of, in the case of the Company, those individuals set forth on Schedule 1.3, and in the case of all other parties, such party’s executive officers.

Article II.
THE MERGER; CLOSING

2.1 The Merger. At the Closing, Parent and the Company shall cause the Merger Certificate to be executed, acknowledged and filed with Delaware SoS as provided in Section 251 of the DGCL. As soon as practicable on or after the Closing Date, the Parties shall make any and all other filings or recordings required under the DGCL to give effect to the Merger.

(a) The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Closing (the “Effective Time”), Merger Sub shall merge with and into the Company. Following the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the “Surviving Subsidiary”).

(b) Effects of the Merger. The Merger will have the effects set forth in this Agreement and under the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject hereto, at the respective effective times of the Merger, all property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Subsidiary and all claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Company and Merger Sub will become the claims, obligations, restrictions, disabilities, liabilities, debts and duties of the Surviving Subsidiary.

2.2 Organizational Documents, Directors and Officers. Subject only to the Closing actually occurring, the following provisions shall apply:

(a) At the Effective Time (i) the certificate of incorporation and bylaws of the Surviving Subsidiary shall be amended and restated in the form attached hereto as Exhibit C and Exhibit D, respectively, and (ii) the certificate of incorporation and the bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit E and Exhibit F, respectively. The Parties shall take all actions necessary to implement the intent of this Section 2.2(a).

(b) Immediately prior to the Effective Time, the individuals designated as the directors and officers of Parent as set forth in Schedule 2.2(b)(i), together with any other individuals Parent and the Company may agree to designate as directors prior to Closing, will become the directors and officers of Parent and will remain the directors and officers of Parent until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal. In addition, immediately prior to the Effective Time, the board of directors of Parent, as reconstituted in accordance with this Section 2.2(b), shall authorize and empower a committee comprised of the directors set forth on Schedule 2.2(b)(ii) (such committee, the “Monitoring Committee”) with the exclusive power and authority to direct the officers and employees of Parent, retain and pay such third party advisors as the Monitoring Committee shall deem appropriate, and make all decisions and take all actions on behalf of Parent related to (i) the Merger Consideration Adjustment, (ii) monitoring of compliance by Parent with the terms of this Agreement and the other Transaction Agreements, and (iii) enforcing any rights or remedies or taking any other action deemed necessary or appropriate by the Monitoring Committee in connection with this Agreement, the other Transaction Agreements or the Transaction. The authorizing resolutions for the Monitoring Committee shall be in form and substance reasonably acceptable to Parent.

(c) At the Effective Time, the individuals designated as the respective directors and officers set forth in Schedule 2.2(c), together with any other individuals Parent and the Company may agree to designate as directors prior to Closing, will become the directors and officers of the Parent and the Surviving Subsidiary and will remain the directors and officers of such Persons after the Merger, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

2.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, at 10:00 a.m. (Eastern time) on the date that is three (3) Business Days after the date on which all conditions set forth in Article VII shall have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

2.4 Closing Deliverables.

(a) Mutual Deliverables. At the Closing:

(i) Each of Parent and the Holder Representative shall deliver to each other and the Escrow Agent, an executed copy of the holdback escrow agreement substantially in the form attached as Exhibit M (the “Holdback Escrow Agreement”);

(ii) Each of the Company and Parent shall deliver the applicable Incumbency Certificates;

(iii) The Merger Certificates shall be executed and delivered (x) to Parent by the Company, and (y) to the Company by the applicable Parent Parties;

(iv) Each of the Company and the Parent Parties shall cause to be delivered resignations substantially in the form attached as Exhibit G of any directors and officers not contemplated pursuant to Sections 2.2(b)-(c) to continue after the Closing as directors and officers of any applicable Party (or such Party’s Subsidiaries);

(v) Each of Sponsor and Parent shall deliver to each other, an executed copy of the Sponsor Earnout Letter; and

(vi) Each of Sponsor and Parent shall deliver to each other, an executed copy of the director nomination agreement substantially in the form attached as Exhibit L (the “Director Nomination Agreement”).

(b) Company Deliverables. At or prior to the Closing, the Company will deliver or cause to be delivered to Parent the following:

(i) the Closing Date Statement and the Merger Consideration Schedule, each prepared and delivered in accordance with Section 3.1;

(ii) a certificate of the Secretary of State (or other applicable office) in which the Company and each Subsidiary of the Company is organized dated as of a date not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of the Company and each such applicable Subsidiary;

(iii) the Company Letters of Transmittal, duly executed by each Pre-Closing Holder; and

(iv) any other document reasonably requested by Parent to be delivered by or on behalf of the Company at Closing.

(c) Parent Parties Deliverables. At the Closing, the applicable Parent Parties will deliver or cause to be delivered (unless delivered previously) the following:

(i) the Merger Certificate to the Company;

(ii) the Adjustment Escrow Stock to the Escrow Agent, to be held in an escrow account (the “Adjustment Escrow Account”) in accordance with the terms of the Holdback Escrow Agreement;

(iii) the Ittella Holdback Shares to the Escrow Agent, to be held in an escrow account in accordance with the terms of the Holdback Escrow Agreement;

(iv) an executed copy of the sponsor escrow agreement substantially in the form attached as Exhibit N (the “Sponsor Escrow Agreement”);

(v) the Sponsor Earnout Shares to the Escrow Agent, to be held in an escrow account in accordance with the terms of the Sponsor Escrow Agreement;

(vi) a registration rights agreement substantially in the form attached as Exhibit H (the “Registration Rights Agreement”), duly executed by Parent;

(vii) the shares of Parent Common Stock described in Section 3.4(a); and

(viii) any other document reasonably requested by the Company to be delivered by or on behalf of the applicable Parent Parties at Closing.

(d) Payment of Other Amounts at Closing. At the Closing, Parent shall:

(i) pay the Cash Consideration portion of the Merger Consideration to Holder Representative to be further paid to the Pre-Closing Holders who have delivered duly executed Letters of Transmittal, pursuant to Section 3.4;

(ii) pay to the Holder Representative the Holder Representative Expense Amount, by wire transfer to an account or accounts designated by the Holder Representative in writing at least three (3) Business Days prior to the Closing Date, in immediately available funds;

(iii) deposit or cause to be deposited with the Escrow Agent by wire transfer of immediately available funds the fees payable to the Escrow Agent in connection with the Holdback Escrow Agreement and the Sponsor Escrow Agreement;

(iv) on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Statement, the Company Transaction Expenses that have not yet been paid;

(v) on behalf of the Company, pay or cause to be paid to the Pre-Closing Holders to such account or accounts as the Company specified to Parent pursuant to the Closing Date Statement, the Company Transaction Expenses that have been paid prior to Closing and any Parent Transaction Expenses that have been paid by the Company on the Parent’s behalf prior to the Closing; and

(vi) on behalf of the Parent Parties, pay or cause to be paid to such account or accounts as the Parent specifies to the Company in writing, the Parent Transaction Expenses.

Article III.
MERGER CONSIDERATION and effects of THE Merger on securities

3.1 Closing Date Statement and Merger Consideration Schedule. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent:

(a) A statement (the “Closing Date Statement”), signed and certified by the Chief Financial Officer of the Company on its behalf, which sets forth a good faith estimate (with reasonable supporting detail) of (i) the Closing Date Cash (“Estimated Closing Date Cash”), (ii) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”) (and the Estimated Net Working Capital Adjustment Amount resulting therefrom), (iii) Closing Date Indebtedness (“Estimated Closing Date Indebtedness”), and (iv) Closing Transaction Expenses (“Estimated Company Transaction Expenses”). In addition, the Closing Date Statement shall also include (i) the Company’s calculation of the Merger Consideration based on the foregoing estimates (and the other components contemplated by Section 3.2 in the calculation of the Merger Consideration), (ii) a copy of the Company’s good faith estimated unaudited consolidated balance sheet of the Company as of immediately prior to the Closing upon which such calculations are based, and (iii) wire transfer or other applicable delivery instructions for payment of each item of Estimated Transaction Expenses to be paid at Closing. Each of the components required to be set forth on the Closing Date Statement shall be calculated in accordance with the definitions set forth in this Agreement.

(b) A statement (the “Merger Consideration Schedule”), signed and certified by the Chief Financial Officer of the Company in his or her capacity as such, which sets forth (i) a detailed capitalization schedule, setting forth all Company Interests, (ii) the portion of the Merger Consideration payable in respect of each Company Interest, (iii) for each Pre-Closing Holder: (A) the number of Company Interests held by such Pre-Closing Holder (including the respective Certificate number of any certificated Company Interests held by such Pre-Closing Holder), and (B) the portion of the Merger Consideration required to be paid under the Company Certificate to each Pre-Closing Holder in respect of such Pre-Closing Holder’s Company Interests, and (C) such Pre-Closing Holder’s aggregate Per Share Amount. The calculations set forth in the Merger Consideration Schedule shall be prepared in accordance with the Company Certificate and the requirements of the DGCL. Each of the Parent Parties shall be entitled to rely (without any duty of inquiry) upon the Merger Consideration Schedule, and the Company Letter of Transmittal shall be required to be delivered by each Pre-Closing Holder as a condition to receipt of any Merger Consideration and shall include a waiver of, among other things, any and all claims (i) that the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate, and (ii) in connection with the issuance of any Company Interests (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Pre-Closing Holder in connection with such issuance).

(c) Parent shall be entitled to review and comment upon the Closing Date Statement and the Merger Consideration Schedule delivered by the Company pursuant to this Section 3.1, and the Company shall consider Parent’s comments thereto in good faith (and, in the event of any such adjustments based on the comment of Parent, all references in this Agreement to the Closing Date Statement or the Merger Consideration Schedule shall be deemed to be references to such documents after giving effect to such adjustments).

3.2 Merger Consideration. The aggregate consideration to be paid to the Pre-Closing Holders shall be the Aggregate Consideration Value, as calculated below. The Aggregate Consideration Value will be paid to the Pre-Closing Holders (the “Merger Consideration”) in the form of: (i) Cash from Parent, the Company and/or its Subsidiaries in an amount equal to the Cash Consideration, and (ii) a number of shares of Parent Common Stock (the “Equity Consideration”) equal to (A) the Aggregate Consideration Value minus the Cash Consideration, divided by (B) $10.00 (the “Reference Price”), and (iii) the contingent right to receive the Ittella Holdback Shares after the Closing in accordance with Section 3.7. The Merger Consideration shall be allocated among the Pre-Closing Holders in accordance with the terms of the Company Certificate (as reflected in the Merger Consideration Schedule). Subject to the post-Closing adjustments contemplated by and set forth in Section 3.5, the “Aggregate Consideration Value” shall be calculated as follows:

(a) $420,000,000, plus

(b) the amount of Estimated Closing Date Cash, plus

(c) the Estimated Net Working Capital Adjustment Amount (if a positive number), minus

(d) the absolute value of the Estimated Net Working Capital Adjustment Amount (if a negative number), minus

(e) the Estimated Closing Date Indebtedness, minus

(f) the Adjustment Escrow Amount, minus

(g) the Holder Representative Expense Amount.

3.3 Conversion of Company Interests.

(a) Conversion of Company Interests. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, including by any Pre-Closing Holder, each Company Interest that is issued and outstanding immediately prior to the Effective Time (but excluding, for the avoidance of doubt, any Company Interests that are cancelled pursuant to Section 3.4(b)) shall thereupon be canceled and converted into and become the right to receive the applicable Per Share Amount for such Company Interest.

(b) Subsidiary-Owned Equity Interests. All Equity Interests of the Company (whether or not a Company Interest) owned by any Subsidiary of the Company will be canceled automatically without conversion thereof and no payment or distribution will be made with respect thereto.

(c) Extinguishment of all Pre-Closing Holders Equity Interests in the Company. For the avoidance of doubt, from and after the Effective Time, (i) all Persons other than Parent shall cease to have any rights as holders of any Equity Interests in the Company or the Surviving Subsidiary (and, other than any Equity Interests in the Company that may be held by Parent, no other Equity Interests in the Company shall remain outstanding after the Effective Time), and (ii) the consideration paid pursuant to this Article III upon the delivery of Letters of Transmittal (and surrender of Certificates, if any) in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Interests, subject to the continuing rights of the Pre-Closing Holders expressly set forth under this Agreement (to the extent applicable). At the Effective Time, the transfer books of the Company shall be closed and no transfer of interests of Company Interests shall be made thereafter.

3.4 Exchange Procedures.

(a) At the Closing, Parent shall deliver to (i) the Holder Representative, that number of shares of Parent Common Stock and cash (in respect of the obligation to pay cash in lieu of fractional interests as provided in Section 3.4(c)) necessary to make payment of the Equity Consideration to the Pre-Closing Holders (without giving effect to the Merger Consideration Adjustment) and an amount equal to the Cash Consideration, and (ii) the Escrow Agent, that number of shares of Parent Common Stock necessary to fund the Adjustment Escrow Amount and the Holdback Releases.

(b) As soon as reasonably practicable following the date hereof, the Company shall mail or otherwise deliver to each Pre-Closing Holder of Company Interests (i) a letter of transmittal in the form attached hereto as Exhibit I (“Company Letter of Transmittal”), and (ii) instructions for use in receiving the applicable portion of the Merger Consideration in respect of the Company Interests held by such Pre-Closing Holder. After the Effective Time, each Pre-Closing Holder of Company Interests, upon surrender of a Company Letter of Transmittal, shall be entitled to receive from the Holder Representative in exchange therefor such portion of the Merger Consideration into which such holder’s Company Interests (as applicable) shall have been converted as a result of the Merger (and, for the avoidance of doubt, without giving effect to any Merger Consideration Adjustment). If any Pre-Closing Holder’s shares of Company Interests are certificated, such Pre-Closing Holder shall be required to surrender and deliver to Parent all certificates (each, a “Certificate”) for such Company Interests, or a duly completed affidavit of loss (in a customary form reasonably acceptable to Parent) with respect to any lost, stolen, or destroyed Certificate, together with such Pre-Closing Holder’s Company Letter of Transmittal, before such Pre-Closing Holder shall be entitled to receive the applicable portion of the Merger Consideration pursuant to this Section 3.4(b). Pending such surrender of a Pre-Closing Holder’s Certificate(s), such Certificate(s) shall be deemed for all purposes to evidence such Pre-Closing Holder’s right to receive the portion of the Merger Consideration into which such Company Interests shall have been converted as a result of the Transactions and pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary contained herein, no fractional shares of Parent Common Stock shall be issued (whether in book-entry form or otherwise) in exchange for Parent Common Stock or Company Interests. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Parent Common Stock or Pre-Closing Holder who otherwise would be entitled to receive such fractional share an amount in cash (rounded up to the nearest whole cent) determined by multiplying (i) the Reference Price, by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to this Article III. For the avoidance of doubt, the calculation of any cash in lieu of fractional shares to be paid pursuant to this Section 3.4(c) shall be made with respect to the aggregate shares of Parent Common Stock, to which such former holder of Parent Common Stock or Pre-Closing Holder would otherwise be entitled pursuant to this Agreement, and not with respect to the conversion of each share of Parent Common Stock or Company Interest, respectively. For illustrative purposes only, if, pursuant to this Agreement, a Pre-Closing Holder would be entitled to 1.5 shares of Parent Common Stock in exchange for each share of Company Interests held by such Pre-Closing Holder, and such Pre-Closing Holder holds 11 shares of Company Interests, such Pre-Closing Holder would be entitled to cash in lieu of ..5 shares of Parent Common Stock (i.e., 16.5 minus 16).

(d) Parent may cause the Holder Representative to return any Parent Common Stock remaining unclaimed 180 days after the Effective Time, and thereafter each remaining Pre-Closing Holder and each record holder of outstanding shares of Parent Stock prior to the Effective shall be entitled to look only to Parent (subject to abandoned property, escheat, and other similar Laws) as a general creditor thereof with respect to such shares and warrants and dividends and distributions thereon to which he, she, or it is entitled upon surrender of his, her, or its certificates.

3.5 Merger Consideration Adjustment.

(a) The Merger Consideration may be increased or reduced as set forth in this Section 3.5. Any increase or decrease in the Merger Consideration pursuant to this Section 3.5 shall be referred to as a “Merger Consideration Adjustment”. Any payments made in respect of any Merger Consideration Adjustment pursuant to this Section 3.5 shall be treated as an adjustment to the Merger Consideration for all Tax purposes unless otherwise required by any applicable Law.

(b) As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days of the Closing Date, Parent shall prepare and deliver to the Holder Representative (A) an unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Final Closing Balance Sheet”), and (B) a statement (the “Closing Statement”) setting forth Parent’s good faith calculations of (with reasonable supporting detail): (w) Net Working Capital as of 12:01 a.m. (Eastern time) on the Closing Date (“Closing Date Net Working Capital”), (x) the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing on the Closing Date (“Closing Date Indebtedness”), (y) the aggregate Cash of the Company as of immediately prior to the Closing on the Closing Date (“Closing Date Cash”), and (z) the aggregate amount of Company Transaction Expenses as of immediately prior to the Closing on the Closing Date (the “Closing Company Transaction Expenses”), in each case, calculated in accordance with the definitions set forth in this Agreement. The Final Closing Balance Sheet shall be prepared using the Accounting Principles. From the Closing Date through the final determination and delivery of the Merger Consideration pursuant to this Section 3.5, Parent shall provide the Holder Representative and its representatives reasonable access (during normal business hours and upon reasonable advance notice and at the sole cost and expense of the Holder Representative) to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Final Closing Balance Sheet and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with the Holder Representative in connection with its review of the Final Closing Balance Sheet; provided, however, that Parent shall not be required to provide any information the disclosure of which would violate applicable Law (including competition or antitrust Law) or that would, based on the advice of counsel, result in the waiver of attorney client privilege. If Parent does not provide information pursuant to the proviso of the preceding sentence, Parent will provide notice to the Holder Representative that such information is being withheld and Parent will use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that will not violate the applicable privilege or applicable Law.

(c) If the Holder Representative disagrees with the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and/or Closing Company Transaction Expenses set forth in the Closing Statement, it shall notify Parent of such disagreement in writing (a “Disagreement Notice”), setting forth in reasonable detail the particulars of such disagreement within thirty (30) days after its receipt of the Closing Balance Sheet and the Closing Statement. If the Holder Representative does not provide a notice of disagreement within such thirty (30)-day period, the Holder Representative and Parent shall be deemed to have agreed to the Closing Balance Sheet and the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Company Transaction Expenses set forth in the Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. If any Disagreement Notice is timely provided, Parent and the Holder Representative shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash or Closing Company Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by Moss Adams LLP or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Parent and the Holder Representative (such firm, subject to the following proviso, the “Accounting Referee”). Each of Parent and the Holder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Company Transaction Expenses and, to the extent relevant thereto, the Final Closing Balance Sheet in writing to the Accounting Referee and to each other; provided, that no Party shall disclose to the Accounting Referee any settlement discussions (or the contents thereof) between the Parties without the prior consent of the other Party. The Accounting Referee shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the Parties agree should not be later than thirty (30) days following the day on which the disagreement is referred to the Accounting Referee). The Accounting Referee shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash or Closing Company Transaction Expenses require adjustment (only with respect to the remaining disagreements submitted to the Accounting Referee) in order to be determined in accordance with Section 3.5(a) (including the definitions of the defined terms used in Section 3.5(a)), and the Parties shall instruct the Accounting Referee to make all determinations in accordance with the definitions set forth in this Agreement. The Accounting Referee may not assign a value greater than the greatest value for a disputed item claimed by either Party or smaller than the smallest value for such item claimed by either party. The determination of the Accounting Referee shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Company Transaction Expenses are finally determined in accordance with this Section 3.5(c) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Accounting Referee relating to the work, if any, to be performed by the Accounting Referee hereunder shall be borne pro rata as between Parent, on the one hand, and the Holder Representative from the Reserve, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Parent and the Holder Representative (as set forth in the written submissions to the Accounting Referee) made by the Accounting Referee such that the Party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Holder Representative challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Indebtedness, Closing Date Cash and Closing Company Transaction Expenses in the net amount of $1,000,000, and the Accounting Referee determines that Parent has a valid claim for $400,000 of the $1,000,000, Parent shall bear sixty percent (60%) of the fees and expenses of the Accounting Referee and the Holder Representative shall bear the remaining forty percent (40%) of the fees and expenses of the Accounting Referee from the Reserve.

(d) The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.5(c)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Indebtedness, minus Closing Date Indebtedness (as finally determined in accordance with Section 3.5(c)), plus (iii) Closing Date Cash (as finally determined in accordance with Section 3.5(c)), minus Estimated Closing Date Cash, plus (iv) Estimated Company Transaction Expenses, minus Closing Company Transaction Expenses (as finally determined in accordance with Section 3.5(c)). If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.5(e) or Section 3.5(f), as applicable.

(e) If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days after the delivery by the Holder Representative of the updated Merger Consideration Schedule required to be delivered pursuant to Section 3.5(g), (i) Parent shall deliver (x) to the Holder Representative for further delivery to each Pre-Closing Holder a number of shares of Parent Common Stock equal to (A) the Adjustment Amount, divided by (B) the Reference Price, and (ii) the parties shall jointly instruct the Escrow Agent in writing to release from the Adjustment Escrow Account to the Holder Representative (for further delivery to each Pre-Closing Holder) all of the shares of Adjustment Escrow Stock. Notwithstanding the foregoing to the contrary, in no event shall Parent be required pursuant to subclause (i) of the preceding sentence to issue or deliver an amount of Parent Common Stock that exceeds the quotient of the Adjustment Escrow Amount divided by the Reference Price.

(f) If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (i) the parties shall jointly instruct the Escrow Agent in writing to deliver, from the Adjustment Escrow Account to Parent that number of shares of Adjustment Escrow Stock that is equal to (A) the Deficit Amount divided by (B) the Reference Price. If, after release of the Adjustment Escrow Stock to Parent in accordance with the preceding sentence, any Adjustment Escrow Stock remains in the Adjustment Escrow Account, the parties shall jointly instruct the Escrow Agent to release such balance to the Holder Representative (for further delivery to each Pre-Closing Holder).

(g) If the Adjustment Amount is greater than the Adjustment Escrow Amount, then within three (3) Business Days after the Determination Date, the Holder Representative shall prepare and deliver to Parent a certified update to the Merger Consideration Schedule, prepared in accordance with the terms of the Company Certificate (the “Updated Merger Consideration Schedule”). The Updated Merger Consideration Schedule shall give effect to the Merger Consideration Adjustment, the Adjustment Amount and specify in detail the portion of any such additional Parent Common Stock or released Adjustment Escrow Stock that each Pre-Closing Holder is entitled to receive as a result. The Holder Representative, Parent and each of their respective agents and Affiliates shall be entitled to rely (without any duty of inquiry) upon the Updated Merger Consideration Schedule. (i) Parent shall issue to the Holder Representative for further delivery to the Pre-Closing Holders a number of additional shares of Parent Common Stock equal to (A) the Adjustment Amount minus the Adjustment Escrow Amount divided by (B) the Reference Price and (ii) Parent and the Holder Representative shall jointly instruct the Escrow Agent to release the Adjustment Escrow Stock to the Holder Representative (for further delivery to each Pre-Closing Holder).

3.6 Withholding. Parent, the Company, the Holder Representative, and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement to any Person such amounts (if any) that Parent, the Company, the Holder Representative, and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts or shares of Parent Stock are so withheld, and duly and timely deposited with the appropriate Governmental Authority, by Parent, the Company, the Holder Representative, or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.7 Holdback.

(a) After the Closing, subject to the terms and conditions set forth herein, the holders of Company Interests shall have the contingent right to receive additional consideration from Parent based on the performance of Parent if the requirements as set forth in this Section 3.7 are achieved. If during the three (3) year period following the Closing Date (the “Holdback Period”), the price per share of Parent Common Stock on any twenty (20) trading days in any thirty (30) day trading period (i) equals or exceeds Twelve U.S. Dollars ($12.00) (the “First Share Price Trigger”), or (ii) equals or exceeds Fourteen U.S. Dollars ($14.00) (the “Second Share Price Trigger,” and, together with the First Share Price Trigger, each a “Share Price Trigger” and collectively, the “Share Price Triggers”) then, for each Share Price Trigger that is achieved, the holders of Company Interests as of immediately prior to the Effective Time shall receive additional consideration (in accordance with their Pro Rata Share) from Parent (each, a “Holdback Release”) of Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock released from escrow (which shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like that occur after the Closing and prior to the relevant Holdback Release) (collectively, the “Ittella Holdback Shares”). For the avoidance of doubt and notwithstanding anything contained in this Agreement, the holders of Company Interests shall have the right to receive no more than two Holdback Releases, a Holdback Release may only be achieved once with respect to any Share Price Trigger and the aggregate sum of all Holdback Releases, together with a Change of Control Holdback Release, issuable hereunder (assuming both Share Price Triggers are achieved and/or a Change of Control occurs during the Holdback Period), shall be a maximum of 5,000,000 shares of Parent Common Stock (which shall be equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like that occur after the Closing and prior to the relevant Holdback Release).

(b) If, during the Holdback Period, there is a Change of Control, then any Holdback Release that has not previously been released from escrow to the Holder Representative (whether or not previously earned) shall be deemed earned (and the applicable Share Price Trigger achieved, as applicable) and due by Parent to the Holder Representative (for further delivery to the Pre-Closing Holders) upon such Change of Control (a “Change of Control Holdback Release.” For purposes hereof, “Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving Parent in which the holders of all of the outstanding Equity Interests in Parent immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding Equity Interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of Parent’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), that were not directly or indirectly (including through Affiliates), beneficially or of record, equityholders of Parent prior to the consummation of such transactions (other than as a result of a sale of Equity Interests in a secondary transaction by any single Pre-Closing Holder that is not otherwise approved by the disinterested independent directors of the board of directors of Parent); or (iii) the consummation of the sale of all or substantially all of the assets of Parent and its Subsidiaries (including the Company), taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of Parent, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

(c) If, during the Holdback Period, there is a final determination in accordance with this Section 3.7 that the holders of Company Interests are entitled to receive a Holdback Release or Change of Control Holdback Release, then Parent and the Holder Representative shall jointly direct the Escrow Agent to release from Escrow a number of shares equal to such Holdback Release within ten (10) Business Days following the date on which the applicable Price Trigger was met or exceeded, or a Change of Control occurred, as applicable.

(d) Any Ittella Holdback Shares that have not been released during the Holdback Period pursuant to this Section 3.7 within five (5) Business Days following the date that it is finally determined that the holders of Company Interests are not entitled to or eligible to receive any further Holdback Releases or a Change of Control Holdback Release under this Agreement, Parent and the Holder Representative shall jointly direct the Escrow Agent to release from escrow to Parent for immediately cancellation all such Ittella Holdback Shares that have not been released.

(e) Any Ittella Holdback Shares released from escrow pursuant to this Section 3.7 shall be treated as an adjustment to the Merger Consideration for federal and applicable state and local income Tax purposes except as otherwise required by Law.

3.8 Sponsor Earnout Shares.

(a) In accordance with the Sponsor Earnout Letter entered into on or about the date hereof by and among the Sponsor, the Parent, the Company and the Holder Representative in the form attached as Exhibit J (the “Sponsor Earnout Letter”), the Sponsor has agreed that effective upon the Closing, the Sponsor will subject 2,500,000 shares of Parent Common Stock owned by the Sponsor (the “Sponsor Earnout Shares”) to potential forfeiture if the Share Price Triggers are not achieved by the Parent pursuant to Section 3.7, with such Sponsor Earnout Shares vesting pursuant to the terms of this Section 3.8. Certificates representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement. In addition, any transfer agent for Parent Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested.

(b) Until all of the Sponsor Earnout Shares have become fully vested, fifty percent (50%) of the Sponsor Earnout Shares shall become fully vested and no longer subject to forfeiture upon each date of final determination pursuant to Section 3.8(a) that (i) the First Share Price Trigger has been achieved and (ii) the Second Share Price Trigger has been achieved, in each case, that the applicable Holdback Releases has become required to be issued as a result thereof. For the avoidance of doubt and notwithstanding anything contained in this Agreement, no more than fifty percent (50%) of the Sponsor Earnout Shares shall become fully vested for each Share Price Trigger that has been achieved. In the event of a Change of Control, all unvested Sponsor Earnout Shares shall immediately vest and no longer be subject to forfeiture upon such Change of Control.

(c) Any Sponsor Earnout Shares that have not vested pursuant to this Section 3.8 on or prior to the date that it is finally determined that the holders of Company Interests are not entitled to or eligible to receive any further Holdback Releases under this Agreement, will be forfeited by the Sponsor after such date, and returned to Parent for immediate cancellation.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules (to the extent arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV, or otherwise validly disclosed in accordance with Section 10.8), the Company represents and warrants to the Parent Parties as of the date of this Agreement and as of the Closing Date, other than as specifically identified to be true and correct as of a different date, as follows:

4.1 Incorporation. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its properties and assets and to conduct its business as it is now being conducted. Copies of the Organizational Documents of the Company, as currently in effect and made available by the Company to Parent, are true and complete, and the Company is not in default under or in violation of any provision thereof. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or lease of its properties or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.2 Subsidiaries.

(a) The Subsidiaries of the Company and their jurisdictions of incorporation or organization are set forth on Schedule 4.2. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their respective jurisdictions of incorporation or organization and have the power and authority to own, lease or operate their respective properties and assets and to conduct their respective businesses as now being conducted.

(b) The Company has previously made available to Parent or its representatives true and complete copies of the Organizational Documents of its Subsidiaries, as currently in effect, and no Subsidiary is in default under or in violation of any provision thereof. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing (or equivalent thereof) as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership, operation or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

4.3 Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate expressly contemplated hereby (the “Transaction Agreements”) to which it is a party (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Agreements to which it is a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, and no other corporate proceeding on the part of the Company or any of its Subsidiaries is necessary to authorize this Agreement or any of the Transaction Agreements (other than the Written Consent). This Agreement has been, and each of the Transaction Agreements to which the Company is a party has been, or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming this Agreement and each of the Transaction Agreements to which the Company is a Party constitutes a legal, valid and binding obligation of the applicable Parent Party) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4 No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement and the Transaction Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not (a) violate any provision of, or result in the breach of, any applicable Law to which the Company, any of its Subsidiaries or any of their respective properties or assets is subject, except as would not be material to the Company and its Subsidiaries, taken as a whole, (b) conflict with, result in a breach or violation of or constitute a default under any of the provisions of the Organizational Documents of the Company or any of its Subsidiaries, (c) violate any provision of, result in a breach of, require a consent under, terminate or result in the termination of, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, modification, imposition of additional obligations or loss of rights or payment becoming due under any Company Material Contract, Lease or Company Lease, or result in the creation of any Lien under any such Contract, or otherwise upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event that, with or without notice or lapse of time or both, would result in any such violation, breach, termination or right or creation of a Lien or (d) result in a violation or revocation of any Permit.

4.5 Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any applicable foreign competition Law, (b) compliance with any applicable requirements of the securities Laws, (c) as otherwise disclosed on Schedule 4.5, (d) the filing of the Merger Certificate in accordance with the DGCL and (e) any consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority, the failure to obtain of which would not be material to the Company and its Subsidiaries, taken as a whole.

4.6 Capitalization of the Company.

(a) As of the date hereof, the authorized capital of the Company consists of 20,000 shares of Common Stock. As of the date hereof, there are 8,230 shares of Common Stock issued and outstanding. After giving effect to the Restructuring, the authorized capital of the Company will consist of 19,000 shares of Common Stock, 1 share of Class A Special Stock, and 1 share of Class B Special Stock, and 998 shares of Preferred Stock, of which 9,406 shares of Common Stock, 1 share of Class A Special Stock, and 1 share of Class B Special Stock will be issued and outstanding as of the Closing. All of the issued and outstanding Company Interests have been duly authorized and validly issued and are fully paid and nonassessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which it or its securities are bound. Upon the consummation of the Closing, Parent will be the beneficial owner of the entire capital stock of the Company, free and clear of all Liens other than any restrictions on sales of securities under applicable securities Laws. No Company Interests are held in the treasury of the Company.

(b) Other than the outstanding Company Interests and except as set forth on Schedule 4.6(b), neither the Company nor any of its Subsidiaries has any (i) outstanding Equity Interests, (ii) other commitments or agreements providing for the issuance of additional Equity Interests, the sale of treasury interests, or for the repurchase or redemption of any Equity Interests, or (iii) agreements of any kind that may obligate the Company or any such Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests of or held by itself or any other Person. Except for this Agreement, the Company Certificate and as set forth on Schedule 4.6(b), neither the Company nor any of its Subsidiaries is party to (and, to the knowledge of the Company, none of their respective Equity Interests is subject to) any other voting trust, proxy, power-of-attorney or other agreement or understanding with respect to the voting, transfer, exchange or pledge of any Equity Interests. No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for any Equity Interests in the Company or any of its Subsidiaries.

(c) All of the Company’s and its Subsidiaries’ securities have been granted, offered, sold and issued in material compliance with all applicable securities Laws.

4.7 Capitalization of Subsidiaries.

(a) The outstanding Equity Interests in each of the Company’s Subsidiaries set forth (or required to be set forth) on Schedule 4.2 have been duly authorized (if applicable) and validly issued and (if applicable) are fully paid and nonassessable and were not issued or acquired in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, such Subsidiary’s Organizational Documents or any Contract to which the Company or any such Subsidiary is a party or by which it or its securities are bound. Except for the Permitted Liens and as set forth on Schedule 4.7(a), the Company or one or more of its Subsidiaries owns of record and beneficially all the issued and outstanding Equity Interests in such Subsidiaries, free and clear of any Liens other than restrictions on sales of securities under applicable securities Laws.

(b) Except for the Equity Interests of the Subsidiaries set forth on Schedule 4.2 and as set forth on Schedule 4.7(b), neither the Company nor any of its Subsidiaries owns, controls or has any rights or obligations to redeem or acquire, directly or indirectly, any capital stock or other Equity Interest in any other Person. After giving effect to the Restructuring, each of the direct and indirect Subsidiaries of the Company will be a direct or indirect wholly-owned Subsidiary of the Company.

(c) Except as disclosed in the Interim Financial Statements or as set forth on Schedule 4.7(c), since the Balance Sheet Date the Company has not declared or paid any distribution or dividend in respect of its Equity Interests and has not repurchased, redeemed or otherwise acquired any Equity Interests of the Company, and the Company Board has not authorized any of the foregoing.

4.8 Financial Statements.

(a) Correct and complete copies of the following financial statements of the Company and its Subsidiaries have been made available to Parent or its representatives: (i) the reviewed consolidated balance sheets, income statements, shareholders’ equity and cash flows as of and for the fiscal years ended December 31, 2018 and December 31, 2019 (the financial statements described in this clause (i), collectively, the “Reviewed Financial Statements”) and (ii) the unaudited unconsolidated internally-prepared balance sheet and income statement as of and for the 3-month period ended March 31, 2020 (such date, the “Balance Sheet Date”, and such financial statements, the “Interim Financial Statements” and, together with the Reviewed Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto): (i) are true, correct, complete, (ii) were prepared from and are consistent with the books and records of the Company and its Subsidiaries, (iii) present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements (with the exception that the Interim Financial Statements are not consolidated), and (iv) except as set forth on Schedule 4.8(a) and except for the Interim Financial Statements, are presented in conformity with GAAP as applicable to non-public companies applied on a consistent basis throughout the periods indicated.

(b) Prior to the Closing, the Company will have established and, from the date of such establishment, maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. To the Company’s knowledge, since January 1, 2017, the Company has not identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting.

(c) Prior to the Closing, the Company will establish and, from the date of such establishment, maintain, disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures will be designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(d) Other than as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810).

(e) The accounts receivable reflected in the books and records of the Company and its Subsidiaries: (i) have arisen from bona fide transactions entered into by the Company or such Subsidiary involving the actual sale of Company Products in the ordinary course of business to Persons that are not Affiliates of the Company; and (ii) except to the extent reserved for in the Interim Financial Statements, constitute only valid, undisputed claims not subject to claims of set-off or other defenses or counterclaims. To the knowledge of the Company, no account debtor intends not to (based on COVID-19, COVID-19 Measures, or otherwise) pay any material accounts receivable within ninety (90) days of invoice. Since the Balance Sheet Date, collection of accounts receivable by the Company and its Subsidiaries has been and is consistent with past practices.

(f) All accounts payable and notes payable of the Company and its Subsidiaries, whether reflected in the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice.  Since the Balance Sheet Date, the Company and its Subsidiaries have paid their respective accounts payable in the ordinary course of business consistent with past practices.

(g) The inventories and raw materials of the Company and its Subsidiaries reflected in the Financial Statements are of a quantity and quality usable and saleable in the ordinary course of business within a reasonable period of time and without discount outside of the ordinary course of business, are merchantable and fit and sufficient for their particular purpose, are not slow-moving or obsolete and are reasonable in kind and amount in light of the normal needs of the Company. To the knowledge of the Company, COVID-19 and COVID-19 Measures have not prevented or impaired the Company or any of its Subsidiaries from maintaining an adequate quantity of inventory and raw materials, including as a result of any disruption in supply chains affecting the Company’s or any of its Subsidiaries’ supply of inventory and raw materials. None of the inventory of the Company or any of its Subsidiaries is subject to any consignment, bailment, warehousing or similar Contract.

4.9 Undisclosed Liabilities; Indebtedness.

(a) Except as set forth on Schedule 4.9(a), there is no liability, debt or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) of the Company or any of its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries (none of which relate to any breach of Contract, breach of warranty, tort, infringement, violation of Law, Order, Action or, to the knowledge of the Company, COVID-19 Measure), (iii) incurred in connection with the transactions contemplated by this Agreement or (iv) that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) Other than as set forth in the Interim Financial Statements or on Schedule 4.9(b), there is no Indebtedness of the Company and its Subsidiaries as of the date hereof.

(c) Neither the Company nor any of its Subsidiaries has applied for or received any loan, exclusion, forgiveness or other item pursuant to any COVID-19 Measure, including, but not limited to, any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other United States Small Business Administration loan.

(d) Following the Closing, neither the Company nor any of its Subsidiaries shall have any liability for or relating to the Restructuring.

4.10 Litigation and Actions. Except as set forth on Schedule 4.10 or as would not, if adversely determined, be material to the Company or any of its Subsidiaries, there is no (a) Action of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, whether at law or in equity or (b) to the knowledge of the Company, material investigation (internal or external) against or relating to the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries. There is no material unsatisfied judgment or any material open injunction binding upon the Company or any of its Subsidiaries.

4.11 Compliance with Laws. Except with respect to matters set forth on Schedule 4.11 or as otherwise would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with and, since January 1, 2017, have complied in all material respects with, all applicable Laws and, to the knowledge of the Company, COVID-19 Measures. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Authority, or employee, independent contractor or other material business relationship of the Company or any of its Subsidiaries, that it is or has been in violation of any Law or COVID-19 Measure.

4.12 Contracts; No Defaults.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Parent (including written summaries of oral Contracts), true, correct and complete copies of, each Contract described in clauses (i) through (xxii) below to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries, or any of their properties or assets are bound or affected (each contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”).

(i) Each Contract (other than (x) purchase orders with suppliers or customers entered into in the ordinary course of business and (y) Contracts of the types (without giving effect to dollar thresholds) described in other clauses of this Section 4.12(a)) that the Company reasonably anticipates will involve aggregate annual payments or consideration furnished by or to the Company and its Subsidiaries of more than $250,000 annually;

(ii) Each mortgage, note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by the Company or any of its Subsidiaries or security agreement or other Contract or instrument that grant any Lien on any material asset of the Company or any of its Subsidiaries;

(iii) Each Contract (A) for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company or any of its Subsidiaries (other than in the ordinary course of business), in each case, involving payments in excess of $100,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing and (B) for the acquisition of any property or Person or any business division thereof with amounts owing as deferred purchase price, including all seller notes and “earn-out” payments;

(iv) Each Lease;

(v) Each lease or sublease of, or Contract that otherwise permits a Person to lease or use, any personal property (other than leases or subleases for personal property and conditional sales agreements with annual required payments of less than $20,000);

(vi) each joint venture Contract, partnership Contract, limited liability company Contract, strategic alliance Contract or other similar Contract with a third party involving any sharing of profits, losses, costs or liabilities pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(vii) Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $100,000;

(viii) Each Contract pursuant to which the Company or any of its Subsidiaries licenses or otherwise grants a right to any Person to (A) manufacture or reproduce any products, services or technology of the Company or any its Subsidiaries or (B) sell or distribute any products, services or technology of the Company or any of its Subsidiaries;

(ix) Each Contract containing covenants expressly limiting the freedom of the Company or any of its Subsidiaries to compete with any Person in a product line or line of business or to operate in any geographic area;

(x) Each Contract granting to any person (other than the Company) an option or a first-refusal, first-offer or similar preferential right to purchase or acquire any material assets of the Company or any of its Subsidiaries;

(xi) Each Contract granting any exclusivity, “most favored nations”, “take or pay” or similar rights;

(xii) Each Contract that involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of the Company or any of its Subsidiaries;

(xiii) Each Contract set forth on Schedule 4.21(j);

(xiv) Each Contract that provides for a loan or advance of any amount to any director or officer of the Company or any of its Subsidiaries, other than (A) advances for travel, relocation and other appropriate business expenses in the ordinary course of business or (B) other customary employee benefits made generally available to all employees;

(xv) Each Contract with any supplier (A) that is a sole source supplier to the Company and its Subsidiaries or (B) from which the Company and its Subsidiaries source substantially all of their supply of any material product or service, except where the Company and its Subsidiaries would likely be able to replace such source of supply with a substitute supply at substantially the same volume, on substantially comparable terms and without material delay;

(xvi) Each employment, severance, retention, or independent contractor Contract with any employee or independent contractor pursuant to which such employee or independent contractor is eligible to receive an annual base salary in excess of $100,000;

(xvii) Each Contract concerning the manufacture of products for or on behalf of any other Person, or pursuant to which any other Person manufactures products for or on behalf of the Company or any of its Subsidiaries, including any private label manufacturing and/or supply Contract;

(xviii) Each collective bargaining agreement, works council agreement or other similar Contract with any labor union or employee representatives;

(xix) Each Contract relating to any hedge, swap, collar, forward, future, warrant, option or other derivative transaction;

(xx) Each Contract under which any of the benefits thereunder, to any Person party thereto, shall be increased, or the vesting of benefits of which shall be accelerated, by the consummation of any transaction contemplated hereby or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated hereby;

(xxi) Each settlement or coexistence agreement with respect to any pending or threatened Action (A) entered into within twelve (12) months prior to the date of this Agreement, other than settlement agreements for cash only (which has been paid) that does not exceed $25,000 as to such settlement or (B) with respect to which unsatisfied amounts remain outstanding; and

(xxii) Each Contract for a charitable or political contribution.

(b) Except as would not, individually or in the aggregate reasonably be expected have a Material Adverse Effect, and except as set forth on Schedule 4.12(b), with respect to each Company Material Contract (i) each is in full force and effect, subject to the Remedies Exception, (ii) each represents valid and binding obligations of the Company or the applicable Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto, (iii) no party to any such Contract has made a claim of force majeure, (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (v) neither the Company nor any of its Subsidiaries has received any written claim or written notice of material breach of or material default under any such Contract which remains unresolved, and (vi) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both) by the Company or its applicable Subsidiaries or any other party thereto.

(c) Neither the Company nor any of its Subsidiaries has any Contract with any Governmental Authority.

4.13 Company Benefit Plans.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of each Company Benefit Plan. “Company Benefit Plan” means each Plan, including any Non-US Plan, providing compensation or benefits to any director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries, which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any actual or contingent obligation or liability. “Non-US Plan” means each Company Benefit Plan maintained, sponsored or contributed to primarily for the benefit of any current or former director, officer, employee, independent contractor or consultant of the Company or its Subsidiaries based outside of the United States. Each Company Benefit Plan, including Plan documents and any amendments thereto, has been made available to Parent or its representatives.

(b) With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. Neither the Company nor any of its Subsidiaries is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company or any of its Subsidiaries have any Liability with respect to any (i) collectively-bargained for plans, (ii) defined benefit pension plans, (iii) “multiple employer plans” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (iv) “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA, in each case, whether or not subject to the provisions of ERISA.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries, each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the knowledge of the Company, no fact exists which would reasonably be expected to materially and adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and its Subsidiaries, with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred in any respect; (iii) no Action is pending, or to the knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due have been made in all respects as required under ERISA or have been fully accrued for in the Interim Financial Statements.

(e) Except as set forth in Schedule 4.13(e), neither the Company’s execution of, nor the performance of the transactions contemplated by, this Agreement will, either alone or in connection with any other event, (i) result in any payment, severance or benefit becoming due to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount of any compensation, severance, or benefits payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation, severance, or benefit due to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has any obligation or commitment to “gross up” any Person with respect to Taxes under Section 409A or 4999 of the Code.

(f) Each Company Benefit Plan that is a nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been maintained in all material respects in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(g) With respect to each Non-US Plan, (i) each Non-US Plan required to be established, registered or approved has been established, registered or approved and has been maintained, administered, funded and contributed to in compliance in all material respects with, and is in good standing under, applicable Laws and Governmental Authorities; (ii) each Non-US Plan that is intended to qualify for favorable tax benefits under the applicable Laws of any jurisdiction is so qualified, and no condition exists and no event has occurred that would be reasonably expected to result in the loss or revocation of such status; (iii) each Non-US Plan that is required to be funded and/or book-reserved is funded and/or book-reserved, as appropriate, in accordance in all material respects with Italian GAAP and, if required, applicable Laws; and (iv) there are no material unfunded liabilities or material termination indemnities related to any period of time prior to the Closing under any Non-US Plan or with respect to any employees or former employees of the Company or any of its Subsidiaries based outside of the United States, except for any such liabilities reflected on the Financial Statements.

4.14 Labor Relations.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, trade union agreement, or other similar agreement for the representation of employees. With respect to the Company and its Subsidiaries, as of the date hereof there has been no labor strike, slowdown, work stoppage, picketing, labor shortage or other labor disruption (whether as a result of COVID-19, COVID-19 Measures or otherwise) or, to the knowledge of the Company, have any been threatened against the Company or any of its Subsidiaries. No union or labor representative organizing activities are taking place or have taken place since January 1, 2017 at any of the locations operated by the Company or its Subsidiaries.

(b) Schedule 4.14(b) sets forth a true, correct and complete list of each current employee of the Company and its Subsidiaries who receives an annual base salary in excess of $100,000, including such employee’s title, current annual rate of compensation or hourly wage, current target bonus opportunity, status (full-time or part-time, exempt or non-exempt, and active or on leave), and date of hire. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the purposes of applicable Law, including the Code, all employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects.

(c) Except as set forth on Schedule 4.14(c) and except as has been mandated by Governmental Authority, as of the date hereof neither the Company nor its Subsidiaries has had, nor to the knowledge of the Company are there any facts that would give rise to, any workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any changes to benefit or compensation programs, nor are any such changes currently contemplated.

(d) The Company and its Subsidiaries are and, since January 1, 2017 have been, in compliance in all material respects with all applicable Laws relating to employment, wages and hours, immigration, plant closings and layoffs under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and other similar applicable Laws, unemployment insurance, workers’ compensation, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards wages and hours, affirmative action, civil rights, background checks, hiring practices, and occupational health and safety. There are no Actions pending, or to the knowledge of the Company, threatened against the Company or its Subsidiaries by or on behalf of any current or former employee of the Company or its Subsidiaries related to any labor or employment matter, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) The Company and its Subsidiaries have not, since January 1, 2017, (i) taken any action that constitutes a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act or similar state, local, or foreign Laws, or (ii) incurred any liability under the WARN Act or similar state, local, or foreign Laws that remains unsatisfied.

(f) The Company and its Subsidiaries have paid in full or, to the extent not yet due, accrued on the Financial Statements, (i) to their respective employees and former employees, any wages, salaries, bonuses, commissions, overtime, cash-outs of accrued and unused vacation or paid time off, leave or severance amounts, and any other compensation due and payable to such Persons, and (ii) to their respective independent contractors, consultants, and temporary employees, any fees for services due and payable to such Persons.

(g) Neither the Company nor any of its Subsidiaries has incurred any liability or losses for a failure to provide information or to consult with works councils or unions under applicable Law. Neither the Company nor any of its Subsidiaries has incurred any liability or losses for a failure to provide information or to consult with employees, works councils, unions or other employee representatives under applicable Laws of Italy.

(h) The Company has made available to Parent or its representatives a true, correct and complete list of each independent contractor, temporary employee, and consultant currently providing services to the Company or its Subsidiaries who receives annual cash compensation in excess of $100,000, including the present rate of compensation payable by the Company or its Subsidiaries to each such independent contractor, temporary employee, and consultant.

4.15 Taxes.

(a) All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) in accordance with all applicable Laws; and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have (i) timely paid all Taxes that are due and payable by the Company and its Subsidiaries (whether or not such Tax is shown as payable on a Tax Return) and (ii) fully accrued all Taxes that are not yet due and payable on the Financial Statements in accordance with GAAP.

(c) The Company and its Subsidiaries have timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. The Company and its Subsidiaries timely remitted all withheld Taxes to the proper Governmental Authority in accordance with all applicable Laws.

(d) No audit or other proceeding by any Governmental Authority is in progress, pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries with respect to any Taxes due from the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary of the Company has received written notice from any Governmental Authority that the Company or any of its Subsidiaries is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company or such Subsidiary does not file Tax Returns or pay Taxes. Except as set forth on Schedule 4.15(d), neither the Company nor any Subsidiary of the Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction relating to any Taxes that has not been fully resolved or settled.

(e) There are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would be liable after the Closing Date for a Tax liability of any Person that is neither the Company nor one of its Subsidiaries. Neither the Company nor any Subsidiary of the Company is liable for Taxes of any other Person (other than the Company or any Subsidiary of the Company) as a result of successor liability, transferee liability, or joint or several liability under Law (including pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws), or otherwise.

(f) Neither the Company nor any of its Subsidiaries has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code (other than a reorganization described in Section 368(a)(1)(F) of the Code). Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” (or a substantially similar transaction) that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(h) The aggregate unpaid Taxes of the Company and each Subsidiary of the Company do not exceed the reserves for current Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the most recent balance sheet included in the Financial Statements (without regard any notes thereto). Since the date of the most recent balance sheet included in the Financial Statements, neither the Company nor any Subsidiary of the Company has (i) incurred any Taxes outside the ordinary course of business, (ii) changed a method of accounting for Tax purposes, (iii) entered into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, (iv) surrendered any right to a Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, (vii) changed or revoked any material Tax election, or (viii) made any Tax election inconsistent with past practices.

(i) There are no Liens for Taxes on any assets of the Company or any Subsidiary of the Company, other than Permitted Liens.

(j) Neither the Company nor any Subsidiary of the Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is the Company.

(k) Neither the Company nor any Subsidiary of the Company has a request for a private letter ruling, a request for technical advice, or another similar request pending with any Governmental Authority that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries. No power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force. Neither the Company nor any Subsidiary of the Company has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(l) Neither the Company nor any Subsidiary of the Company is required to include any item of income in, or exclude any item of deduction from, its taxable income for any period (or portion thereof) beginning after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local, or non-U.S. Laws), (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws), (iii) any prepaid amounts received or paid on or prior to the Closing or deferred revenue realized on or prior to the Closing other than deferred revenue set forth on the most recent balance sheet included in the Financial Statements or accrued in the ordinary course of business since the date thereof, (iv) a change in method of accounting made before the Closing Date with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period), or (v) a Tax agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121 or any “gain recognition agreements” entered into under Code Section 367) on or prior to the Closing Date. Neither the Company nor any Subsidiary of the Company currently uses the cash method of accounting for Income Tax purposes. Neither the Company nor any Subsidiary of the Company has made an election under Section 965(h) or Section 965(n) of the Code. Neither the Company nor any of its Subsidiaries has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has deferred any income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, Section 456 of the Code, or any corresponding or similar provisions of Law.

(m) Neither the Company nor any of its Subsidiaries is (or has ever been) a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(n) Neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction.

(o) Except for shares of the Company stock for which a valid and timely election has been made under Section 83(b) of the Code, as of the Closing Date, no outstanding share of stock of the Company is subject to a “substantial risk of forfeiture” for purposes of Section 83 of the Code.

(p) The Company duly elected to be treated as an S corporation pursuant to Code Section 1362(a) and the Laws of each state and other jurisdiction in which the Company conducts business or could otherwise be subject to income Taxes.  Each of these elections was initially effective as of the Company’s date of incorporation and was effective at all times prior to the Contributions.   No event has occurred (or fact has existed) that would preclude the Company from initially qualifying as an S corporation under Code Section 1361(a) or which would terminate the Company’s S corporation status (other than the Contributions).  No Governmental Entity has challenged the effectiveness of any of these elections. At all times prior to the Contributions, Ittella was properly classified as either an S corporation pursuant to Code Section 1362(a) and the Laws of each state and other jurisdiction in which Ittella conducts business or could otherwise be subject to income Taxes, as a qualified subchapter S subsidiary pursuant to Code Section 1361(b)(3)(B), or as a partnership for federal and applicable state and local income Tax purposes. At all times after the Contributions, Ittella will be treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii). At all times prior to the Contributions, Ittella Italy was properly classified as a partnership for federal and applicable state and local income Tax purposes. At all times after the Contributions, Ittella Italy will be treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii). Each Subsidiary of the Company (other than Ittella and Ittella Italy) has been treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Code Section 1361(b)(3)(B) or Treasury Regulation Section 301.7701-3(b)(1)(ii) at all times since its respective formations and no election has been made (or is pending) to change such treatment.

(q) Neither the Company nor any of its Subsidiaries engages in (or has engaged) in a trade or business in a country other than the country in which the Company or such Subsidiary of the Company is incorporated or otherwise organized.

(r) Schedule 4.15(r) sets forth a true and complete list of elections that have been made (or are pending) and actions that have been taken (or are pending) by the Company or any of its Subsidiaries pursuant to Sections 2301-2308 of the CARES Act or Sections 7001-7005 of the Families First Act.

4.16 Brokers’ Fees. Except for Harrison Co. or its Affiliate, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which the Company or any of its Subsidiaries (or as a result of the Merger, any Parent Party) would be liable in connection with the Transaction based upon arrangements made by the Company or any of its Subsidiaries.

4.17 Insurance.

(a) Schedule 4.17(a)(i) contains a true, correct and complete list of all binders and policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance obtained, maintained or held by, or on behalf of, the Company or any of its Subsidiaries as of the date of this Agreement. True and complete copies of such insurance policies have been made available to Parent. Except as set forth in Schedule 4.17(a)(ii), since January 1, 2017, (i) neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any such insurance policies, canceling or materially and adversely modifying any such policy or denying renewal of coverage thereunder and (ii) all premiums on such insurance policies due and payable have been paid in full.

(b) There are no material outstanding insurance claims of the Company or any of its Subsidiaries that have been denied or disputed by the applicable insurer and there is no outstanding reservation of rights under any applicable insurance policy. The Company and its Subsidiaries maintain, and at all times since January 1, 2017 have maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Company and its Subsidiaries against insurable losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations. Except as set forth on Schedule 4.17(b), neither the Company nor any of its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, co-insurance program, retrospective premium program or captive insurance program (excluding any programs that would be considered Plans and any workers’ compensation programs or plans).

4.18 Permits. Except as set forth on Schedule 4.18, the Company and its Subsidiaries currently possess and are in material compliance with, all of the material licenses, approvals, consents, registrations, authorizations, accreditations, concessions, variances, waivers, exemptions and permits (collectively, “Permits”) necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted and as conducted during the periods reflected in the Financial Statements. Since January 1, 2017, (i) there has not occurred any default in any material respect under any Permit by the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority relating to the revocation, non-renewal or modification of any Permit or with respect to any failure by the Company or any of its Subsidiaries to have any Permit required in connection with the operation of their businesses, and (iii) to the knowledge of the Company, there have been no threatened Actions before or by any Governmental Authority that would reasonably be expected to result in the revocation, suspension or termination of any Permit.

4.19 Tangible Personal Property; Sufficiency of Assets.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns and has good and valid title to, or has a good and valid lease or license to use, all machinery, equipment and other tangible personal property reflected on the books of the Company and its Subsidiaries as owned, leased or licensed (as applicable) by the Company or one of its Subsidiaries, free and clear of all Liens (other than Permitted Liens).

(b) All such tangible personal property is in good working order and condition, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used by the Company and/or its applicable Subsidiaries and has been maintained in accordance with normal industry practice. Such tangible personal property, together with the Company Material Contracts, the Real Property (excluding any portion thereof subject to the Company Leases) and the Company Intellectual Property, are all of the material assets required for, and are adequate and sufficient for, the operation of the business of the Company and its Subsidiaries as currently conducted and as conducted during the periods reflected in the Financial Statements.

4.20 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any Owned Real Property.

(b) Schedule 4.20(b)(i) sets forth a true, correct and complete list of (i) each Leased Real Property and (ii) all leases, subleases, leases of going concern (contratti di affitto d’azienda or contratti d’affitto di ramo d’azienda), licenses and other agreements allowing for the lease, use or occupancy of such Leased Real Property by the Company or its Subsidiaries (along with all amendments, modifications and supplements thereto) (collectively, the “Leases”). Except as set forth on Schedule 4.20(b)(ii), (x) the Company or one of its Subsidiaries has a valid, binding and enforceable leasehold estate in, and, as to the Company’s leasehold estate in and to the Leased Real Property, enjoys peaceful and undisturbed possession of such Leased Real Property, subject to the Remedies Exceptions and any Permitted Liens and (y) neither the Company nor any of its Subsidiaries has received any written notice from any lessor, licensor or other counterparty of such Leased Real Property of, nor does the Company have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by any party to the Leases. The Company has made available to Parent a true, correct and complete copy of all Leases.

(c) The Company has delivered to Parent copies of all current leases, licenses, and other occupancy agreements entered into by the Company or any of its Subsidiaries as sub-landlord or sub-licensor of the Leased Real Property (collectively, the “Company Leases”). All Company Leases, including all amendments, modifications and supplements thereto, have been made available to Parent or its Representatives. The Company and its Subsidiaries have performed and observed in all material respects all covenants, conditions and agreements required to be performed or observed by the applicable Company or its Subsidiaries in connection with the Company Leases. Neither the Company nor its Subsidiaries are in default under any of the Company Leases, and, to the knowledge of the Company, no event or circumstance exists that, with notice or lapse of time, or both, would constitute a default on the part of the Company or any of its Subsidiaries. To the knowledge of the Company, (i) no tenant, licensee or other occupant is in default under any of the Company Leases, and (ii) no event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by the tenant, licensee or occupant.

(d) Neither the Company nor any of its Subsidiaries has received written notice of (i) any condemnation, eminent domain or similar proceedings affecting any parcel of Real Property, (ii) any special assessment or pending improvement liens to be made by any Governmental Authority, or (iii) violations of any building codes, zoning ordinances, other Laws or covenants or restrictions affecting any Real Property, in either case, that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Real Property, taking into account the Company Leases, constitutes all of the real property used in the operation of the Company’s and its Subsidiaries’ business.

(e) To the knowledge of the Company, there are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued operation of the business as currently conducted on any Real Property.

(f) Since January 1, 2017, no portion of the Real Property has suffered material damage by fire or other material casualty loss that has not been repaired and restored to its original condition.

(g) Neither the Company nor any of its Subsidiaries has received any written notice from any insurance company of defects or inadequacies in the Real Property that would materially and adversely affect the insurability of any parcel under any future insurance policy or may cause or result in any material adverse amendment (including a material increase in premiums under any policy listed on Schedule 4.17(a)(i)).

4.21 Intellectual Property.

(a) Schedule 4.21(a) sets forth a true, correct and complete list of all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority, quasi-governmental authority or registrar (the “Registered Intellectual Property”), and such Schedule shall include (i) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed; (ii) the registration or application date, as applicable, for each such item of Registered Intellectual Property; and (iii) the record owner of each such item of Registered Intellectual Property. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. Schedule 4.21(a) also sets forth a true, correct, and complete list of all material unregistered Owned Intellectual property (including Trademarks and Software). The Company or one of its Subsidiaries is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). All Owned Intellectual Property is valid and enforceable. The Company or one of its Subsidiaries owns all right, title, and interest in, or has a valid and enforceable written license or right to use all Company Intellectual Property. No loss or expiration of any material Owned Intellectual Property is threatened or pending, or reasonably foreseeable, except for patents or copyrights expiring at the end of their respective statutory terms (and not as a result of any act or omission by the Company or any of its Subsidiaries, including failure by the Company or any of its Subsidiaries to pay any required maintenance, renewal, or other fees).

(b) Except as set forth on Schedule 4.21(b), the Company and its Subsidiaries, the Owned Intellectual Property, the former and current conduct of the business, and all former and current products and services of the Company and each of its Subsidiaries and the manufacture, importation, use, offer for sale, sale, licensing, distribution and other exploitation thereof, have not, since January 1, 2017, infringed, misappropriated, or otherwise violated, are not infringing, misappropriating, or otherwise violating and do not infringe, misappropriate, or otherwise violate any Intellectual Property rights, or rights of publicity of any Person. Neither the Company nor any of its Subsidiaries is the subject of any pending Action that (i) alleges a claim of infringement, misappropriation, dilution or other violation of any Intellectual Property rights of any Person, or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened in writing or, to the knowledge of the Company, orally, against the Company or any Subsidiary since January 1, 2017. Except as set forth on Schedule 4.21(b), since January 1, 2017, no Person has notified the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, orally, that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries requires a license to any of such Person’s Intellectual Property rights.

(c) The IT Assets are operational as required for the needs of the business as currently conducted (subject to ordinary bugs, outages, maintenance and wear and tear), fulfill the purposes for which the IT Assets were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the needs of the business as currently conducted. The Company and its Subsidiaries have taken commercially reasonable measures to implement disaster recovery, data back-up, and security plans, procedures and facilities and have taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by any Malicious Code. The Company or one of its Subsidiaries has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software used in the business as currently conducted, with respect to the IT Assets. The IT Assets have not suffered material failure since January 1, 2017.

(d) To the knowledge of the Company, no Person is infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property. Since January 1, 2017, neither the Company nor any of its Subsidiaries has sent any written or oral notice, charge, complaint, claim, or other written assertion asserting or threatening to assert such infringement, misappropriation, or other violation.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of the Company and its Subsidiaries (and any confidential information owned by any Person to whom the Company or any of its Subsidiaries has a confidentiality obligation). No trade secrets or any other confidential information of the Company or any of its Subsidiaries or of any Person to whom the Company or any of its Subsidiaries owes a duty of confidentiality has been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person or otherwise subject to a duty of confidentiality. No current or former founder, officer, director, shareholder, member, employee, contractor, or consultant of the Company or any of its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company and its Subsidiaries have obtained from all Persons (including all current and former founders, officers, directors, shareholders, members, employees, contractors, consultants and agents) involved in the development of any Owned Intellectual Property valid and enforceable written assignments of any such Owned Intellectual Property. To the knowledge of the Company, no such Person has contested the ownership of any Owned Intellectual Property by the Company or has violated any such written confidentiality or assignment agreements.

(f) There is no Owned Software. The Company or one of its Subsidiaries has all valid licenses relating to the Software used in the business of the Company and its Subsidiaries that are reasonably necessary for the Company’s activities as currently conducted.

(g) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any of its Subsidiaries’ right to own or use any Company Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual will be owned or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries own or use any Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

(h) The Company and its Subsidiaries are and always have been in material compliance with all applicable Privacy and Security Requirements. Neither the Company, nor any Subsidiary, are aware of any notices or complaints from any Person regarding a Security Breach.  Neither the Company, nor any Subsidiary, has received any notices or complaints from any Person (including any Governmental Entity) regarding the Processing of Personal Information or Confidential Data or compliance with applicable Privacy and Security Requirements. The Company and its Subsidiaries have not received any written requests made pursuant to applicable Law, including requests for access or deletion of Personal Information, in connection with the Company’s or any Subsidiary’s Processing of Personal Information or Confidential Data. Neither the Company, nor any Subsidiary, engages in the sale, as defined by applicable Law, of Personal information.

(i) The Company and its Subsidiaries have valid and legal rights to Process all Personal Information and Confidential Data that is Processed by or on behalf of the Company and its Subsidiaries in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Company and each Subsidiary has implemented, and require third parties that Process Personal Information or Confidential Data for or on behalf of the Company or any Subsidiary to implement, reasonable and industry standard physical, technical and administrative safeguards that (i) take into account the state of the art, the cost of implementation, and the nature, scope, context, and purposes of Processing as well as the varying likelihood and severity for rights and freedoms of natural persons posed by the Processing, (ii) that are designed to protect Personal Information or Confidential Data from unauthorized access by any Person, and (iii) materially comply with all applicable Privacy and Security Requirements.

(j) Schedule 4.21(j) sets forth (i) each Contract to which the Company or any of its Subsidiaries is a party relating to the development, registration, ownership, use, exercise of, or enforcement of any Intellectual Property; and (ii) each Contract pursuant to which the Company or any of its Subsidiaries licenses Intellectual Property from or to a third party, other than (A) click-wrap, shrink-wrap and off-the-shelf, commercially available, software licenses and software as a service agreements, having a replacement cost of less than $50,000 and that is not incorporated in, combined with, linked to, or distributed with, or used to host or provide any Owned Software or product or service of the Company or any of its Subsidiaries; and (B) nonexclusive licenses granted by the Company or any of its Subsidiaries to its customers in the ordinary course of business consistent with past practice.

4.22 Environmental Matters. Except as set forth on Schedule 4.22, the Company and its Subsidiaries are in material compliance and, since January 1, 2015, have complied in all material respects with all Environmental Laws, and the Company and its Subsidiaries have not been party to any Action through which an unresolved and uncured material liability has arisen under such Environmental Laws. Except as set forth on Schedule 4.22, the Company and its Subsidiaries have timely obtained, maintain in full force and effect, hold, and are in material compliance with, and, since January 1, 2015, have complied in all material respects with, all Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries as currently or then conducted, as applicable (collectively, the “Environmental Permits”). Except as set forth on Schedule 4.22, (a) the Company has not received any written claims, notices of violation or Actions pending against the Company or any of its Subsidiaries alleging material violations of or material liability under any Environmental Law or Environmental Permit that are unresolved, and (b) to the knowledge of the Company, there are no Actions threatened against the Company or any of its Subsidiaries alleging any such material violations or any such material liability. Neither the Company nor any of its Subsidiaries has entered into or agreed to, or is subject to, any Governmental Order arising under or issued pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries has disposed of, arranged for the disposal of, transported, or released, owned or operated any property or facility contaminated by, exposed any Person to, or manufactured, distributed or sold any Hazardous Material generated by the Company or any of its Subsidiaries (including at, on, under or from any Real Property or any real property formerly owned or leased by the Company or any of its Subsidiaries during the time that the Company and its Subsidiaries owned or leased such real property), in each case in a manner that has not been in compliance with applicable Environmental Laws or that has given or, to the knowledge of the Company, would reasonably be expected to give rise to liabilities pursuant to applicable Environmental Laws. The Company and its Subsidiaries have not by contract assumed environmental liabilities of another Person. The Company and its Subsidiaries have made available to Parent all environmental audits, assessments, and reports, including Phase I environmental site assessment reports and Phase II reports, and any pleadings and documents related to any environmental Action or Governmental Order in the Company’s or any of its Subsidiary’s possession or control.

4.23 Absence of Changes.

(a) Since January 1, 2020, there has not been any Material Adverse Effect.

(b) Except as set forth on Schedule 4.23(b) or as expressly contemplated by this Agreement, since January 1, 2020, the Company and its Subsidiaries have (i) conducted their business in the ordinary course of business consistent with past practice in all material respects and (ii) not taken any action which, if it had been taken after the date hereof and prior to the Closing, would have required the consent of Parent under Section 6.1.

(c) Except as set forth on Schedule 4.23(c), as of the date hereof and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material business interruptions or material losses arising out of, resulting from or related to COVID-19 or COVID-19 Measures, whether directly or indirectly, including, but not limited to: (i) disruptions to the Company’s or any of its Subsidiaries’ supply chain, (ii) the failure of the Company’s or any of its Subsidiaries’ suppliers to timely manufacture, ship or deliver raw materials and goods, (iii) the failure of the Company’s or any of its Subsidiaries’ agents and service providers to timely perform services, (iv) labor shortages, (v) reductions in customer demand, (vi) any claim of force majeure by the Company or any of its Subsidiaries or any counterparty to any Contract to which the Company or any of its Subsidiaries is a party, (vii) non-fulfillment of customer orders, (viii) restrictions on the Company’s or any of its Subsidiaries’ operations, including reduced hours of operations, layoffs, furloughs or reduced aggregate labor hours, and (ix) restrictions on uses of the Real Property.

4.24 Affiliate Matters. Except (a) as set forth on Schedule 4.24, (b) the Company Benefit Plans, (c) Contracts relating to labor and employment matters set forth on Schedule 4.14(a), and (d) contracts between or among only the Company and its wholly-owned Subsidiaries, neither the Company nor any of its Subsidiaries is party to any Contract with (i) any present or former officer or director of the Company or any of its Subsidiaries, (ii) any Affiliate of the Company, (iii) any holder of Company Interests that would be reasonably likely to be entitled to receive three percent (3%) or more of the combined Merger Consideration, or (iv) any Related Party of any of the Persons described in clauses (i), (ii), (iii) or (iv).

4.25 Anti-Corruption Laws.

(a) Neither the Company nor any of its Subsidiaries, nor any of its or their respective directors, managers, officers or employees, or, to the Company’s knowledge, other agents, in each case, acting for or on behalf of the Company or any of its Subsidiaries, has in violation of applicable Anti-Corruption Laws offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses that go beyond what is reasonable and customary, to (i) an executive, official, employee or agent of a Governmental Authority, (ii) a director, officer, employee, or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund), in order to obtain or retain business or direct business to the Company or its Subsidiaries or to secure any improper advantage for the Company of its Subsidiaries.

(b) The Company and its Subsidiaries, and their respective directors, managers, officers and employees, and to the Company’s knowledge, other agents, in each case acting for or on behalf of the Company or any of its Subsidiaries, are in compliance with Anti-Corruption Laws applicable to the Company and its Subsidiaries. No part of the consideration to be received by the Company or its equityholders in connection with the transactions contemplated by this Agreement is intended to be used for any purpose that would constitute a violation of any applicable Anti-Corruption Law.

(c) Neither the Company nor any of its Subsidiaries has made any contribution or expenditure, whether in the form of money, products, services, facilities or discounts, for any election for political office or to any public official, except to the extent permitted by applicable Law.

4.26 International Trade Laws.

(a) Since January 1, 2015, none of the Company or any of its Subsidiaries, nor any of its or their respective directors, managers, officers, employees, or agents, in each case, acting for or on behalf of the Company or any of its Subsidiaries, has been: (A) a Sanctioned Person; (B) operating in or organized in any Sanctioned Country; (C) conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (D) otherwise in violation of any International Trade Laws. No Company Product requires a Permit from any Governmental Authority for sale or export to any jurisdiction or end-user to which a Company Product is currently shipped that is not otherwise targeted by restrictions under International Trade Laws.

(b) To the knowledge of the Company neither the Company nor any of its Subsidiaries, nor any of its or their respective directors, managers, officers or employees, or agents, in each case, acting for or on behalf of the Company or any of its Subsidiaries, is or has been, since January 1, 2015, the subject of any investigation, inquiry or enforcement Action by any Governmental Authority regarding any offense or alleged offense under International Trade Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and to the Company’s knowledge, since January 1, 2015 (i) no such investigation, inquiry or Action has been threatened in writing, or is pending, against the Company or any of its Subsidiaries, and (ii) there are no circumstances likely to give rise to any such investigation, inquiry or Action.

(c) The Company and its Subsidiaries are currently and, since January 1, 2015, have been in compliance in all material respects with all International Trade Laws, including those governing the importation of products into the United States. To the knowledge of the Company, there is no Action, including voluntary disclosures, to which the Company or any of its Subsidiaries is, or, since January 1, 2015, has been (or, to the extent the Company or a Subsidiary of the Company, as applicable, has waived the applicable statute of limitations with respect to such Action, the applicable earlier date to which such Action extends) a party related to the importation of merchandise or payment of (or failure to pay) duties or other customs payments.

4.27 Key Customers and Key Suppliers.

(a) Schedule 4.27(a) sets forth a true, correct and complete list of the ten (10) largest vendors and/or suppliers of raw materials, supplies, merchandise and other goods and services (collectively, “Goods”) to the Company’s and its Subsidiaries’ during the fiscal year ended December 31, 2019 (measured by dollar volume of purchases) (collectively, the “Key Suppliers”) and the dollar amount for which each such Key Supplier invoiced the Company or its Subsidiaries during such period. The Company and its Subsidiaries have not had any material quality control deficiencies with the Goods currently being supplied or on order from any of the Key Suppliers. Since January 1, 2020, no Key Supplier has (i) canceled, terminated, or materially modified, or threatened in writing (including via email) to cancel, terminate or materially modify its Contract, if any, with the Company or any of its Subsidiaries, (ii) refused, or threatened in writing (including via email) to refuse, to supply Goods to the Company or any of its Subsidiaries, or (iii) breached or threatened in writing (including via email) to breach or repudiate its obligations to the Company or any of its Subsidiaries in any material respect.

(b) Schedule 4.27(b) sets forth true, correct and complete lists of the ten (10) largest customers for Company Products during the fiscal year ended December 31, 2019 (measured by dollar volume of purchases) (collectively, the “Key Customers”) and the dollar amount of Company Products that each such Key Customer purchased from the Company and its Subsidiaries (on a consolidated basis) during such period. Since January 1, 2020 and other than purchase orders changed in the ordinary course of business, no Key Customer has (i) canceled, terminated, or materially modified, or threatened in writing (including via email) to cancel, terminate or materially modify its Contract, if any, with the Company or any of its Subsidiaries, (ii) materially reduced, or threatened in writing (including via email) to materially reduce, the purchase of Company Products from the Company or any of its Subsidiaries, (iii) breached or threatened in writing (including via email) to breach or repudiate its obligations to the Company or any of its Subsidiaries in any material respect, or (iv) reported in writing (including via email) any material quality control deficiencies with the Company Products currently being supplied by or on order from the Company or any of its Subsidiaries.

4.28 Information Supplied. None of the information supplied by the Company for inclusion in the Proxy Statement will, at the date of mailing of the Proxy Statement (and any amendment or supplement thereto) and at the time of Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied by the Company expressly for inclusion in any of the filings made by Parent with the SEC will, at the time filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant whatsoever with respect to any information supplied by the Parent Parties which is contained in the Proxy Statement or any filings made by Parent with the SEC.

4.29 Food Safety.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries (taken as a whole), since January 1, 2017, (i) the Company and its Subsidiaries have complied and are in compliance with (A) the applicable provisions of the Federal Food, Drug, and Cosmetic Act and the Food Safety Modernization Act and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder (the Company’s Products are not subject to regulation by the U.S. Department of Agriculture (the “USDA”)), all applicable statutes enforced by the Federal Trade Commission and the applicable Federal Trade Commission regulations and requirements, and all other applicable requirements established by any state, local or foreign Governmental Authority responsible for regulating food products (collectively with the FDA, the “Food Authorities”) and (B) all terms and conditions imposed in any Permits granted to the Company and its Subsidiaries by any Food Authority, (ii) except as set forth on Schedule 4.29(a)(ii), there has not been any actual defect or defect alleged in any lawsuit or demand from a lawyer in any of the Company Products, whether latent or patent, including any failure or alleged failure to provide adequate warnings, labeling or instructions and (iii) except as set forth on Schedule 4.29(a)(iii), there has not been any actual or, to the knowledge of the Company, alleged violation of any Law relating to any of the Company Products, or to their manufacture, shipment, import, labeling, weights and measurements, use or sale by any Food Authority, in any lawsuit or in any demand from a lawyer.

(b) Except as (i) set forth in Schedule 4.29(b) or (ii) as has not been, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries (taken as a whole): (A) since January 1, 2017, neither the Company nor any of its Subsidiaries has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal, stock recovery or replacement relating to any alleged lack of quality, safety or regulatory compliance of any Company Product, and (2) there has been no presence, release or exposure to any food contaminants or adulterants, food poisoning, pests, mold or microbial agents with respect to any Company Product, and there has not been any facility shutdown or other food-related condition with respect to any Company Product or otherwise with respect to the business of the Company or any of its Subsidiaries, in each case, that has given or would give rise to any liability or obligation of the Company or any of its Subsidiaries under Food Safety Laws.

4.30 No Additional Representations or Warranties. Except as provided in this Article IV and in the Transaction Agreements, neither Company nor any of its Subsidiaries, nor any of its or their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Parent Parties or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

Article V.
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

5.1 Organization. Each of the Parent Parties has been duly organized and is validly existing in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own, lease or operate its properties and to conduct its business as it is now being conducted. The copies of the Organizational Documents, of each Parent Party, in each case, as currently in effect and provided by Parent to the Company are true and complete, and such Parent Party is not in default under or in violation of any provision thereof. Each of the Parent Parties is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation or foreign limited liability company, as applicable, in each jurisdiction in which the ownership, operation or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent owns, beneficially and of record, all of the outstanding shares of capital stock of (or other Equity Interests in) Merger Sub.

5.2 Due Authorization. Each of the Parent Parties has all requisite power and authority to execute and deliver this Agreement and the Transaction Agreements to which such Parent Party is a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.10 and the obtaining of the Parent Stockholder Approval) to consummate the transactions contemplated hereby and thereby and to perform all obligations to be performed by such Parent Party hereunder. The execution and delivery of this Agreement and the Transaction Agreements to which it is a party by each Parent Party and the consummation by such Parent Party of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors (or equivalent governing body) of such Parent Party, and no other organizational proceeding on the part of such Parent Party is necessary to authorize this Agreement and the Transaction Agreements to which such Parent Party is a party (other than (A) the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub and (B) the adoption of this Agreement by the Parent Stockholders via the Parent Stockholder Approval). This Agreement has been, and each of the Transaction Agreements to which a Parent Party is a party has been, or will be at or prior to the Closing, duly and validly executed and delivered by each such Parent Party and (assuming this Agreement and each of the Transaction Agreements to which a Parent Party is a party constitutes a valid and binding obligation of the Company and/or the Holder Representative, as applicable) constitutes a valid and binding obligation of each such Parent Party, enforceable against each such Parent Party in accordance with its terms, subject to the Remedies Exception.

5.3 No Conflict. The execution and delivery of this Agreement and the Transaction Agreements by the Parent Parties and the consummation by them of the transactions contemplated hereby and thereby do not (a) violate any provision of, or result in the breach of, any applicable Law to which any Parent Party is subject, except as would not be material to the Parent Parties, taken as a whole, (b) conflict with, result in a breach or violation of or constitute a default under the Organizational Documents of any Parent Party, or (c) violate any provision of or result in a breach of, or require a consent under, any agreement, indenture or other instrument to which such Parent Party is a party or by which such Parent Party or its properties or assets may be bound; terminate or result in the termination of, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, modification, imposition of additional obligations or loss of rights or payment becoming due under, any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of the such Parent Party, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or right or creation of a Lien.

5.4 Litigation and Actions. Except as would not, if adversely determined, be material to Parent or any its Subsidiaries, there is no (a) Action of any nature pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, whether at law or in equity or (b) to the knowledge of Parent, material investigation (internal or external) against or relating to Parent or any of its Subsidiaries or any officer or director of Parent or any of its Subsidiaries. There is no material unsatisfied judgment or any material open injunction binding upon Parent or any of its Subsidiaries.

5.5 Capitalization.

(a) Capitalization of Parent.

(i) The authorized capital stock of Parent consists of (A) 110,000,000 shares of Parent Common Stock consisting of (1) 100,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Parent Class A Common Stock”), and (2) 10,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Parent Class B Common Stock”) and (B) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”). Subject to the Supplemental Financing, the issued and outstanding shares of Parent’s capital stock consist of (x) 20,650,411 shares of Parent Class A Common Stock, (y) 5,000,000 shares of Parent Class B Common Stock and (z) 0 shares of Parent Preferred Stock. Except for the Supplemental Financing, and those certain agreements set forth on Schedule 5.5(a)(i), no Parent Party is party to, and to the knowledge of Parent, there are no other voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of the capital stock of Parent. At the Effective Time, each share of Parent Class B Common Stock will automatically convert into one share of Parent Class A Common Stock.

(ii) All outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of Parent or any Contract to which Parent is a party or otherwise bound. All outstanding warrants of Parent have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of Parent or any Contract to which Parent is a party or otherwise bound.

(iii) Other than (A) Parent Class B Common Stock, (B) the warrants of Parent set forth in Schedule 5.5(a)(iii), and (C) the Supplemental Financing, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Parent Party is a party or by which any of them is bound obligating any Parent Party to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other Equity Interests in any Parent Party.

(iv) Each holder of any of the shares of Parent Common Stock initially issued prior to Parent’s initial public offering (A) is obligated to vote all of such shares of Parent Common Stock in favor of adopting this Agreement and approving the Merger and (B) is not entitled to elect to redeem any of such shares of Parent Common Stock pursuant to Parent’s certificate of incorporation, as amended.

(b) Capitalization of Merger Sub.

(i) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”), of which 10 shares are issued and outstanding.

(ii) All outstanding shares of the Merger Sub Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of Merger Sub or any Contract to which Merger Sub is a party or otherwise bound.

(iii) Other than the Equity Interests set forth in Schedule 5.5(b), there are no Equity Interests of Merger Sub issued and outstanding.

5.6 Subsidiaries. Except for Merger Sub, Parent does not own, control or have any rights to acquire, directly or indirectly, any Equity Interest or other investment (whether equity or debt) in any corporation, partnership, joint venture, business or other Person.

5.7 Material Contracts. Except as set forth in the Parent SEC Reports and the Supplemental Financing, none of Parent or any of its Subsidiaries is party to any Contract that would be required to be included or incorporated by reference as an exhibit to Parent’s Annual Report on Form 10-K for the year ended December 31, 2019.

5.8 Benefit Plans. None of the Parent Parties nor any of their respective Subsidiaries maintains, sponsors or contributes to, or has any actual or contingent obligation or liability under, any Plan (including, without limitation, any multiemployer plan (within the meaning of Section 3(37) of ERISA) or any pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code), nor does any Parent Party nor any Subsidiary have any obligation or commitment to create or adopt any Plan.

5.9 Compliance with Laws. Each of the Parent Parties has at all times since its incorporation or organization, as applicable, been and is in compliance in all material respects with all Laws and orders applicable to it or to its businesses or operations. Parent has not received any written notice or, to the knowledge of Parent, oral notice to the effect that a Governmental Authority has claimed or alleged that a Parent Party was not in compliance in all material respects with all Laws and orders applicable to it or to its business or properties.

5.10 Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Parent Party with respect to such Parent Party’s execution or delivery of this Agreement or the consummation by such Parent Party of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act or any similar foreign competition Law and (b) compliance with any applicable requirements of applicable securities Laws.

5.11 Brokers’ Fees. Except for fees described on Schedule 5.11 (which fees shall be the sole responsibility of Parent), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any of its Affiliates.

5.12 SEC Filings. Parent has, since its formation, timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Reports”). Each of the Parent SEC Reports, as of the respective date of its filing or, if amended, as of the date of the most recent amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any rules and regulations promulgated thereunder applicable to the Parent SEC Reports. Except to the extent available on the SEC’s web site through EDGAR, Parent has delivered to the Company copies in the form filed with the SEC of all Parent SEC reports. As of the respective date of its filing or most recent amendment, no Parent SEC Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Parent SEC Reports. Except for information supplied by or on behalf of the Company (as to which Parent makes no representation), none of the information supplied by the Parent Parties for inclusion in the Proxy Statement will, in the case of the definitive proxy statement/prospectus included therein (and any amendment or supplement thereto), at the date of mailing of the Proxy Statement (and any amendment or supplement thereto) and at the time of Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.13 Listing; Financial Statements.

(a) Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, the issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no legal proceeding pending or, to the knowledge of Parent threatened, in each case, by NASDAQ or the SEC with respect to any intention by such entity to deregister Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on NASDAQ. Parent has not taken any action that is designed to terminate the registration of Parent Common Stock under the Exchange Act.

(b) The Parent SEC Reports contain true and complete copies of the (i) audited balance sheet as of December 31, 2019, and the related statements of operations, cash flows and changes in shareholders’ equity of Parent for the year ended December 31, 2019, of Parent, together with the auditor’s reports thereon, and (ii) unaudited balance sheet as of March 31, 2020, and the related statements of operations, cash flows and changes in shareholders’ equity of Parent for the three (3) month period ended March 31, 2020, of Parent ((i) and (ii) together, the “Parent Financial Statements”). Except as disclosed in the Parent SEC Reports, the Parent Financial Statements (i) fairly present in all material respects the consolidated financial position of Parent, as at the respective dates thereof, and its results of operations and cash flows for the respective periods then ended; (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

5.14 Trust Account.

(a) As of the date hereof, Parent has no less than $207,000,000.00 in the account established by Parent for the benefit of its stockholders (the “Trust Account”) at Continental Stock Transfer & Trust Company (the “Trustee”), such monies being invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 2, 2018, between Parent and Continental Stock Transfer & Trust Company (the “Trust Agreement”).

(b) The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Remedies Exception. The description of the Trust Agreement in Parent SEC Reports is accurate in all material respects, and prior to the Closing, no Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s certificate of incorporation) is entitled to any portion of the proceeds in the Trust Account except that funds held in the Trust Account may be released (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s certificate of incorporation. There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account.

5.15 Parent Vote Required. At the meeting of Parent’s stockholders to be held to approve this Agreement (the “Parent Stockholders Meeting”), the affirmative vote of holders of a majority of (a) the issued and outstanding shares of Parent Common Stock is required to approve this Agreement and the transactions contemplated hereby and (b) the shares of Parent Common Stock that are voted at the Parent Stockholders Meeting required to approve the issuance of Parent Common Stock pursuant to this Agreement for purposes of applicable NASDAQ rules (collectively, the “Parent Stockholder Approval”). Other than the Parent Stockholder Approval, there are no other votes of the holders of Parent Common Stock or of any other class or series of the capital stock of Parent necessary with respect to the transactions contemplated hereby or any related matters.

5.16 Internal Controls; Financial Statements.

(a) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(b) Except as set forth on Schedule 5.16(b), as of the date hereof, there is no liability, debt or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) of Parent or any of its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on the Parent Financial Statements or disclosed in the notes thereto, (ii) expenses and other liabilities that have arisen since March 31, 2020 in the ordinary course of business of Parent or any of its Subsidiaries (none of which relate to any COVID-19 Measures, a breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Action), (iii) incurred in connection with the transactions contemplated by this Agreement, (iv) related to or arising from the Supplemental Financing or (v) that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

(c) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities and since July 6, 2018, Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements for external purposes in accordance with GAAP.

(d) To Parent’s knowledge, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.17 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

5.18 Certain Business Practices.

(a) Neither Parent, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Law, (iii) made any other unlawful payment or (iv) since the formation of Parent, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist it in connection with any actual or proposed transaction.

(b) The operations of Parent are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Parent with respect to the any of the foregoing is pending or, to the knowledge of Parent, threatened.

(c) None of Parent or any of its directors or officers, or, to the knowledge of Parent, any other Representative acting on behalf of Parent is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Parent has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.19 Independent Investigation. Parent and its Representative have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and Parent acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. Parent acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation, the express representations and warranties of the Company set forth in Article IV (including the related portions of the Company Disclosure Schedules) and the information provided on behalf of the Company for the Proxy Statement; and (b) none of the Company, its Subsidiaries nor their respective Representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Schedules). Without limiting the foregoing, in connection with the due diligence investigation of the Company and its Subsidiaries by Parent and its Representatives, Parent and its Representatives have received and may continue to receive after the date hereof from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information regarding the Company and its Subsidiaries and their businesses and operations (collectively, the “Forward-Looking Statements”). Parent hereby acknowledges that there are uncertainties inherent in attempting to make such Forward-Looking Statements, and that, except for the representations and warranties expressly set forth in Article IV, Parent will have no claim against the Company, its Subsidiaries, any of their respective Representatives, or any other Person, with respect thereto, including as to the accuracy or completeness of any information provided. Accordingly, for the avoidance of doubt, and without in any way limiting the provisions of this Section 5.19, Parent hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, none of the Company, its Subsidiaries or any of their respective Representatives has made or is making any express or implied representation or warranty with respect to such Forward-Looking Statements. Notwithstanding anything in this Section 5.19, nothing in this Agreement (including this Section 5.19) shall limit (i) the obligation of the Company, its Subsidiaries and their respective Representatives to ensure the accuracy of all information that is not a Forward-Looking Statement and which is provided by or on behalf of the Company for inclusion in the Proxy Statement, (ii) the liability of the Company, its Subsidiaries and their respective Representatives for the inaccuracy of any Forward-Looking Statement provided by or on behalf of the Company for inclusion in the Proxy Statement if such Forward-Looking Statement was made or approved by a Person with actual knowledge that the statement was false or misleading, or (iii) the ability and right of the Parent to rely upon the express representations and warranties set forth in Article IV.

5.20 No Additional Representations or Warranties. Except as provided in this Article V and in the Transaction Agreements, neither Parent nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

Article VI.
COVENANTS

6.1 Interim Operations of the Company. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) the termination of this Agreement in accordance with Section 8.1, and (y) the Effective Time, except as (1) set forth on Schedule 6.1 or (2) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its present business organization and (ii) keep available the services of its officers and employees and (iii) maintain existing relationships with its Key Customers and Key Suppliers; and

(b) except as is expressly contemplated in the Restructuring and set forth on Schedule 6.1, the Company shall not, and shall cause each of its Subsidiaries not to, effect any of the following:

(i) make any change in, amendment to or waiver of any provision in its Organizational Documents;

(ii) issue, sell, pledge, grant any proxy or power-of-attorney with respect to, or otherwise transfer, or authorize the issuance, sale, pledge, grant of proxy or power-of-attorney or other transfer with respect to, any Company Interests or any other Equity Interests of the Company or any of its Subsidiaries, or enter into any Contract providing for any of the foregoing;

(iii) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests;

(iv) other than sales of inventory or obsolete assets in the ordinary course of business, sell, lease, license, permit to lapse, abandon or otherwise dispose of any of its properties or assets that are material to its business, including any Owned Intellectual Property;

(v) disclose any material trade secret or other material confidential information included in the Owned Intellectual Property other than pursuant to Contracts with confidentiality obligations in favor of the Company or its Subsidiaries;

(vi) other than in the ordinary course of business consistent with past practice, (A) amend in any adverse respect any Company Material Contract, Lease or Company Lease, (B) terminate, fail to renew or extend any Company Material Contract, Lease or Company Lease, (C) waive, forfeit or relinquish any material rights under any Company Material Contract, Lease or Company Lease or (D) enter into a Contract which, had it been entered into prior to the date hereof, would have been a Company Material Contract, Lease or Company Lease;

(vii) (A) incur any Indebtedness in excess of $2,000,000, other than short-term Indebtedness, letters of credit or capital leases, incurred in the ordinary course of business consistent with past practice and refinancing of existing Indebtedness in an amount not to exceed the aggregate outstanding amount of the Indebtedness being refinanced and on terms no less favorable to the Company and its Subsidiaries than the Indebtedness being refinanced, or (B) make any loans or advances to any other Person, other than loans and advances to employees in the ordinary course of business consistent with past practice;

(viii) (A) grant or agree to grant to any employee or other independent contractor of the Company or any its Subsidiaries, who has annual compensation in excess of $100,000, any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, (B) except as set forth on Schedule 6.1, grant or agree to grant to any employees or other independent contractors of the Company or any its Subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits if such increase, together with all other such increases occurring from and after the date of this Agreement, would result in compensation increases in excess of $1,000,000 in the aggregate, (C) adopt or establish any new Plan, or amend, modify or terminate, or agree to amend, modify or terminate any existing Company Benefit Plans, (D) accelerate the time of payment, vesting or funding of any compensation or benefits under any Company Benefit Plan (including any Plan that would be a Company Benefit Plan if it was in effect on the date hereof), (E) make or agree to make any bonus or incentive payments to any individual outside of the ordinary course of business, (F) enter into employment, consulting or other compensation agreement (x) for which the annual compensation to be paid is greater than $100,000 or (y) which is not terminable upon notice and without liability to the Company or any of its Subsidiaries, except, with respect to new employment, consulting or other compensation agreements, (1) as may be required under applicable Law, (2) as required pursuant to the Company Benefit Plans set forth on Schedule 4.13, or (3) for payment of any accrued or earned but unpaid compensation, or (G) make any change to the key management structure of the Company or any of its Subsidiaries, including the hiring and firing of additional executive officers or termination of existing executive officers (other than for “cause”);

(ix) (A) make, change or rescind any Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of any Taxes other than in the ordinary course of business, (C) change any Tax period, (D) file any amended Tax Return or claim for a Tax refund, (E) surrender any right to claim a refund of any Taxes, (F) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement related to any Tax, in each case, other than agreements that do not relate primarily to Taxes, (G) request any Tax ruling from a competent authority, or (H) enter into any agreement to extend or waive the applicable statute of limitations with respect to any Taxes;

(x) cancel or forgive any Indebtedness in excess of $200,000 owed to the Company or any its Subsidiaries, other than Indebtedness of the Company to any Subsidiary of the Company or Indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company that does not result in a post-Closing Tax or other liability;

(xi) except as may be required by GAAP and after consulting with the Company’s outside accountants, make any material change in the financial or tax accounting methods, principles or practices of the Company (or change an annual accounting period);

(xii) (i) enter into any collective bargaining agreement, works council agreement or any other labor-related Contract with any labor union, labor organization or works council, or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(xiii) implement any employee layoffs that would, independently or in connection with any layoffs occurring prior to the date hereof, implicate the WARN Act;

(xiv) grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material assets or Leased Real Properties, other than in the ordinary course of business;

(xv) declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions from excess cash balances not needed for the operation of the business in the ordinary course of business;

(xvi) make any change to any of the cash management practices of the Company or any of its Subsidiaries, including deviating from or altering any of its practices, policies or procedures in paying accounts payable or collecting accounts receivable;

(xvii) waive, release, assign, settle or compromise any material rights, claims, suits, actions, audits, reviews, hearings, proceedings, investigations or other Actions (whether civil, criminal, administrative or investigative) against the Company or any of its Subsidiaries other than waivers, releases, assignments, settlements or compromises (except any of the foregoing where the counterparty is an Affiliate of the Company) that do not exceed $500,000, individually or in the aggregate;

(xviii) make or incur any capital expenditures greater than $1,000,000 in the aggregate above the planned expenditures as disclosed on Schedule 6.1(a)(xviii);

(xix) buy, purchase or otherwise acquire (by merger, consolidation or acquisition of stock or assets) any equity or debt securities of any Person;

(xx) enter into any new material line of business, other than any natural expansions and/or extensions of any line of business of the Company or its Subsidiaries as of the date of this Agreement);

(xxi) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xxii) fail to use its commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies consistent with levels maintained by the Company and each of its Subsidiaries on the date of this Agreement;

(xxiii) fail to use its commercially reasonable efforts to maintain existing Permits in the ordinary course of business consistent with past practice;

(xxiv) take any action or cause or permit any action to be taken, the effect of which would reasonably be expected to prevent, impair or delay the transactions contemplated by this Agreement;

(xxv) enter into any transaction that would be required to be set forth on Schedule 4.24;

(xxvi) (A) delay or postpone any payment of any accounts payable or other payables or expenses (other than in the ordinary course of business consistent with past practice), (B) accelerate the collection of accounts receivable or cash contributions of any type (other than in the ordinary course of business consistent with past practice) or (C) ship products ahead of normally maintained schedules or shipping dates or otherwise accelerate sales or sell products in quantities that are outside of the ordinary course of business, or (D) engage in any practice that could reasonably be considered “channel stuffing” or “trade loading”; or

(xxvii) authorize, or commit or agree to take, any of the foregoing actions in respect of which it is restricted by the provisions of this Section 6.1.

6.2 Interim Operations of the Parent Parties. Each Parent Party agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1, and (y) the Closing, except as set forth on Schedule 6.2, permitted by Section 6.3 or otherwise consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), that such Parent Party shall not effect any of the following:

(a) make any change in or amendment to its Organizational Documents;

(b) other than in connection with any Supplemental Financing, issue or sell, or authorize to issue or sell, any membership interests, shares of its capital stock or any other Equity Interests or Derivative Rights (other than in connection with any Derivative Rights outstanding as of the date of this Agreement);

(c) split, combine, redeem or reclassify, or purchase or otherwise acquire, any Equity Interests;

(d) authorize, declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other Equity Interests (whether in cash, assets, stock or other securities of such Parent Party) or otherwise make any payments to any equityholder of such Parent Party in their capacity as such (other than in accordance with the Common Stockholder Redemption);

(e) sell, lease or otherwise dispose of any of its properties or assets;

(f) incur, assume or become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $500,000 in the aggregate, or grant any Lien upon any material asset or property;

(g) make, change or rescind any material Tax election or settle or compromise any material Tax liability;

(h) except as may be required by GAAP, make any material change in the financial or tax accounting methods, principles or practices of such Parent Party (including a change of an annual accounting period);

(i) with respect to Parent, fail to be listed as a public company on NASDAQ or NYSE or fail to timely file all Parent SEC Reports required to be filed pursuant to the Exchange Act;

(j) make any amendment or modification to the Trust Agreement;

(k) make or allow to be made any reduction in the Trust Amount, other than as expressly permitted by its Organizational Documents;

(l) initiate, settle any Action before or threatened to be brought before a Governmental Authority, other than settlements (i) if the amount of any such settlement is not in excess of $100,000 individually or $200,000 in the aggregate; provided, that such settlements do not involve any admission of guilt or wrongdoing, any criminal allegations, the Transaction, or impose any restrictions that are or will be applicable to the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries or (ii) for amounts not in excess of Parent’s available insurance coverage as of the date hereof;

(m) make any material loan, advance, or any capital contribution or investment in any Person, or form any Subsidiary;

(n) form any joint venture, partnership or strategic alliance with any Person, or enter into any Contract or other arrangement with any Person that engages in activities that are competitive with any line of business of the Company and its Subsidiaries;

(o) purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any material properties or assets (excluding cash interest earned on amounts in the Trust Account);

(p) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization or announce an intention to do so;

(q) adopt or enter into any Plan;

(r) other than in the ordinary course of business, increase the compensation of any Person who is a current or former director or executive officer, in respect of arrangements that will survive the Closing;

(s) make any capital expenditures; or

(t) authorize any of, or commit or agree or publicly announce an intention to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 6.2.

6.3 Supplemental Financing.

(a) Notwithstanding Section 6.2, the Parties intend that Parent will have the right to issue additional debt or equity in connection with the Closing as contemplated by and subject to the limitations set forth in this Section 6.3; provided, that solely with respect to Supplemental Financing in the form of Parent issuing Indebtedness, such Supplemental Financings shall require the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that, as a result of good faith estimates or projections with respect to the magnitude of the Common Stockholder Redemption (and its impact on cash available to Parent at the Closing), Parent reasonably believes that it will require additional cash in order to consummate the Closing on the terms contemplated hereby and to maintain the solvency of Parent and its Subsidiaries immediately after the Closing, Parent may issue additional shares of Parent Common Stock, (i) pursuant to any Supplemental Financing, (ii) in connection with the exercise of any existing right to purchase Parent Common Stock, (iii) to the payees of Parent Transaction Expenses in lieu of all or any portion of the cash payments due to such payees at Closing, and (iv) as may otherwise be agreed between the Company and Parent. At and prior to the Effective Time, Parent may only issue additional shares of Parent Common Stock in connection with the Merger as contemplated herein. Prior to any issuance of additional shares of Parent Common Stock, Parent shall consult with Company on the potential investor and other relevant investment terms. In addition, Parent shall be entitled to borrow money from the Sponsor or one or more stockholders of the Sponsor (any such borrowing, a “Working Capital Loan”) without such Working Capital Loan constituting a breach of any representation or warranty or any covenant or agreement in this Agreement if (and only if) the Working Capital Loan satisfies the following conditions: (i) such Working Capital Loan is repaid in cash at or prior to the Effective Time, (ii) the proceeds from the Working Capital Loans are utilized for purposes reasonably related to the furtherance of the Transaction or for vindicating the rights or defenses of Parent arising under or related to this Agreement and any Transaction Agreement, and (iii) other than in connection with the repayment of the Working Capital Loans or for the payment of directors fees in place as of the date of this Agreement, the proceeds of the Working Capital Loans are not utilized to make payments to the Sponsor or one or more stockholders of the Sponsor or any of their respective controlled Affiliates.

(b) Subject to Section 5.5(a), from the date hereof and ending at the termination of this Agreement pursuant to Section 8.1, the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and its Subsidiaries to provide to the Parent Parties, such reasonable and customary cooperation in connection with the arrangement of each Supplemental Financing as may be reasonably requested by the Parent Parties. The Parent Parties agree to keep the Company reasonably apprised of material developments relating to the Supplemental Financings and to reasonably consult with the Company with respect thereto. For the avoidance of doubt, none of the Pre-Closing Holders or the Company shall have any consent rights with respect to any Supplemental Financing, including the (i) identity of any Person participating as a lender, investor or otherwise in any Supplemental Financing or (ii) the terms and conditions thereof.

(c) The Parties acknowledge that, as required by the Company, in the Sponsor Earnout Letter, Sponsor has waived, on behalf of itself and its members and Affiliates, effective upon and conditioned upon the Closing, any rights that it has to conversion adjustments under Section 4.3(b)(ii) of Parent’s Certificate of Incorporation and any other preemptive or participation rights that Sponsor and/or its members or Affiliates may have with respect to Sponsor’s Organizational Documents.

6.4 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall use commercially reasonable efforts to cause the Trustee to (A) pay as and when due all amounts payable to stockholders of Parent holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have previously validly elected to redeem their shares of Parent Common Stock pursuant to Parent’s Organizational Documents, (B) pay as and when due the Deferred Discount (as defined in the Trust Agreement) to the underwriters of Parent’s initial public offering pursuant to the Trust Agreement, and (C) immediately following the Effective Time, pay all remaining amounts then available in the Trust Account to Parent for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

6.5 Commercially Reasonable Efforts; Consents.

(a) Each of the Parties shall cooperate, and use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as and when required in accordance with Section 3.1, including obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities, or other Persons that are reasonable or necessary in connection with the Transaction.

(b) Without limiting the generality of the foregoing, each Party will promptly after execution of this Agreement (but in no event later than ten (10) Business Days after the date hereof) make all filings or submissions as are required under the HSR Act. Each Party will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all substantive written communications (and a written summary setting forth the substance of all material oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, and subject to applicable Law, the Company, each of its Subsidiaries and the Parent Parties will: (i) promptly notify other Parties of any written communication made to or received by them, as the case may be, from any Governmental Authority regarding any of the transactions contemplated hereby; (ii) permit each other to review in advance any proposed written communication to any such Governmental Authority and consider in good faith reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend; (iv) furnish each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents included with filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby; and (v) promptly respond to any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any of the aforementioned filings. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d) Prior to the Closing, the Company will cooperate in good faith with the Parent Parties in identifying key employees of the Company and, to the extent reasonably appropriate and mutually agreed by the Company and Parent under the circumstances, use commercially reasonable efforts to negotiate new employment agreements with such employees.

(e) Subject to the following sentence, each Party shall notify the other Parties of the defense, settlement or prosecution of any proceeding commenced following the date hereof related to this Agreement or the Transaction, and shall keep the other Parties apprised of any developments with respect to such defense, settlement or prosecution, on a reasonably frequent basis and at such Party’s sole cost and expense. Further, the Company shall promptly advise Parent in writing of any Action brought by any holder of Company Interests against the Company or its directors or officers relating to this Agreement, the Transactions, the issuance of such Company Interests in connection with any Organizational Documents of the Company (or similar agreement) or otherwise (such Action, a “Shareholder Action”) and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to Parent’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned; provided, that, the Company shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action. Parent shall promptly advise the Company and the Holder Representative in writing of any Action brought by any stockholder of Parent against Parent or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep the Company and the Holder Representative reasonably informed regarding any such litigation. Parent shall give the Company, prior to the Closing, and the Holder Representative after the Closing, the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to the Company’s or the Holder Representative’s (as the case may be) advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the Company, or after the Closing, the Holder Representative, such consent not to be unreasonably withheld, delayed or conditioned. Promptly following delivery of notice by Parent to the Company, the Company shall deliver to Parent (by wire transfer of immediately available funds) the amount of any settlement costs necessary to settle any such Action; provided, that such settlement or series of settlements satisfy the conditions set forth on Schedule 6.5. Any amounts delivered to Parent pursuant to this Section 6.5(e) in respect of any such settlement costs owing by Parent (as opposed to any settlement costs owing by the Company or any of its Subsidiaries) shall increase the Company’s Cash on a dollar-for-dollar basis for purposes of determining the Aggregate Consideration Value pursuant to Section 3.2.

6.6 Public Announcements. None of the Parties shall, and each Party shall cause its Subsidiaries not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 6.6. Nothing in this Section 6.6 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties with reasonable time to comment prior to release and consider in good faith any comments from such other Parties; provided, further, that Company and Parent each may issue a joint press release in the form attached as Exhibit K.

6.7 Supplemental Disclosure.

(a) From the date hereof through the Closing Date, the Company shall disclose to Parent any event, fact or circumstance that would reasonably be expected to cause the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied.

(b) From the date hereof through the Closing Date, Parent shall disclose to the Company any event, fact or circumstance that would reasonably be expected to cause the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3 to be satisfied.

6.8 Access to Information. From the date hereof until the Closing, upon reasonable advance notice, the Company shall, and shall cause each of its Subsidiaries to, provide to the Parent Parties and their representatives during normal business hours reasonable access to all employees, facilities, books and records of the Company and its Subsidiaries reasonably requested; provided, that (a) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (b) nothing herein shall require the Company to provide access to, or to disclose any information to, the Parent Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of the Company, (i) would cause significant competitive harm to the Company or any of its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) would waive any legal privilege, or (iii) would be in violation of applicable Laws (including federal antitrust Law and any other applicable Laws). All of such information provided to the Parent Parties shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein; provided that nothing therein shall prohibit or limit the Parent Parties from disclosing any such information to any Person that is considering entering into a Supplemental Financing (in each case, provided that such Person is subject to customary confidentiality obligations with respect to such information) after giving prior written notice of such disclosure to the Holder Representative.

6.9 Tax Matters.

(a) Tax Returns. Holder Representative, at its own cost, shall (A) prepare and timely file all Tax Returns of the Company and each of its Subsidiaries due (after taking into account all appropriate extensions) on or prior to the Effective Time and all Tax Returns of the Company and its Subsidiaries reflected on an IRS Form 1120-S or 1065 with respect to Pre-Closing Tax Periods due after the Effective Time (“Seller Prepared Returns”) and (B) timely pay all Taxes that are shown as payable with respect to Seller Prepared Returns. All Seller Prepared Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of the Company and its Subsidiaries.

(b) Review of Tax Returns. Holder Representative shall provide Parent with a copy of each Seller Prepared Return prepared in accordance with Section 6.9(a) above for review and comment not later than thirty (30) days prior to its due date (including extensions). Parent shall review and comment on such Tax Returns within twenty (20) days of receipt thereof. Holder Representative shall incorporate any reasonable comments delivered by Parent with respect to any Seller Prepared Returns.

(c) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be treated as Company Transaction Expenses.

(d) Cooperation. Parent, the Company, and the Holder Representative shall use commercially reasonable efforts to (i) assist in the preparation and timely filing of any Tax Return of the Company or any Subsidiary of the Company; (ii) assist in any audit or other legal Proceeding with respect to Taxes or Tax Returns of the Company or any Subsidiary of the Company; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company or any Subsidiary of the Company; (iv) provide any information necessary or reasonably requested to allow Parent, the Company, or any Subsidiary of the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement; and (v) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(e) Partnership Audits. To the extent the Internal Revenue Service proposes an adjustment to any item of income, gain, loss, deduction or credit of the Company or any applicable Subsidiary, and such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code, the Company or applicable Subsidiary shall be permitted to make an election described in Section 6226 of the Code.

(f) FIRPTA Certificate. At or prior to the Effective Time, the Company shall deliver or cause to be delivered to Parent a duly completed and executed certificate conforming to the requirements of Treasury Regulations Sections 1.897-2(g)(1)(ii) and (h)(1)(i).

6.10 Directors’ and Officers’ Indemnification.

(a) Parent and the Surviving Subsidiary agree to ensure that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of any Parent Party or of the Company or any of its Subsidiaries, or who, at the request of any Parent Party, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) solely to the extent as provided in the respective governing documents and indemnification agreements to which any Parent Party or of the Company or any of its Subsidiaries, as applicable, is a party or bound, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time in the case of any Parent Party and the other Indemnified Persons derivative thereof (“Parent Indemnified Persons”), or six (6) years from the Effective Time in the case of the Company and its Subsidiaries and the other Indemnified Persons derivative thereof (“Company Indemnified Persons”) and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that if any claim or claims are asserted or made within the applicable six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither Parent nor any of its successors or Subsidiaries shall settle, compromise or consent to the entry of judgment in any action, proceeding or investigation or threatened action, proceeding or investigation without the written consent of such Indemnified Person unless Parent agrees to pay the costs associated therewith.

(b) On or prior to the Effective Time, Parent shall purchase through a broker mutually selected by Parent and the Company, and maintain in effect for a period of six (6) years thereafter, a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Parent and a tail policy to the current policy of directors’ and officers’ liability maintained by the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, but not materially more advantageous than, in the aggregate, the coverage currently provided by the applicable current policy covering those Persons who are covered on the date hereof by such policy and with terms, conditions, retentions and limits of liability that are no less advantageous than, but not materially more advantageous than, the coverage provided under the applicable existing policy.

(c) From and after the Effective Time, Parent agrees to indemnify, defend and hold harmless, to the extent set forth as of the date hereof in the Organizational Documents of the applicable Parent Party or under any indemnification agreement provided by any such Parent Party, and to the fullest extent permitted under applicable Law, all Parent Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of such Parent Party or as trustees or fiduciaries of any plan for the benefit of employees of such Parent Party, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, if any such Indemnified Person is or becomes involved, by reason of the fact that such person is or was a director, officer, trustee, general partner, manager, managing member, fiduciary, employee or agent of any Parent Party, in any action, proceeding or investigation in connection with any matter related to such Person’s services to a Parent Party, including the Transaction, occurring prior to, on or after the Effective Time, from and after the Effective Time, Parent shall pay, within ten (10) days after the receipt by Parent of a statement or statements requesting advances thereof from time to time, such Indemnified Person’s reasonable legal and other expenses (including the cost of any investigation and preparation to prosecute or defend) incurred in connection therewith. Parent shall pay, within thirty (30) days after any request for advancement, all reasonable expenses, including reasonable attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 6.10 subject to Parent’s receipt of an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification, or to be defended or held harmless, hereunder or otherwise. From and after the Effective Time, Parent agrees to indemnify, defend and hold harmless to the extent set forth as of the date hereof in the Organizational Documents of the Company or its applicable Subsidiary all Company Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company and its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of such Persons, occurring prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement.

(d) Notwithstanding any other provisions hereof, the obligations of Parent contained in this Section 6.10 shall be binding upon the successors and assigns of the Parent Parties and the Surviving Subsidiary. If Parent or any of its respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, appropriate provision shall be made so that the successors and assigns of Parent are bound by the indemnification and other obligations set forth in this Section 6.10.

(e) The obligations of Parent under this Section 6.10 shall survive the Effective Time and the Effective Time and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 6.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10, each of whom may enforce the provisions of this Section 6.10). It is the intent that with respect to all advancement, reimbursement and indemnification obligations under this Section 6.10, that Parent shall be the indemnitor of first resort (i.e., its obligations to Indemnified Persons under this Agreement are primary and any obligation of any other Person to provide advancement or indemnification for the same losses incurred by any Indemnified Person are secondary).

6.11 Proxy Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare and file with the SEC, in preliminary form, the Proxy Statement and provide therein the holders of Parent Common Stock the opportunity to elect redemption of their Parent Common Stock in connection with the Parent Common Stockholders Meeting, as required by the Organizational Documents of Parent. Each of Parent and the Company shall use its commercially reasonable efforts to: (i) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; and (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff.

(b) Parent shall provide the holders of Parent Common Stock the opportunity to elect redemption of such shares of Parent Common Stock in connection with the Special Meeting, as required by Parent’s Organizational Documents (the “Common Stockholder Redemption”).

(c) Without limitation, in the Proxy Statement, Parent shall solicit proxies from holders of Parent Common Stock to vote at the Parent Common Stockholders Meeting in favor of (i) the adoption of this Agreement and the approval of the transactions contemplated hereby pursuant to Section 251 of the DGCL, (ii) approval for purposes of the rules and regulations of NASDAQ or NYSE of the issuance of equity securities as part of the Merger Consideration, including the Holdback Releases, (iii) the approval for purposes of the rules and regulations of NASDAQ of the issuance of equity securities as part of the Supplemental Financings, (iv) the material differences between the constitutional documents of Parent that will be in effect upon the Effective Time and Parent’s current amended and restated certificate of incorporation, (v) an incentive compensation plan for employees of Parent and its Subsidiaries that will be in place at the Closing (the “Parent Incentive Plan”) and (vi) any other proposals the Parties deem necessary or desirable to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”). The Proxy Statement will comply as to form and substance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(d) After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by Parent and the Company, Parent shall file the Proxy Statement in definitive form with the SEC in accordance with the rules and regulations under the Exchange Act and mail the Proxy Statement to holders of record of Parent Common Stock, as of the record date to be established by the board of directors of Parent. Each of the Company and Parent shall furnish all information concerning such Party and its Affiliates to the other Party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Parent (with the Company’s reasonable cooperation) shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement.

(e) Prior to filing with the SEC or mailing to Parent’s stockholders, Parent will make available to the Company drafts of the Proxy Statement, both preliminary and final (including any amendments or supplements thereto) and will provide the Company with a reasonable opportunity to comment on such drafts, shall consider such comments in good faith and shall accept all reasonable additions, deletions or changes suggested by the Company in connection therewith. Parent shall not file any such documents with the SEC (including response to any comments from the SEC with respect thereto) without the prior written consent (e-mail is sufficient) of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company promptly after receipt of notice thereof, of (i) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (ii) the filing of any supplement or amendment to the Proxy Statement, (iii) any request by the SEC for amendment of the Proxy Statement, (iv) any comments from the SEC relating to the Proxy Statement and responses thereto (whether written or oral), or (viii) requests by the SEC for additional information. Parent shall promptly respond to any SEC comments on the Proxy Statement and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable; provided, that prior to responding to any comments or material requests from the SEC, Parent will make available to the Company drafts of any such response and provide the Company with a reasonable opportunity to comment on such drafts (including the proposed final version of such document or response).

(f) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Common Stockholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  If at any time prior to the Parent Common Stockholders Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information. If, at any time prior to the Effective Time, the Company discovers any information, event or circumstance relating to the Company, its Subsidiaries or any of their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Parent of such information, event or circumstance and shall promptly provide all information required for Parent to transmit to the holders of its capital stock an amendment or supplement to the Proxy Statement containing such information.

(g) Subject to compliance by the Company with its obligations under this Section 6.11 and provision by the Company on a timely basis of such information that may be required in order for Parent to comply with this Section 6.11(g), Parent shall make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable “blue sky” Laws and any rules and regulations thereunder.

(h) The Company shall promptly provide Parent with all information (including applicable financial statements prepared in accordance with Regulation S-X of the SEC to the extent required by the applicable forms of the Proxy Statement) concerning the Company and its Subsidiaries reasonably requested by Parent for inclusion in the Proxy Statement and any amendment or supplement to the Proxy Statement (if any). The Company shall cause the officers and employees of the Company and its Subsidiaries to be reasonably available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments on the Proxy Statement from the SEC.

(i) Parent shall use its reasonable best efforts to (i) cause the shares of Parent Common Stock to be issued to the Pre-Closing Holders to be approved for listing on NASDAQ or NYSE upon issuance, (ii) cause the shares of Parent Common Stock to be issued to the holders of Parent Class B Common Stock to be approved for listing on NASDAQ or NYSE upon issuance, (iii) cause the shares of Parent Common Stock to be issued upon exercise of the Parent Warrants to be approved for listing on NASDAQ or NYSE upon issuance and (iv) make all necessary and appropriate filings with NASDAQ or NYSE and undertake all other steps reasonably required prior to the Closing Date to effect such listings.

6.12 Parent Common Stockholder Meeting. Parent shall, as promptly as practicable, establish a record date (which date shall be mutually agreed with the Company) for, duly call, give notice of, convene and hold a meeting of Parent’s stockholders (the “Parent Common Stockholders Meeting”), for the purpose of voting on the Transaction Proposals, which meeting shall be called for a date not more than thirty-five (35) days after the date on which Parent mails the Proxy Statement to its stockholders (subject to extension as provided in this Section 6.12). Parent shall use its reasonable best efforts to obtain the approval of the Transaction Proposals, including by soliciting proxies as promptly as practicable in accordance with applicable Law and its Organizational Documents for the purpose of approving the Transaction Proposals; provided, that the foregoing shall not in any event preclude a Change in Recommendation to the extent permitted by this Section 6.12. Parent shall, through its board of directors, recommend to its stockholders that they vote in favor of the Transaction Proposals (the “Parent Board Recommendation”) and Parent shall include the Parent Board Recommendation in the Proxy Statement. The board of directors of Parent shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Change in Recommendation”); provided, that the board of directors may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary obligations to Parent’s stockholders under applicable Law; provided, however, that the board of directors of Parent may not make such Change in Recommendation unless (1) the board of directors of Parent has provided prior written notice to the Company (a “Parent Recommendation Change Notice”) that it is prepared to effect a Change in Recommendation at least five (5) Business Days prior to taking such action, which notice shall specify the basis for such Change in Recommendation, (2) during the five (5) Business Day period after delivery of the Parent Recommendation Change Notice, the Company may propose to Parent any revisions to this Agreement that the Company proposes to make and Parent will engage in good faith discussions with the Company regarding such proposal(s), (3) at the end of such five (5) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by the Company, the board of directors of the Parent determines in good faith (after consultation with outside legal counsel and/or a financial advisor) that the failure to make such a Change Recommendation would reasonably be expected to constitute a breach by the board of directors of its fiduciary duties to Parent’s stockholders under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Parent Common Stockholders Meeting on one or more occasions (a) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Parent has determined in good faith is required by applicable Law is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to the Parent’s stockholders prior to the Parent Common Stockholders Meeting, (b) if, as of the time for which the Parent Common Stockholders Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Common Stockholders Meeting, or (c) by up to ten (10) Business Days in order to solicit additional proxies from stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (a) or (b) above, the Parent Common Stockholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved, and in no event shall the Parent Common Stockholders Meeting be reconvened on a date that is later than five (5) Business Days prior to the Termination Date.

6.13 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement by any officer or director of the Company or any of its Subsidiaries who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

6.14 Nonsolicitation. From the date of this Agreement until the earlier of (x) the Effective Time or (y) the date on which this Agreement is terminated, other than in connection with the transactions contemplated hereby, each Party shall not, and will not authorize or (to the extent within its control) permit any of its respective Subsidiaries or any of its or its Subsidiaries’ respective Affiliates, equityholders, directors, officers, employees, agents or representatives (including investment bankers, attorneys and accountants), in each case in such directors’, officers’, employees’, agents’ or representatives’ capacity in such role, to, directly or indirectly, (i) initiate, solicit, or facilitate, or make any offers or proposals related to, or continue in any way discussions relation to, an Acquisition Proposal, (ii) engage in any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information or data to, any Person that has made, or informs the Party that it is considering making, an Acquisition Proposal in connection therewith or in anticipation thereof, or (iii) enter into any agreement, letter of intent or memorandum of understanding (or comparable document, whether stylized as a letter of intent, term sheet or otherwise) relating to an Acquisition Proposal. The Company shall give notice of any Acquisition Proposal to Parent as soon as practicable following its awareness thereof. For purposes of this Agreement, “Acquisition Proposal” means (A) with respect to the Company, any contract, proposal, offer or indication of interest in any form, written or oral, relating to any transaction or series of related transactions (other than transactions with the Parent Parties) involving any acquisition, merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the acquisition of all or any material portion of the Company or its businesses or assets or any material portion of the Company’s capital stock or other equity interests and (B) with respect to the Parent and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination or other acquisition or merger by the Parent.

6.15 Termination of Agreements. At or prior to the Effective Time, the Company shall terminate all Contracts set forth on Schedule 6.15 without continuing liability to or obligations of the Parent Parties, the Company or any of its Subsidiaries.

6.16 Written Consent. Not later than the one (1) day after the execution of this Agreement, the Company shall deliver to Parent a duly executed copy of the Written Consent for the approval of the Transaction, which shall be in a form reasonably acceptable to Parent. The Company shall, through the Company Board, recommend to its equityholders that they approve the Transaction and shall include such recommendation in any applicable consent solicitation. The Company shall notify Parent promptly after having obtained the consent of the Requisite Company Stockholders through the Written Consent. To the extent required by the DGCL and the Company Certificate, the Company shall promptly (and, in any event, within fifteen (15) Business Days of the date of the Written Consent) deliver to any Pre-Closing Holder who has not executed the Written Consent a notice of the taking of the actions described in the Written Consent (and, prior to the dissemination thereof, shall provide Parent a copy three (3) days in advance of dissemination thereof and shall consider in good faith any comments made by Parent with respect thereto).

6.17 Lock-Up Period. Parent shall implement a trading policy after Effective Time, which shall prohibit members of management from transferring Parent Common Stock (whether or not received in the Merger) during the period commencing on the Effective Time through the calendar date that is 180 days following the Closing Date.

6.18 Financial Statements and Related Information. The Company shall provide to Parent, as promptly as practicable after the date of this Agreement (but in no event later than fifty (50) days after the date hereof): (a) audited consolidated financial statements of the Company and its Subsidiaries, including the audited consolidated balance sheets, income statement, and statements of shareholders’ equity and cash flows as of and for the years ended December 31, 2018 and December 31, 2019, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and Regulation S-X, accompanied by a signed report of the Company’s independent auditor with respect thereto, which report shall refer to the standards of the PCAOB (the “PCAOB Audited Financial Statements”) and shall be unqualified, (b) unaudited consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets, income statements, and statements of shareholders’ equity and cash flows as of and for the 3-month period ended March 31, 2020 (and the comparable period in the prior year) together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a review by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105 (the “Reviewed Interim Financial Statements”), (c) all other audited and unaudited financial statements of the Company and its Subsidiaries required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and or the Form 8-K to be filed with respect to the Closing of the Transaction and (iv) all selected financial data of the Company and its Subsidiaries required by Item 301 of Regulation S-K, in each case, to be included in the Proxy Statement and the Form 8-K to be filed with respect to the Closing of the Transaction. The Company shall provide to Parent the unaudited consolidated financial statements of the Company and its Subsidiaries, including consolidated balance sheets, income statement, and statements of shareholders’ equity and cash flows, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X and a review by the Company’s independent auditor in accordance with PCAOB Auditing Standard 4105, for each fiscal quarter of the Company and its Subsidiaries after March 31, 2020 (and the comparable period in the prior year) and at least forty (40) days prior to the Closing Date, in each case within forty (40) days following the end of each such fiscal quarter.

6.19 Restructuring. Prior to the Closing, the Company shall cause the Restructuring to be consummated.

6.20 Code Section 280G. If necessary to render Section 280G or 4999 of the Code inapplicable to amounts payable in connection with the transactions contemplated by this Agreement, prior to the Closing Date, the Company shall use its commercially reasonable efforts to seek approval by its shareholders, in accordance with Section 280G(b)(5)(B) of the Code, of the right of any “disqualified individual” to receive or retain any payments that would, in the absence of such shareholder approval, constitute “excess parachute payments” within the meaning of Section 280G of the Code.  Prior to seeking such approvals, the Company shall seek, and use its commercially reasonable efforts to obtain, waivers from the intended recipients of such payments such that unless such payments are approved by the shareholders to the extent and in the manner prescribed under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, the intended recipients shall have no right or entitlement with respect thereto. At least five (5) days prior to obtaining such waivers, the Company shall provide to Parent (i) drafts of any waivers, disclosure documents and other relevant documents relating to the waiver and vote prepared by or on behalf of the Company in connection with this Section 6.20 and (ii) a schedule setting forth in reasonable detail the basis for its determination of the payments and benefits that it is proposing to have waived and disclosed to comply with this Section 6.20.  The Company shall incorporate any reasonable comments made by Parent prior to obtaining the waivers and soliciting the shareholder vote. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Company’s shareholders was solicited in accordance with the foregoing provisions of this Section 6.20 and that either (A) the requisite number of votes was obtained (the “280G Approval”), or (B) that the 280G Approval was not obtained and, to the extent waived by the recipient thereof, no such excess parachute payment shall be made.”

Article VII.
CONDITIONS TO OBLIGATIONS

7.1 Conditions to the Obligations of the Parent Parties and the Company. The obligations of Parent Parties and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such Parties:

(a) All waiting periods under the HSR Act applicable to the Merger shall have expired or been terminated.

(b) There shall not be in force any Law, injunction or order of any court of competent jurisdiction enjoining or prohibiting the consummation of the Merger or the Transaction.

(c) The Parent Stockholder Approval shall have been obtained.

(d) The Written Consent shall have been delivered.

7.2 Conditions to the Obligations of the Parent Parties. The obligations of the Parent Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Parent Parties:

(a) Each of the representations and warranties of the Company set forth in Sections 4.1 (Organization), 4.2(a) (Subsidiaries), 4.3 (Due Authorization), 4.4 (No Conflict), 4.6 (Capitalization of the Company), 4.7 (Capitalization of Subsidiaries) and 4.16 (Brokers’ Fees) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date. Each of the other representations and warranties of the Company contained in Article IV (other than those specifically identified in the immediately preceding sentence), disregarding all qualifications contained therein relating to materiality, Material Adverse Effect or words of similar import, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except for any inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the covenants of the Company and the Holder Representative to be performed at or prior to the Closing shall have been performed in all material respects.

(c) Since the Balance Sheet Date, there shall not have occurred a Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been fulfilled.

(e) The Company and the Holder Representative shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 2.4.

(f) Duly executed Company Letters of Transmittal from all Pre-Closing Holders shall have been delivered to Parent.

(g) Each of the Restrictive Covenant Agreements, Company Letters of Transmittal and Employment Agreements shall remain in full force and effect, and none of the foregoing shall have been modified or rescinded, in each case, without the prior written consent of Parent.

(h) The Company shall have delivered to Parent the PCAOB Audited Financial Statements and Reviewed Interim Financial Statements in a form reasonably acceptable to Parent, which PCAOB Audited Financial Statements and Reviewed Interim Financial Statements shall not contain any material deviations (as determined in good faith by Parent) from the corresponding financial information for the respective periods presented in the Financial Statements.

(i) The Restructuring shall have been consummated.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of the Parent Parties set forth in Sections 5.1 (Organization), 5.2 (Due Authorization), 5.3 (No Conflict), 5.5 (Capitalization), 5.6 (Subsidiaries), 5.11 (Brokers’ Fees) and 5.15 (Parent Vote Required) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date. Each of the other representations and warranties of the Parent Parties contained in Article V (other than those specifically identified in the immediately preceding sentence), disregarding all qualifications contained therein relating to materiality, Parent Material Adverse Effect (other than in the case of Section 5.8) or words of similar import, shall be true and correct as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties that speak only as to an earlier date, which representations and warranties shall be true and correct at and as of such earlier date, except for any inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Each of the covenants of the Parent Parties to be performed at or prior to the Closing shall have been performed in all material respects.

(c) Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been fulfilled.

(e) The shares of Parent Common Stock to be issued to the Pre-Closing Holders shall have been approved for listing on NASDAQ or NYSE upon issuance, subject only to official notification thereof.

(f) The amount of Cash Consideration available for payment to the Pre-Closing Holders from Parent, the Company and/or its Subsidiaries from any source (including the Trust Account and any Supplemental Financing), shall be at least $50,000,000.

(g) As of a moment in time prior to the Closing, Parent shall not have indebtedness for borrowed money that exceeds $5,000,000.

(h) The Company shall have delivered to Parent the PCAOB Financial Statements in a form reasonably acceptable to Parent, which PCAOB Financial Statements shall not contain any material deviations (as determined in good faith by Parent) from the corresponding financial information for the respective periods presented in the Financial Statements.

(i) The Parent Parties shall have delivered (or cause to have been delivered) each of the Closing deliverables to be delivered by it pursuant to Section 2.4 other than any payments to be made pursuant thereto, which payments shall be made at the Closing.

(j) The Restructuring shall have been consummated.

7.4 Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Effective Time. None of the Company or the Parent Parties may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of the Company, on the one hand, or the Parent Parties, on the other hand, respectively, to (i) use reasonable best efforts to consummate the Merger and the other transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.

Article VIII.
TERMINATION/EFFECTIVENESS

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of the Company and Parent;

(b) by written notice to the Company from Parent if:

(i)  there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 7.2(a) or Section 7.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable, then, for a period of up to thirty (30) days after receipt by the Company of notice from Parent of such breach (the “Company Cure Period”), such termination shall not be effective and the Termination Date shall be automatically be extended until the end of the Company Cure Period, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b)(i) if, as of such time, any Parent Party is in material breach of any of its covenants or other obligations hereunder;

(ii) the Closing has not occurred on or before September 30, 2020 (subject to Sections 8.1(b)(i) and 10.13), the “Termination Date”), unless any Parent Party’s failure to comply with its obligations hereunder has resulted in the Closing not occurring on or before such date;

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless Parent Party’s failure to comply with its obligations hereunder has resulted in such injunction or prohibition;

(iv) the Company has not delivered to Parent the PCAOB Audited Financial Statements and Reviewed Interim Financial Statements on or before July 31, 2020;

(v) at any time prior to the receipt of the Parent Stockholder Approval, if the board of directors of Parent shall have effected a Change in Recommendation; or

(vi) the Written Consent has not been delivered as and when required by Section 6.16.

(c) by written notice to Parent from the Company if:

(i) (A) there is any breach of any representation, warranty, covenant or agreement on the part of any Parent Party set forth in this Agreement, such that the conditions specified in Section 7.3(a) or Section 7.3(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable, then, for a period of up to thirty (30) days after receipt by Parent of notice from the Company of such breach (the “Parent Cure Period”), such termination shall not be effective and the Termination Date shall automatically be extended until the end of the Parent Cure Period, and such termination shall become effective only if the Terminating Parent Breach is not cured within Parent Cure Period; provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c)(i) if, as of such time, the Company is in material breach of any of its covenants or other obligations hereunder, or (B) (1) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, and (2) the Parent Parties have failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3;

(ii) the Closing has not occurred on or before the Termination Date (subject to Sections 8.1(c)(i) and 10.13), unless the Company’s failure to comply with its obligations hereunder has resulted in the Closing not occurring on or before such date;

(iii) the consummation of any of the transactions contemplated hereby is permanently enjoined or prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction unless the Company’s failure to comply with its obligations hereunder has resulted in such injunction or prohibition; or

(iv) at any time prior to the receipt of Parent Stockholder Approval, if the board of directors of Parent shall have (i) failed to include the Parent Board Recommendation in the Proxy Statement (at the time of mailing of such Proxy Statement), or (ii) effected a Change in Recommendation or if Parent Stockholder Approval shall not have been obtained at Parent Stockholders Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, subject to the immediately succeeding sentence and other than liability of the Company and the Parent Parties, as the case may be, for fraud or any willful and material breach of this Agreement occurring prior to such termination. The provisions of Section 8.2, Article IX and Article X, and the Confidentiality Agreement shall survive any termination of this Agreement.

Article IX.
HOLDER REPRESENTATIVE

9.1 Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Company Interests, as specified herein (the “Holder Representative”). The parties have designated Salvatore Galletti as the initial Holder Representative, and approval of this Agreement by the holders of Company Interests shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of Persons that collectively constituted the Requisite Company Shareholders as of immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination). If a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of Pre-Closing Holders constituting the Requisite Company Shareholders as of immediately prior to the Effective Time, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article IX, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Company Interests.

9.2 Reserve. In order to cover expenses of the Holder Representative, at Closing a reserve shall be established (the “Reserve”) with the Holder Representative Expense Amount paid to the Holder Representative at Closing. The amount of the Reserve shall be increased or decreased based upon interest earned thereon (if applicable) and distributions made therefrom, or other amounts received or held by the Holder Representative. The Reserve may be held or disbursed by the Holder Representative in his discretion to cover any such expenses that may arise in connection with this Agreement for payment after the Closing Date.

9.3 Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) retain counsel, experts and other agents (any such representatives so retained, the “Retained Agents”) and to incur such fees, costs and expenses as the Holder Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby; (ii) after the Closing, negotiate and enter into amendments to this Agreement and the Holder Escrow Agreement for and on behalf of the Pre-Closing Holders; (iii) make decisions with respect to the determination of the calculations set forth in the Closing Statement; and (iv) enter into any settlement or submitting any dispute relating to the Closing Statement. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall have no liability to any Pre-Closing Holder with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. In the absence of bad faith by the Holder Representative, the Holder Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Holder Representative shall be entitled to reimbursement from the Reserve for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification from the Pre-Closing Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s bad faith), including the costs and expenses of investigation and defense of claims. If the Holder Representative determines, in his sole and absolute discretion, that the Reserve exceeds the aggregate amount of fees, costs, expenses and Taxes incurred, or that may in the future be incurred, by the Holder Representative in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby, the Holder Representative shall pay such amounts to the Pre-Closing Holders as though such amounts were paid pursuant to the terms of the Company Articles as additional Merger Consideration. The Parent Parties shall be entitled to rely conclusively on the instructions and decisions of the Holder Representative as to any actions, consents, approvals, agreements and decisions required or permitted to be taken, given or made by the Holder Representative hereunder or on any other matter which the Holder Representative reasonably asserts the authority to represent the Pre-Closing Holders in respect of, and no Pre-Closing Holder shall have any cause of action against any Parent Parties to the extent that any Parent Party relied upon the instructions or decisions of the Holder Representative. For the avoidance of doubt, (A) there can be no assurances that any of the Reserve will be paid or disbursed to the Pre-Closing Holders, and (B) no Pre-Closing Holder shall be entitled to receive any interest on the Reserve.

Article X.
MISCELLANEOUS

10.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, solely if delivery is confirmed, addressed as follows:

(a) If to Parent or Merger Sub, to:

Forum Merger II Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention:	Marshall Kiev
David Boris

Email: mk@mkcapitalpartners.com

david@forummerger.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention:	Joel Rubinstein

Email: jrubinstein@winston.com

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Kyle Gann

Email: kgann@winston.com

(b) If to the Company, prior to the Closing, to:

Ittella International LLC
6305 Alondra Blvd.

Paramount, CA 90723

Attention: Salvatore Galletti, Chief Executive Officer

Email: sgalletti@ittellafoods.com

with copies (which shall not constitute notice) to:

Rutan & Tucker, LLP

611 Anton Blvd.

Costa Mesa, CA 92626

Attn: Ellis Wasson

Email: ewasson@rutan.com

(c) If to the Holder Representative, to:

Salvatore Galletti

6305 Alondra Blvd.

Paramount, CA 90723

Email: sgalletti@ittellafoods.com

with a copy (which shall not constitute notice) to:

Rutan & Tucker, LLP

611 Anton Blvd.

Costa Mesa, CA 92626

Attn: Ellis Wasson

Email: ewasson@rutan.com

or to such other address or addresses as the parties may from time to time designate in writing.

10.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.3 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) if the Closing occurs, the Indemnified Persons (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.10, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II and Article III, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.14; (iv) Company Counsel is an intended third party beneficiary of Section 10.16 and (v) WS is an intended third party beneficiary of Section 10.16.

10.4 Expenses. Unless the Closing shall occur, (i) the Company shall be responsible for the Company Transaction Expenses and any other fees and expenses of the Company or its Affiliates incurred in connection with this Agreement and the transactions contemplated hereby, and (ii) Parent shall be responsible for the Parent Transaction Expenses and any other fees and expenses of the Parent Parties incurred in connection with this Agreement and the transactions contemplated hereby. Upon and subject to the Closing, and without limiting Parent’s rights under Section 6.3(a)(iii) to pay Parent Transaction Expenses in additional shares of Common Stock in lieu of cash, each of the Company Transaction Expenses and the Parent Transaction Expenses shall be paid out of cash available to Parent at the Closing; provided, that the expenses of the Holder Representative shall be paid out of the Reserve. For the sake of clarity, upon and subject to the Closing, Parent shall reimburse the Company for Company Transaction Expenses and Parent Transaction Expenses that are paid by the Company to the extent required by Section 2.4(d)(v).

10.5 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties or covenants in this Agreement shall survive the Effective Time; provided, however, that this Section 10.5 shall not limit any covenant or agreement herein that, by its terms, contemplates performance after the Closing (including any obligation to hold a party harmless or any covenant entitling a Person to rely upon any other Person) until such covenant or agreement has been performed or satisfied or any claim based on fraud.

10.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

10.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.8 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent on the face of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

10.9 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Transaction Agreements and the Confidentiality Agreement.

10.10 Amendments; Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. No waiver by any of the Parties (i) shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver (and only to the extent of such waiver), or (ii) of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, the Parties shall negotiate in good faith to amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

10.12 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.12(a).

(b) Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each Party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 10.12(b).

10.13 Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at Law or in equity. Each Party shall waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

10.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney, advisor, representative or assignee of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement or of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.

10.15 Trust Account Waiver. The Company acknowledges that, as described in the Prospectus dated August 2, 2018, Parent established the Trust Account for the benefit of its public stockholders. The Company acknowledges that, prior to the Closing and the redemption of any Parent Common Stock validly tendered for redemption pursuant to Parent’s Organizational Documents, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, including, without limitation, any claim for indemnification, and hereby waives any claim for monies in the Trust Account it may have in the future as a result of, or arising out of, this Agreement, the Merger and the other transactions contemplated hereby or any other transactions contemplated amongst the Company, Parent and Merger Sub prior to the Closing and the redemption of any Parent Common Stock validly tendered for redemption pursuant to Parent’s Organizational Documents and will not seek recourse against the Trust Account for any reason whatsoever.

10.16 Privilege.

(a) Each Parent Party and the Company agrees that, as to all communications between or among Company Counsel, the Company, the Company’s Subsidiaries and the Holder Representative that relate in any way to the transactions contemplated by this Agreement, the attorney/client privilege and the expectation of the client confidence belongs to the Pre-Closing Holders and may be controlled by the Holder Representative on behalf of the Pre-Closing Holders, and shall not pass to or be claimed by any Parent Party, the Surviving Subsidiary or any of their respective Affiliates. Notwithstanding the foregoing, if a dispute arises between or among Parent, the Surviving Subsidiary or their respective Subsidiaries and a Person other than the Surviving Subsidiary after the Closing, the Surviving Subsidiary may assert the attorney/client privilege to prevent disclosure of confidential communications by Company Counsel to such Person.

(b) Each Pre-Closing Holder, the Holder Representative, the Company and each of its Subsidiaries and each Parent Party agrees that, as to all communications between or among Winston & Strawn LLP (“WS”) and any Parent Party that relate in any way to the transactions contemplated by this Agreement, from and after the Closing, the attorney/client privilege and the expectation of the client confidence belongs, unless otherwise consented to by the Monitoring Committee, exclusively to the Monitoring Committee and may be controlled by the Monitoring Committee and, unless otherwise consented to by the Monitoring Committee, shall not pass to or be claimed by any party or Person. Notwithstanding the foregoing, if a dispute arises between or among Parent, the Surviving Subsidiary or their respective Subsidiaries and a Person other than the Surviving Subsidiary after the Closing, the Parent Parties may assert the attorney/client privilege to prevent disclosure of confidential communications by WS to such Person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FORUM MERGER II CORPORATION

By:	/s/ Marshall Kiev
Name:	Marshall Kiev
Title:	Co-CEO and President

SPROUT MERGER SUB INC.

By:	/s/ David Boris
Name:	David Boris
Title:	President and Treasurer

MYJOJO, INC.

By:	/s/ Salvatore Galletti
Name:	Salvatore Galletti
Title:	President

Salvatore Galletti, solely in its capacity as the initial Holder Representative hereunder

By:	/s/ Salvatore Galletti
Name:	Salvatore Galletti
Title:	Holder Representative

Annex I

Defined Terms

“280G Approval” has the meaning specified in Section 6.20.

“Accounting Principles” means (a) GAAP, except as set forth on Schedule 1.2, and (c) calculations based exclusively on the facts and circumstances as they exist as of 12:01 a.m. (Eastern Time) on the Closing Date and excluding (i) the effects of any event, act, change in circumstances or similar development arising or occurring at or after Closing and (ii) any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby.

“Accounting Referee” has the meaning specified in Section 3.5(c).

“Acquisition Proposal” has the meaning specified in Section 6.14.

“Action” means any claim, action, suit, hearing, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.

“Additional Available Cash Consideration” means the amount Cash of Parent, the Company and its Subsidiaries available for payment to the Pre-Closing Holders from Parent, the Company and its Subsidiaries from any source (including the Trust Account and any Supplemental Financing) after first giving effect to (i) the payments required to be made under this Agreement at Closing by Parent, the Company and its Subsidiaries, including for the avoidance of doubt Payment of Company Transaction Expenses and Parent Transaction Expenses, (ii) the Common Stockholder Redemption and (iii) the requirement that, immediately following payment of the Cash Consideration to the Pre-Closing Holders pursuant to the terms of this Agreement, Parent, the Company and its Subsidiaries retain Cash in an aggregate amount that is at least $25,000,000; provided, that the Additional Available Cash Consideration shall not exceed $25,000,000.

“Adjustment Amount” has the meaning specified in Section 3.5(d).

“Adjustment Escrow Account” has the meaning specified in Section 2.4(c)(ii).

“Adjustment Escrow Amount” means $1,000,000.00.

“Adjustment Escrow Stock” means those shares of Parent Common Stock deposited with the Escrow Agent pursuant to the terms of this Agreement and the Holder Escrow Agreement as collateral for the Merger Consideration Adjustment. The number of such shares of Parent Common Stock initially deposited with the Escrow Agent shall be 100,000 (i.e., the Adjustment Escrow Amount divided by the Reference Price).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Parent shall include the Company and its Subsidiaries. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Aggregate Consideration Value” has the meaning specified in Section 3.2.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any similar Laws and regulations regarding corruption, bribery, ethical business conduct, or gifts, hospitalities, or expense reimbursements to public officials and private persons which are applicable in countries where the Company and its Subsidiaries engage in business.

“Balance Sheet Date” has the meaning specified in Section 4.8(a).

“Business Combination” means, when used in reference to Parent, any merger, consolidation or combination of Parent or any direct or indirect Subsidiary (or parent entity) of Parent with, or any other acquisition of, or by, any third-party corporation, partnership, unincorporated association or other entity or Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Cash” of any Person as of any date means all cash and cash equivalents (including marketable securities and short term investments), and (i) includes checks, wire transfers and drafts deposited or available for deposit for such Person’s account, as well as petty cash and (ii) excludes issued but uncleared checks, wire transfers in transit and drafts issued by such Person, and (iii) excludes Restricted Cash, in each case, calculated in accordance with the Accounting Principles.

“Cash Consideration” means an amount of Cash equal to (i) $50,000,000 plus (ii) the Additional Available Cash Consideration; provided, that Cash Consideration shall not exceed $75,000,000.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificate” has the meaning specified in Section 3.4(b).

“Change in Recommendation” has the meaning specified in Section 6.12.

“Change of Control” has the meaning specified in Section 3.7(b).

“Change of Control Holdback Release” has the meaning specified in Section 3.7(b).

“Closing” has the meaning specified in Section 2.3.

“Closing Company Transaction Expenses” has the meaning specified in Section 3.1(a).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.5(b).

“Closing Date Indebtedness” has the meaning specified in Section 3.5(b).

“Closing Date Net Working Capital” has the meaning specified in Section 3.5(b).

“Closing Date Statement” has the meaning specified in Section 3.1(a).

“Closing Statement” has the meaning specified in Section 3.5(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Common Stockholder Redemption” has the meaning specified in Section 6.11(b).

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” has the meaning specified in the Recitals.

“Company Certificate” means the Certificate of Incorporation of the Company, dated as of May 21, 2020.

“Company Counsel” means Rutan & Tucker, LLP.

“Company Cure Period” has the meaning specified in Section 8.1(b)(i).

“Company D&O Tail Premium” means the premium payable in connection with the obtaining the tail policy with respect to the Company’s directors’ and officers’ liability insurance policy obtained pursuant to Section 6.10, inclusive of any underwriting fees, taxes, etc. For the avoidance of doubt, the Company D&O Tail Premium does not include the premium payable in connection with obtaining the tail policy with respect to the Parent Parties’ directors’ and officers’ liability insurance policy obtained pursuant to Section 6.10.

“Company Disclosure Schedules” means the Company’s Disclosure Schedules delivered by the Company to the Parent Parties on the date hereof.

“Company Indemnified Persons” has the meaning specified in Section 6.10(a).

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Company and its Subsidiaries as previously conducted, currently conducted, and as proposed to be conducted.

“Company Interests” means the Common Stock and Special Stock.

“Company Leases” has the meaning specified in Section 4.20(c).

“Company Letter of Transmittal” has the meaning specified in Section 3.4(b).

“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Product” means all current products and services made commercially available, distributed, sold or licensed out by or on behalf of the Company or any of its Subsidiaries.

“Company Stockholder Approval” has the meaning specified in the Recitals.

“Company Transaction Expenses” means the following fees, expenses and amounts payable solely to the extent such fees, expenses and amounts payable are incurred and unpaid as of the Closing: (a) the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and/or payable by the Company or its Subsidiaries in connection with the Transactions, the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, any alternative transaction and any prior equity financings of the Company or its Subsidiaries and any management, monitoring or other similar fee arrangements, (b) any severance, change of control, transaction, retention, termination or similar amounts payable to any employees of the Company or its Subsidiaries as a result of the consummation of the transactions contemplated hereby together with the employer portion of all payroll Taxes payable thereon or deferred pursuant to Section 2302 of the CARES Act thereon (including any “double-trigger” change of control payments or other vesting), (c) the Company D&O Tail Premium, (d) fifty percent (50%) of any filing fees incurred in connection with filings made pursuant to the HSR Act, and (e) fifty percent (50%) of any and all transfer taxes. For the avoidance of doubt, no amounts payable in connection with (i) the repayment of any Indebtedness, (ii) any Indebtedness Exclusions or (iii) the Holder Representative Expense Amount shall be included in the Company Transaction Expenses. For the avoidance of doubt, Company Transaction Expenses shall not include any Parent Transaction Expenses.

“Confidential Data” means all data for which the Company or any of its Subsidiaries are required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Company or any of its Subsidiaries by customers or other Persons that interact with the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 24, 2020, by and between Parent and the Company.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, licenses, sublicenses and purchase orders, in each case, including all legally binding amendments, modifications and supplements thereto.

“Contributions” has the meaning specified in the Recitals.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, directive, guidelines or recommendations by any Governmental Order in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Current Assets” means, as of any date, the consolidated current assets of the Company and its Subsidiaries, which current assets shall exclude Cash and include only the line items set forth on Schedule 1.2 under the heading “Current Assets” (after giving effect to the adjustments specified thereon) and no other assets.

“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and its Subsidiaries, which current liabilities shall include the balance owing under Item 1 of Schedule 4.12(a)(ii) and such other line items set forth on Schedule 1.2 under the heading “Current Liabilities” (after giving effect to the adjustments specified thereof) and no other liabilities (including Indebtedness, Company Transaction Expenses and the Holder Representative Expense Amount).

“Deficit Amount” has the meaning specified in Section 3.5(f).

“Delaware SoS” means the Secretary of State of the State of Delaware.

“Derivative Rights” means, with respect to any equity interests of any Person, any and all options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, profits interests, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of or other equity (or phantom equity) interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest in, such Person.

“Determination Date” has the meaning specified in Section 3.5(c).

“DGCL” means the General Corporation Law of the State of Delaware, as the same may be amended from time to time, and any successor to the General Corporation Law of the State of Delaware.

“Director Nomination Agreement” has the meaning specified in Section 2.4(c)(vi).

“Disagreement Notice” has the meaning specified in Section 3.5(c).

“Effective Time” has the meaning specified in Section 2.1.

“Employment Agreements” has the meaning specified in the Recitals.

“Environmental Laws” means any and all applicable foreign, federal, state or local Laws relating to Hazardous Materials or the protection of human health and the environment as in effect as of the Closing Date.

“Environmental Permits” has the meaning specified in Section 4.22.

“Equity Consideration” has the meaning specified in Section 3.2.

“Equity Interests” shall mean with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation right that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person), and all Derivative Rights with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any corporation or trade or business (whether or not incorporated) which is or was, at the relevant time, treated with such entity as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Citibank, N.A.

“Estimated Closing Date Cash” has the meaning specified in Section 3.1(a).

“Estimated Closing Date Indebtedness” has the meaning specified in Section 3.1(a).

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.1(a).

“Estimated Company Transaction Expenses” has the meaning specified in Section 3.1(a).

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $10,000,000.00.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Documents” means, collectively, on Schedule 4.12(a)(ii) (other than Item (1) thereof).

“Families First Act” means the Families First Coronavirus Response Act.

“FDA” has the meaning specified in Section 4.29(a).

“Final Closing Balance Sheet” has the meaning specified in Section 3.5(b).

“Financial Statements” has the meaning specified in Section 4.8(a).

“First Share Price Trigger” has the meaning specified in Section 3.7(a).

“Food Authorities” has the meaning specified in Section 4.29(a).

“Food Safety Laws” means any Law regulating food safety, food sanitation or food production, including the use, manufacture, production, packaging, labeling, transportation, distribution, sale or marketing of food products, in each case, including the Federal Food, Drug and Cosmetic Act.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Galletti Transfer” has the meaning specified in the Recitals.

“Goods” has the meaning specified in Section 4.27.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, provincial, municipal, local or foreign government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity), (d) regulatory or administrative agency, (e) multinational organization, (f) governmental commission, department, board, bureau, agency, instrumentality, court or tribunal or (g) other body exercising, or entitled to exercise, any executive, judicial, legislative, arbitral, police or taxing authority or power of any nature.

“Governmental Order” means any order, decision, ruling, verdict, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued, published or promulgated by or with any Governmental Authority.

“Group” has the meaning specified in Section 3.7(b).

“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance” or “hazardous material” or words of similar meaning and regulatory effect, including petroleum and any byproducts or derivatives thereof, any material identified or regulated as carcinogenic, and per- and polyfluoroalkyl substances.

“Holdback Escrow Agreement” has the meaning specified in Section 2.4(a)(i).

“Holdback Period” has the meaning specified in Section 3.7(a).

“Holdback Release” has the meaning specified in Section 3.7(a).

“Holder Representative” has the meaning specified in Section 9.1.

“Holder Representative Expense Amount” means the amount to be paid to the Holder Representative to establish the Reserve, which amount shall be set forth in the Closing Date Statement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” (and, with the correlative meaning, “Income Taxes”) means any Tax that is based on, or computed with respect to, net income or earnings or gross income or earnings (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties or interest.

“Incumbency Certificate” means a certificate delivered by or on behalf of the Company, on the one hand, and Parent, on the other hand, dated as of the Closing Date, signed by an executive officer of such Party on its behalf, certifying as to (i) the incumbency of its and, as applicable, its Subsidiaries’ officers executing this Agreement and the Transaction Agreements, (ii) the Organizational Documents of such Person and each of its Subsidiaries and that such Organizational Documents have not been amended or rescinded since the date of such certification and remain in full force and effect immediately prior to the Effective Time, and (iii) the resolutions of the board of directors (or similar governing body) of such Person and, as applicable, authorizing the execution, delivery and performance by such Person of this Agreement and the Transaction Agreements to which such Person is party.

“Indebtedness” means, without duplication, all (a) indebtedness of the Company and its consolidated Subsidiaries for borrowed money (including (x) letters of credit to the extent drawn, and (y) under the Existing Credit Documents), (b) all obligations under leases that were, prior to the effectiveness of ASC 842, required to be capitalized under GAAP, (c) indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security, (d) obligations under any interest rate, currency or other hedging agreement (including any swaps, forward contracts, caps, floors, collars and similar Contracts calculated in accordance with the Accounting Principles), (e) obligations under any performance bond, but only to the extent drawn or called prior to the Closing Date, (f) unpaid income Taxes and the employer portion of any payroll Taxes accrued and otherwise payable on or prior to the Closing Date but deferred by the Company or any Subsidiary pursuant to Section 2302 of the CARES Act, (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses “(a)” through “(f)” above, and (h) for clauses “(a)” through “(f)” above, all accrued and unpaid interest thereon, if any, and any premiums, make-whole amounts, penalties (including in respect of prepayment) and fees owing in respect thereof (but, only to the extent outstanding or payable in connection with the Transaction); provided, however, that Indebtedness shall not include (i) trade payables, accounts payable and other Current Liabilities, (ii) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (iii) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries (iv) any non-income Tax liabilities, and (v) any items specifically included in Net Working Capital (including, any balance outstanding under the loan agreement set forth on Item 1 of Schedule 4.12(a)(ii) that is specifically included in Net Working Capital) (clauses (i) through (v) collectively, the “Indebtedness Exclusions”).

“Indebtedness Exclusions” has the meaning specified in the definition of “Indebtedness”.

“Indemnified Persons” has the meaning specified in Section 6.10(a).

“Intellectual Property” means any of the following worldwide: (i) patents, industrial designs, and utility models and any applications for any of the foregoing, and all provisionals, continuations, continuations-in-part, provisionals, divisions, reissues, renewals, re-examinations and extensions thereof; and all patents, applications, documents, and filings claiming priority to or serving as a basis for priority thereof; (ii) registered and unregistered trademarks, service marks, certification marks, trade dress, trade names, logos, slogans, taglines, fictitious business names (d/b/a’s), uniform resource locators, Internet domain names, social media accounts, websites, and all other source of business identifiers or designators of origin; all applications and registrations and extensions thereof, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) registered and unregistered works of authorship, copyrights, mask works, database rights, and design rights, and applications and registrations for any of the foregoing, renewals and extensions thereof, all moral rights associated with any of the foregoing, and all economic rights of authors and inventors, however denominated, associated with any of the foregoing; (iv) trade secrets and other confidential or proprietary information, including business and technical documents, know-how, inventions (patentable or not), invention disclosures, ideas, developments, improvements, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, marketing proposals, and recipes; (v) Software; and (vi) rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“Interim Financial Statements” has the meaning specified in Section 4.8(a).

“International Trade Laws” means any law, statute, code, or order relating to international trade, including, but not limited to: (i) all import laws and regulations, including but not limited to those administered by U.S. Customs and Border Protection, (ii) export control regulations, including but not limited to laws and regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s  Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the US Internal Revenue Code of 1986, as amended, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); (v) anti-bribery and anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, 18 U.S.C. § 1952, and the U.K. Bribery Act of 2010; (vi) any other similar law, directive, or regulation (including those of the European Union or any of its Member States) related to similar subject matter; or (vii) applicable anti-money laundering laws, regulations, rules and guidelines in United States and in the jurisdiction of incorporation.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for, conducting the business of the Company or any of its Subsidiaries as previously conducted, currently conducted, and as proposed to be conducted.

“Italian GAAP” means the accounting principles set out in the Italian Civil Code as defined and interpreted by the Organismo Italiano di Contabilità (the Italian Committee on Accounting) and by Consiglio Nazionale dei Dottori Commercialisti e dei Ragionieri (the Italian Accountants’ Organization), as in effect as of the relevant time.

“Ittella” has the meaning specified in the Recitals.

“Ittella Chef” has the meaning specified in the Recitals.

“Ittella Italy” has the meaning specified in the Recitals.

“Ittella Holdback Shares” has the meaning specified in Section 3.7(a).

“JOBS Act” has the meaning specified in Section 5.16.

“Key Customers” has the meaning specified in Section 4.27(b).

“Key Employee Grant Agreement” has the meaning specified in the Recitals.

“Key Suppliers” has the meaning specified in Section 4.27(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority and the common law.

“Leased Real Property” means all real property leased or licensed by the Company or any of its Subsidiaries.

“Leases” has the meaning specified in Section 4.20(b).

“Lien” means any mortgage, servitude, easement, right of way, equitable interest, leasehold or other possessory interest, option, preference, priority, right of first refusal, offer or negotiation, deed of trust, pledge, hypothecation, encumbrance, security interest, condition, limitation or other lien of any kind or nature whatsoever (whether absolute or contingent).

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) similar program.

“Material Adverse Effect” means any event, change, development, effect or occurrence that has, or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or enforcement philosophy or interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (iii) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates or the economy as a whole, including any change in commodity prices, (iv) any acts of terrorism, war or the outbreak or escalation of armed hostilities, or (v) any failure, in and of itself, of the Company or its Subsidiaries to meet any projections, forecasts or budgets, provided, that this clause (v) shall not prevent a determination that any event, change, development, effect or occurrence underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such event, change, development, effect or occurrence has a materially disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate, taken as a whole; or (b) the ability of the Company or any of its Subsidiaries, to enter into, to perform its obligations under, or to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning specified in the Recitals.

“Merger Certificate” has the meaning specified in the Recitals.

“Merger Consideration” has the meaning specified in Section 3.2.

“Merger Consideration Adjustment” has the meaning specified in Section 3.5(a).

“Merger Consideration Schedule” has the meaning specified in Section 3.1(b).

“Merger Sub” has the meaning specified in the preamble hereto.

“Monitoring Committee” has the meaning specified in Section 2.2(b).

“Myjojo California” has the meaning specified in the Recitals.

“Myjojo Merger” has the meaning specified in the Recitals.

“NASDAQ” means the NASDAQ Capital Market.

“Net Working Capital” as of any date means (i) all Current Assets, minus (ii) all Current Liabilities. An illustrative calculation of Net Working Capital, as of March 31, 2020, is set forth on Schedule 1.2.

“Non-US Plan” has the meaning specified in Section 4.13(a).

“NYSE” means The New York Stock Exchange.

“OFAC” has the meaning specified in Section 5.18(c).

“Organizational Documents” means (a) the certificate or articles of incorporation, (b) bylaws, (c) any charter, certificate of formation or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) any limited liability company, partnership or shareholder agreement, and (e) any amendment to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all real property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning specified in the preamble hereto.

“Parent Board” has the meaning specified in the Recitals.

“Parent Board Recommendation” has the meaning specified in Section 6.12.

“Parent Class A Common Stock” has the meaning specified in Section 5.5(a)(i).

“Parent Class B Common Stock” has the meaning specified in Section 5.5(a)(i).

“Parent Common Stock” means (i) prior to the Effective Time, the Parent Class A Common Stock and Parent Class B Common Stock and (ii) at and after the Effective Time, the common stock, par value $0.0001 per share, of Parent.

“Parent Common Stockholders Meeting” has the meaning specified in Section 6.12.

“Parent Cure Period” has the meaning specified in Section 8.1(c)(i).

“Parent Disclosure Schedules” means the Parent Parties’ Disclosure Schedules delivered by the Parent to the Company on the date hereof.

“Parent Financial Statements” has the meaning specified in Section 5.13(b).

“Parent Incentive Plan” has the meaning specified in Section 6.11(c).

“Parent Indemnified Persons” has the meaning specified in Section 6.10(a).

“Parent Material Adverse Effect” means any event, change, development, effect or occurrence that has, or would reasonably be expected to have a material adverse effect on the ability of the Parent Parties to enter into, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Parent Material Adverse Effect”: (i) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or enforcement philosophy or interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (iii) any change generally affecting any of the industries in which the Parent Parties, the Company or any of its Subsidiaries operate or the economy as a whole, including any change in commodity prices, (iv) any acts of terrorism, war or the outbreak or escalation of armed hostilities, or (v) any failure, in and of itself, of the Parent Parties, the Company or its Subsidiaries to meet any projections, forecasts or budgets, provided, that this clause (v) shall not prevent a determination that any event, change, development, effect or occurrence underlying such failure to meet projections or forecasts has resulted in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect); except, in the case of clauses (i), (ii) and (iii) above, to the extent that any such event, change, development, effect or occurrence has a materially disproportionate and adverse effect on the businesses of the Parent Parties, the Company and its Subsidiaries, taken as a whole, relative to other businesses in the industries in which the Parent Parties, the Company and its Subsidiaries operate, taken as a whole.

“Parent Party” means each of Parent and Merger Sub.

“Parent Preferred Stock” has the meaning specified in Section 5.5(a)(i).

“Parent Recommendation Change Notice” has the meaning specified in Section 6.12.

“Parent SEC Reports” has the meaning specified in Section 5.12.

“Parent Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Stockholder Approval” has the meaning specified in Section 5.15.

“Parent Stockholders Meeting” has the meaning specified in Section 5.15.

“Parent Transaction Expenses” means the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred and/or payable by the Parent Parties in connection with the transactions contemplated by this Agreement (including in connection with any Supplemental Financing) and in connection with the pursuit of other initial Business Combinations, fifty percent (50%) of any filing fees incurred in connection with filings made pursuant to the HSR Act, and fifty percent (50%) of any and all transfer taxes.

“Parent Warrant” means each issued and outstanding warrant to purchase Parent Common Stock.

“Party” means each of the Persons listed in (i)–(iv) of the preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financial Statements” has the meaning set forth in Section 6.18.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financial Statements” has the meaning set forth in Section 6.18.

“PCI DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Per Share Amount” means, with respect to any class of Company Interests, the portion of the Merger Consideration (without giving effect to the Merger Consideration Adjustment) that is payable with respect to any individual Company Interest, as determined in accordance with the Company Certificate and as such determination is certified in the Merger Consideration Schedule. For the avoidance of doubt, for purposes of determining the Per Share Amount, if interests within a single class of any Company Interests may be entitled to differing economics based on the date of issuance of such Company Interest (whether as a result of application of interest, distribution thresholds, or otherwise), such differing economics shall be given effect by dividing such Company Interests into sub-classes for purposes of calculating the applicable Per Share Amount.

“Permits” has the meaning specified in Section 4.18.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens (A) with respect to any amounts not yet due and payable or (B) which are being contested in good faith through appropriate proceedings, (ii) Liens for Taxes and assessments not yet due and payable that have been fully reserved on the books of the Company or applicable Subsidiary or which are being contested in good faith through appropriate proceedings, (iii) Liens securing rental payments under capital lease agreements, (iv) Liens on Real Property that do not materially interfere with the present uses of such Real Property and do not materially detract from the value of such Real Property, (v) to the extent terminated at the Closing, Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Indebtedness, and (vi) Liens described on Schedule 1.1.

“Person” means any individual, firm, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority, trust, estate, organization, instrumentality or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including without limitation, name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personal data under applicable Law.

“Pizzo” has the meaning specified in the Recitals.

“Pizzo Contribution” has the meaning specified in the Recitals.

“Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and each stock purchase, stock option, stock appreciation right, restricted stock, profits interest, phantom equity or other equity-based compensation, severance, employment, salary continuation, change in control, termination, fringe benefit, bonus, incentive, deferred compensation, profit sharing, pension, retirement, health, life, disability, accident, group insurance, welfare, vacation, other paid time off and holiday plan, policy or program and any other plan, policy or program providing compensation and/or benefits.

“Pre-Closing Holders” means all Persons who hold one or more Company Interests immediately prior to the Effective Time.

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to Company and its Subsidiaries, (a) all Laws regulating the Processing of Personal Information; (b) all Laws related to the Processing of Confidential Data; (c) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (d) all Contracts between the Company and any Person, or any Subsidiary and any Person, that is applicable to the PCI DSS and/or the Processing of Personal Information or Confidential Data; and (e) all policies and procedures applicable to the Company or any of its Subsidiaries relating to the PCI DSS and/or the Processing of Personal Information or Confidential Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Pro Rata Share” means, with respect to any Common Stock, the portion of the Merger Consideration (without giving effect to the Adjustment Amount) that is payable with respect to any individual share of Common Stock, as determined in accordance with the Company Articles and as such determination is certified in the Merger Consideration Schedule.

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Projections” has the meaning specified in Section 5.19.

“Proxy Statement” means a proxy statement of Parent in connection with the transactions contemplated hereby, as the same may be amended or supplemented in accordance herewith.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Redeemed Stock” means shares of the Parent Common Stock sold in Parent’s initial public offering which, prior to the Closing, have been the subject of a valid election for redemption pursuant to Parent’s Organizational Documents.

“Reference Price” has the meaning specified in Section 3.2.

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Registration Rights Agreement” has the meaning specified in Section 2.4(c)(v).

“Related Party” means (a) with respect to an individual, (i) immediate family members of the individual, by blood, adoption or marriage, (ii) the individual’s spouse or ex-spouse and (iii) any Person that is directly or indirectly, under the control of any of the foregoing individuals, (b) with respect to any Person other than an individual, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with or of, such Person and (c) with respect to any trust, the beneficiaries, trustees, settlors and grantors of such trust.

“Remedies Exception” has the meaning specified in Section 4.3.

“Required Closing Cash” means the Closing Cash that minus $25,000,000.

“Requisite Company Stockholders” means equityholders of the Company collectively holding amount necessary to approve the Transaction under (i) applicable Law, including Section 251 of the DGCL, and (y) the Organizational Documents of the Company.

“Reserve” has the meaning specified in Section 9.2.

“Restricted Cash” any cash or cash equivalents not freely usable by a Person or any of that Person’s Subsidiaries because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract or otherwise.

“Restrictive Covenant Agreements” has the meaning specified in the Recitals.

“Restructuring” has the meaning specified in the Recitals.

“Retained Agents” has the meaning specified in Section 9.3.

“Reviewed Financial Statements” has the meaning specified in Section 4.8(a).

“Reviewed Interim Financial Statements” shall have the meaning set forth in Section 6.18.

“Sanctioned Country” means any country or region that is, or has been, since January 1, 2015, the subject or target of a comprehensive embargo under Sanctions and Export Control Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions and Export Control Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to OFAC’s Specially Designated Nationals and Blocked Persons List and Sectoral Sanctions Identifications List; the U.S. Department of Commerce’s Denied Persons, Unverified, and Entity Lists; the U.S. Department of State’s Debarred List and non-proliferation sanctions lists; the EU Consolidated List of Designated Parties; the Consolidated List of Assets Freeze Targets, maintained by HM Treasury (U.K.); and the UN Consolidated List; (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) so as to subject the Person to sanctions; (iii) any Person acting on behalf of or at the direction of any Person described in clause (i) or (ii); or (iv) any Person that is organized, resident, or located in a Sanctioned Country.

“Schedules” means the Parent Disclosure Schedules and the Company Disclosure Schedules.

“SEC” means the United States Securities and Exchange Commission.

“Second Share Price Trigger” has the meaning specified in Section 3.7(a).

“Section 16” has the meaning specified in Section 6.13.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” any (i) security breach or breach of Personal Information or Confidential Data under applicable Privacy and Security Requirements; (ii) unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information or Confidential Data); (iii) unauthorized interference with system operations of IT Systems; (iv) phishing incident or ransomware attack.

“Seller Prepared Returns” has the meaning specified in Section 6.9(a).

“Share Price Trigger” has the meaning specified in Section 3.7(a).

“Shareholder Action” has the meaning specified in Section 6.5(e).

“Software” means all computer software and databases, source code, object code, development tools, comments, user interfaces, menus, buttons, and icons; and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Special Stock” means the Class A and Class B special stock of the Company, each par value $0.001 per share.

“Sponsor” means Forum Investors II LLC, a Delaware limited liability company.

“Sponsor Earnout Letter” has the meaning specified in Section 3.8.

“Sponsor Earnout Shares” has the meaning specified in Section 3.8.

“Sponsor Escrow Agreement” has the meaning specified in Section 2.4(c)(iv).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Supplemental Financing” means any debt or equity financing that is arranged by Parent, Sponsor and/or their Affiliates in order to finance the transactions contemplated by this Agreement.

“Surviving Subsidiary” has the meaning specified in Section 2.1(a).

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any claims for refunds of Taxes and any amendments of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative, unclaimed or abandoned property, add-on minimum or estimated tax, and including any interest, penalty or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 8.1(b)(i).

“Terminating Parent Breach” has the meaning specified in Section 8.1(c)(i).

“Termination Date” has the meaning specified in Section 8.1(b)(ii).

“Trade Controls” has the meaning specified in Section 4.26(a).

“Trademarks” has the meaning specified in the definition of “Intellectual Property.”

“Transaction” has the meaning specified in the Recitals.

“Transaction Agreements” has the meaning specified in Section 4.3.

“Transaction Proposals” has the meaning specified in Section 6.11(c).

“Trust Account” has the meaning specified in Section 5.14(a).

“Trust Agreement” has the meaning specified in Section 5.14(a).

“Trustee” has the meaning specified in Section 5.14(a).

“Updated Merger Consideration Schedule” has the meaning specified in Section 3.5(g).

“UMB” has the meaning specified in the Recitals.

“UMB Contribution” has the meaning specified in the Recitals.

“USDA” has the meaning specified in Section 4.29(a).

“WARN Act” has the meaning specified in Section 4.14(c).

“Written Consent” means a written consent effectuating the Company Stockholder Approval by the Requisite Company Stockholders.

“WS” has the meaning specified in Section 10.16.

EXHIBIT A

FORM OF MERGER CERTIFICATE

[See Attached]

Ex A-1

CERTIFICATE OF MERGER

OF

SPROUT MERGER SUB, INC.
(a Delaware corporation)

with and into

MYJOJO, INC.
(a Delaware corporation)

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

Myjojo, Inc., a Delaware corporation, does hereby certify:

FIRST: The name and state of incorporation of each constituent corporation to this merger are as follows:

Name	Jurisdiction

Myjojo, Inc.	Delaware

Sprout Merger Sub, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of June 11, 2020, by and among Forum Merger II Corporation, a Delaware corporation, Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in the capacity as the initial holder representative thereunder, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the merger is Myjojo, Inc., a Delaware corporation (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the effective time of the merger to read in its entirety as is attached hereto as Exhibit A.

FIFTH: This Certificate of Merger and the merger provided for herein shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the office of the Surviving Corporation at 6305 Alondra Boulevard, Paramount, California 90723. A copy will be provided by the Surviving Corporation, upon request and without cost, to any stockholder of the constituent corporations.

[Signature Page Follows]

Ex A-2

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer this [●] day of [●], 2020.

MYJOJO, INC.

By:
Name:	[●]
Its:	[●]

[Signature Page - Certificate of Merger]

Ex A-3

Exhibit A to Certificate of Merger

[See attached.]

Ex A-4

EXHIBIT B

FORM OF RESTRICTIVE COVENANT AGREEMENT

[See Attached]

Ex B-1

RESTRICTIVE COVENANT AGREEMENT

This Restrictive Covenant Agreement (this “Agreement”) is made and entered into as of [__], 2020 by and between Forum Merger II Corporation, a Delaware corporation (“Parent”), and [__] (the “Restricted Party”, and together with Parent, the “Parties”, and each a “Party”). References to the “Company” in this Agreement shall refer to Parent after giving effect to the consummation of the Merger (as defined below) and each of Parent’s direct or indirect Subsidiaries (including Ittella) and any of their respective successors-in-interest or joint ventures (if any).

RECITALS

WHEREAS, this Agreement is being entered into in connection with that certain Agreement and Plan of Merger, dated as of June 11, 2020 (the “Signing Date”) (as amended, restated or otherwise modified from time to time in accordance therewith, the “Merger Agreement”), by and among Parent, Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Myjojo, Inc., a Delaware corporation (together with its subsidiaries, “Ittella”) and the Holder Representative. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, Parent (i) is a publicly listed special purpose acquisition vehicle, which has been established for the purpose of effecting an initial business combination, and (ii) has no material operating assets (other than those of a kind customarily held by a special purpose acquisition vehicle).

WHEREAS, pursuant to, and subject to the terms and conditions contained in, the Merger Agreement, Parent, Merger Sub, Ittella and the Holder Representative will enter into a business combination transaction pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with Ittella continuing as the Surviving Subsidiary.

WHEREAS, as a result of the Merger, (i) the stockholders of Ittella that existed a moment in time prior to the Merger, will have their equity interests in Ittella cancelled and converted into the right to receive the consideration set forth in the Merger Agreement, and (ii) Ittella (as the Surviving Subsidiary) will be a wholly-owned Subsidiary of Parent.

WHEREAS, the Restricted Party acknowledges and agrees that (i) this Agreement is being entered into as part of the Merger Agreement and the Merger, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, Parent’s willingness to enter into the Merger Agreement and consummate the Merger, (iii) the Restricted Party shall receive substantial direct and indirect benefits by the consummation of the Merger (including the Restricted Party’s portion of the consideration received by such Restricted Party in connection with the Merger), and (iv) Parent and its Affiliates would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto if the Restricted Party breached the provisions of this Agreement.

WHEREAS, as a condition to the consummation of the Merger, the Restricted Party has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the premises, the mutual promises and covenants of the Parties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Restricted Party and Parent, intending to be legally bound, agree as follows:

Ex B-2

AGREEMENT

1.	Covenants of the Restricted Party.

1.1.	Restrictive Covenants.

1.1.1. Non-Competition. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its controlled Affiliates not to, directly or indirectly, own any interest in, control, manage, operate, participate in, develop products for, advise or consult with or render services for (as a director, officer, employee, agent, broker, partner or contractor), or engage in activities or businesses, or establish any new businesses, within North America or Europe (the “Territory”) any business that is competitive with the business operated by the Company as of the Signing Date or as of immediately prior to the Closing, including any activities or business (i) engaged in the production, marketing or distribution of (a) plant-based meals or dishes, (b) value-added fruit and vegetables, (c) plant- and/or dairy-based pizza toppings, or (d) plant-based novelty food products, or (ii) that offers any product or service in the same line of business or product or service category as any product or service offered by the Company or in development by the Company (collectively, the “Business”). Notwithstanding the foregoing, this Section 1.1.1 shall be deemed not breached solely as a result of the ownership by the Restricted Party or any of his, her or its Affiliates of less than an aggregate of 1% of any class of stock that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and is listed on a national securities exchange. For the avoidance of doubt, this Agreement shall not restrict the Restricted Party from performing his or her duties as an officer, director or employee of Parent, its successors-in-interest or their respective Subsidiaries. [Notwithstanding anything to the contrary herein, Restricted Party shall in no way be restricted or prohibited from continuing to hold his passive investment in Good Karma Foods (provided, that, while he may take action to maintain his percentage ownership of Good Karma Foods as of the date hereof, he may not take any action the effect of which would result in an increase in his percentage ownership of Good Karma Foods as of the date hereof unless previously approved by the Monitoring Committee of the Company, which the Company agrees will not be unreasonably withheld, conditioned, or delayed). For the sake of clarity, any increase in Restricted Party’s percentage ownership of Good Karma Foods through the actions of others (such as redemptions, stock splits, or the like) shall not be governed by this restriction.]1

1.1.2. Non-Solicitation of Business Relations. During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, directly or indirectly, (i) interfere with the relationship between the Company and any Material Business Relationship, (ii) solicit, contact, induce or attempt to induce (or assist any other Person in soliciting, contacting, inducing or attempting to induce), any Material Business Relationship to terminate its relationship with the Company, cease doing business with the Company or terminate or otherwise adversely modify its relationship with the Company, or (iii) acquire or attempt to acquire an interest in any Person or business in which, prior to the Closing, Ittella had either (a) entertained discussions, (b) requested or received information relating to the acquisition of such Person or business, (c) identified to Parent that such Person or business was a potential acquisition target of Ittella, or (d) otherwise contemplated the acquisition of such Person or business. “Material Business Relationship” means any (x) customer, supplier, licensee, licensor, franchisee of the Company as of the Closing or at any time in the twelve (12) month period prior to the Closing, or (y) any other Person with whom the Company, as of the Closing or at any time in the twelve (12) month period prior to the Closing, had a business relation (provided, that any such Person contemplated by this sub-clause (y)) is, was or was likely to become, material to the Company)

1 Note to Draft: This provision applies to one individual

Ex B-3

1.1.3. Non-Solicitation of Personnel; No Hire. During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, and shall not assist any other Person to, directly or indirectly, (i) solicit, recruit or hire any employee, independent contractor or consultant of the Company (“Company Employee”), or any Person who was an employee, independent contractor or consultant of the Company at any time during the 12-month period before the Closing, and (ii) solicit or encourage any Company Employee to leave the employment of Parent; provided, however, that, without limiting the restrictions against hiring, the provisions of this Section 1.1.3 shall not prevent the Restricted Party or any of his, her or its Affiliates (not including the Company) from making a general solicitation for employment that are not specifically targeted at the Company Employees or other employees of Parent.

1.1.4. Non-Disparagement. From and after the date hereof, the Restricted Party shall not, and shall cause each of his, her or its Affiliates not to, make any negative, derogatory or disparaging statements or communications, either orally or in writing, regarding the Business, the Company and its Affiliates, or any director, manager, officer, agent, representative or direct or indirect equity holder of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 1.1.4 shall prevent the Restricted Party from (i) performing his or her duties as an officer, director or employee of Parent, its successors-in-interest or their respective Subsidiaries, or (ii) making any truthful statement to the extent, but only to the extent, (a) necessary with respect to any Action involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such Action properly takes place, or (b) required by Law or Governmental Authority.

1.2	Remedies.

1.2.1 During the duration of any breach of Section 1.1 by the Restricted Party, the restricted period set forth herein shall be tolled.

1.2.2 The Restricted Party acknowledges and agrees that (i) the covenants and agreements contained in Section 1.1 (collectively the “Non-Competition and Related Covenants”) relate to matters that are of a special, unique and extraordinary value; (ii) the Company has one or more legitimate business interest justifying enforcement in full of the Non-Competition and Related Covenants, including for the protection of the goodwill of the business acquired by Parent pursuant to the Merger Agreement, and the Non-Competition and Related Covenants are reasonable and narrowly tailored to protect the compelling interests of Parent, the Company and the Business; (iii) a breach by the Restricted Party of any of the Non-Competition and Related Covenants will result in irreparable harm and damages that cannot be adequately compensated by a monetary award and, accordingly, the Company will be entitled to seek injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) pursuant to the Merger Agreement, the Restricted Party will receive valuable consideration (including, as applicable, significant benefits, equity in Parent, cash payments and other valuable consideration), both directly or indirectly, from Parent in connection with the Merger; and (v) the Non-Competition and Related Covenants are intended to comply with the Laws of all jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a Contract that restrains a Person from engaging in a lawful profession, trade or business. Notwithstanding the foregoing, if the restrictions contained in Section 1.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area of by reason of their being too extensive in any other respect, Section 1.1 shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable. Parent and the Restricted Party hereby consent and agree to any such reformation of the restrictions to the maximum of enforceability as determined by any court of competent jurisdiction.

Ex B-4

2.	Miscellaneous.

2.1. Severability. Subject to and without limiting the application of Section 1.2, in the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Subject to and without limiting the application of Section 1.2, upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

2.2. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

2.3. Jurisdiction; Waiver of Jury Trial.

2.3.1. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.3.1.

2.3.2. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each Party (i) certifies that no representative, agent or attorney of any Party has represented, expressly or otherwise, that such Party would not, in the event of any Action, seek to enforce the foregoing waiver, and (ii) acknowledges that it and the other Party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 2.3.2.

2.4. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each Party. No breach of any covenant or agreement shall be deemed waived unless expressly waived in writing by the Party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. For the avoidance of doubt, no notice, consent or waiver purported to be on behalf of the Parent or the Company shall be effective unless (i) provided by the Parent prior to the Closing, or (ii) provided by the Company at the direction or with the approval of the Monitoring Committee.

Ex B-5

2.5. Counterparts and PDF or Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.

2.6. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

2.7. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any Party without the prior written consent of the other Party; provided, however, that Parent (or, after the Closing, the Company) may assign its rights hereunder, without the consent of the Restricted Party, to any Person in connection with a merger or consolidation involving the Company (including any of its Subsidiaries) or other disposition of all or substantially all of the assets of the Company.

2.8. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, in each case to the parties at the following addresses or to other such addresses as may be furnished by one party to the others in accordance with this Section 2.7:

if to Parent (prior to the Closing):

Forum Merger II Corporation

1615 South Congress Avenue

Suite 103

Delray Beach, FL 33445

Attention:	Marshall Kiev
David Boris

Email:	mk@mkcapitalpartners.com
david@forummerger.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention:	Joel Rubinstein

Email:	jrubinstein@winston.com

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Kyle Gann

Email: kgann@winston.com

Ex B-6

if to Parent (following the Closing):

Forum Merger II Corporation

6305 Alondra Blvd.

Paramount, CA 90723

Attention: The Monitoring Committee

Email: david@forummerger.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention:	Joel Rubinstein

Email:	jrubinstein@winston.com

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Kyle Gann

Email: kgann@winston.com

if to the Restricted Party:

[__________]

[__________]

[__________]

[__________]

2.9. Effectiveness. This Agreement will become effective as of the Closing. If the Merger Agreement is terminated in accordance with its terms, this Agreement shall be null and void ab initio and the Parties shall have no rights, liabilities or obligations whatsoever hereunder.

[Signature page follows]

Ex B-7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PARENT:

FORUM MERGER II CORPORATION

By:
Name:
Title:

RESTRICTED PARTY:

[___________________]

[Signature Page to Restrictive Covenant Agreement]

Ex B-8

EXHIBIT C

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF THE COMPANY

[See Attached]

Ex C-1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MYJOJO, INC.

Pursuant to Sections 228, 242 and 245 of the
Delaware General Corporation Law

Myjojo, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is Myjojo, Inc. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 21, 2020. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on May 27, 2020.

2. This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors (the “Board of Directors”) and the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

3. This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation.

4. Effective as of the date of its filing with the Secretary of State of the State of Delaware, the text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is Myjojo, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

Ex C-2

ARTICLE IV

The Corporation shall have perpetual existence.

ARTICLE V

A. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of common stock with a par value of $0.001 per share.

B. Except as otherwise required by the DGCL, all shares of common stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

ARTICLE VI

A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director of the Corporation under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

Ex C-3

ARTICLE VII

A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor and/or its direct and indirect subsidiaries (collectively, the “Forum Parties”) and each of their Affiliates (as defined in this Article VII) may serve as directors, officers or agents of the Corporation, (ii) the Forum Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees of the Corporation and each of their respective Affiliates (the Persons identified in clauses (i), (ii) and (iii), collectively, the “Identified Persons” and each, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article VII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. In furtherance of the foregoing, no Identified Person shall, to the fullest extent permitted by law, (A) have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities; and (B) the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates. Subject to Section (B) of this Article VII, if any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.

B. Notwithstanding the foregoing provisions of this Article VII, the Corporation does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (A) of this Article VII shall not apply to any such corporate opportunity.

C. In addition to and notwithstanding the foregoing provisions of this Article VII, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Ex C-4

D. For purposes of this Article VII, “Affiliate” means (i) in respect of any Forum Party, any Person that, directly or indirectly, is controlled by a Forum Party, controls a Forum Party or is under common control with a Forum Party and includes any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of any other Identified Person, any Person that, directly or indirectly, is controlled by such Identified Person (other than the Corporation and any entity that is controlled by the Corporation) and (iii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation. For purposes of this Article VII, “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VII. Neither the alteration, amendment, addition to or repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock) inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article VII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate of Incorporation, any bylaws or applicable law.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation or in an amendment thereof duly adopted by the Board of Directors of the Corporation or by the stockholders of the Corporation.

Ex C-5

ARTICLE X

Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the Bylaws of the Corporation.

ARTICLE XI

Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

* * * * * * *

[Signature page follows]

Ex C-6

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be signed on this ___ day of __________, 2020.

MYJOJO, INC.

Name:
Title:

Ex C-7

EXHIBIT D

FORM OF AMENDED AND RESTATED BYLAWS OF THE COMPANY

[See Attached]

Ex D-1

AMENDED AND RESTATED BYLAWS

OF

MYJOJO, INC.

A Delaware corporation

Adopted as of [__________], 2020

ARTICLE I
OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company. The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2. Other Offices. The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1. Meetings Generally. At least one meeting of the stockholders shall be held each year for the purpose of electing directors and conducting any proper business as may come before the meeting. The date, time and place of such meeting shall be determined by the highest ranking officer then in office (the “Ranking Officer”); provided, however, that if the Ranking Officer does not act, the board of directors shall determine the date, time and place, if any, and/or the means of remote communication, of such meeting. Notwithstanding the foregoing, no annual meeting of stockholders need be held if not required by the corporation’s certificate of incorporation or by the Delaware General Corporation Law.

Section 2. Special Meetings. Special meetings of the stockholders may be called for any purpose and may be held at such time and place, within or without the State of Delaware, as shall be stated in a written notice of meeting or in a duly executed waiver of notice thereof. Except as otherwise provided in the corporation’s certificate of incorporation, such meetings may be called at any time by the board of directors or the Ranking Officer and shall be called by the Ranking Officer upon the written request of holders of shares entitled to cast not less than a majority of the votes at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the Ranking Officer. Upon such written request, the Ranking Officer shall fix a date, time and place, if any, and/or remote communication, for such meeting within two days of the date requested for such meeting; provided, however, that if the Ranking Officer does not act, the board of directors shall fix a date, time and place, if any, and/or remote communication for such meeting.

Section 3. Place of Meetings. The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any regular meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

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Section 4. Notice. Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, if any, date, time, means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. All such notices shall be delivered, either personally, by mail, by facsimile or by electronic mail, by or at the direction of the board of directors, the president or the secretary, and such notice shall be deemed to be delivered (i) upon confirmation of receipt if sent by facsimile, electronic mail or personal delivery or (ii) three (3) days after being deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5. Stockholders List. The officer having charge of the stock ledger of the corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the corporation. If the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6. Quorum. The holders of at least a majority of the issued and outstanding shares of capital stock entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the corporation’s certificate of incorporation. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place. When a quorum is once present to commence a meeting of stockholders, it is not broken by the subsequent withdrawal of any stockholders or their proxies.

Section 7. Adjourned Meetings. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8. Vote Required. When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

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Section 9. Voting Rights. Except as otherwise provided by the Delaware General Corporation Law or by the corporation’s certificate of incorporation or any amendments thereto and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one (1) vote in person or by proxy for each share of common stock held (or deemed held) by such stockholder (it being understood that certain other classes or series of capital stock may, pursuant to the corporation’s certificate of incorporation, be entitled to vote on as as-if converted to common stock basis).

Section 10. Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of the stockholders and elects to vote, except that, when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11. Action by Written Consent. Unless otherwise provided in the corporation’s certificate of incorporation, any action required to be taken at any regular or special meeting of stockholders of the corporation, or any action which may be taken at any regular or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, by reputable overnight courier service, or by facsimile or electronic mail, with confirmation of receipt. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

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ARTICLE III
DIRECTORS

Section 1. General Power. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2. Number, Election and Term of Office. The number of directors which shall constitute the first board shall be two (2). The number of directors shall be subject to change by the vote of holders of a majority of the stock then entitled to vote at an election of directors. The directors shall be elected by a plurality of the votes of the stock present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors. The directors shall be elected in this manner at any meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal and Resignation. Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Section 4. Vacancies. Except as otherwise provided in the corporation’s certificate of incorporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled in the same manner in which directors are elected pursuant to Section 2 of this Article III. Notwithstanding the foregoing, any such vacancy shall automatically reduce the number of directors pro tanto, until such time as the holders of the class of common stock which was entitled to elect the director whose office is vacant shall have exercised their right to elect a director to fill such vacancy, whereupon the number of directors shall be automatically increased pro tanto. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5. Meetings and Notice. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board or directors and promptly communicated to all directors then in the office. Special meetings of the board of directors may be called by or at the request of any director or the Ranking Officer on at least forty-eight (48) hours’ notice to each director, either personally, by telephone, by mail, or by facsimile or electronic mail.

Section 6. Quorum, Required Vote and Adjournment. Each director shall be entitled to one vote except as otherwise provided in the corporation’s certificate of incorporation. Directors then in office (and specifically excluding any vacancies) and holding a majority of the votes of all directors (or such greater number required by applicable law) shall constitute a quorum for the transaction of business. The vote of directors holding a majority of votes present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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Section 7. Committees. The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these Amended and Restated Bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 8. Committee Rules. Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. If a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 7 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

Section 9. Communications Equipment. Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section shall constitute presence in person at the meeting.

Section 10. Waiver of Notice and Presumption of Consent. Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except, when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have consented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 11. Action by Written Consent. Unless otherwise restricted by the corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Ex D-6

ARTICLE IV
OFFICERS

Section 1. Number. The officers of the corporation shall be elected by the board of directors and may consist of a chairman of the board, a president, a chief executive officer, a chief financial officer, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable, except that the offices of president and secretary shall be filled as expeditiously as reasonably possible.

Section 2. Election and Term of Office. The officers of the corporation shall be elected at any meeting of the board of directors. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5. Compensation. Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6. Chairman of the Board. The chairman of the board, if one is appointed, shall have the powers and perform the duties incident to that position. Subject to the powers of the board of directors, he or she shall be in the general and active charge of the entire business and affairs of the corporation. He or she shall preside at meetings of the board of directors and the stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these Amended and Restated Bylaws. Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chairman of the board shall perform all the duties and responsibilities and exercise all the powers of the president.

Section 7. The President. The president shall be the chief executive officer of the corporation; shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The president shall execute bonds, mortgages and other contracts which the board of directors has authorized to be executed, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these Amended and Restated Bylaws. If there is no chief executive officer, the president shall also have the duties of the chief executive officer as prescribed above.

Section 8. Chief Financial Officer. The chief financial officer of the corporation, if one is appointed, shall, under the direction of the chief executive officer (or, in the absence of a chief executive officer, the president), be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller. The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the chief executive officer (or, in the absence of a chief executive officer, the president) or the board of directors or as may be provided in these Amended and Restated Bylaws.

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Section 9. Vice Presidents. The vice president, if one is appointed, or if there shall be more than one, the vice presidents in the order determined by the board of directors or by the president, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice presidents shall also perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe.

Section 10. The Secretary and Assistant Secretaries. The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s (or, in the absence of a chief executive officer, the president’s) supervision, the secretary shall give, or cause to be given, all notices required to be given by these Amended and Restated Bylaws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or the secretary may, from time to time, prescribe.

Section 11. The Treasurer and Assistant Treasurer. The treasurer shall, subject to the authority of the chief financial officer, if one is appointed, have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the chief executive officer (or, in the absence of a chief executive officer, the president) and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or these Amended and Restated Bylaws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six (6) years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the chief financial officer or treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer (or, in the absence of a chief executive officer, the president) or the treasurer may, from time to time, prescribe.

Section 12. Other Officers. Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Amended and Restated Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

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Section 13. Absence or Disability of Officers. In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise exercise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this Article V with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Section 1 of this Article V shall be a contract right and shall include the obligation of the corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a director, manager or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 of this Article V or otherwise. The corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same or lesser scope and effect as the foregoing indemnification of directors and officers. The corporation hereby acknowledges that certain directors and officers affiliated with institutional investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by such institutional investors or certain of their affiliates (collectively, the “Institutional Indemnitors”). The corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the indemnitee are primary and any obligation of the Institutional Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the indemnitee in accordance with this Article V without regard to any rights the indemnitee may have against the Institutional Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Institutional Indemnitors from any and all claims against the Institutional Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The corporation further agrees that no advancement or payment by the Institutional Indemnitors on behalf of the indemnitee with respect to any claim for which the indemnitee has sought indemnification from the corporation shall affect the foregoing and the Institutional Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the indemnitee against the corporation. Notwithstanding anything to the contrary herein, the corporation shall not be required to provide any advance of expenses to a director or officer who is a party to an action, suit or proceeding brought by the corporation and approved by a majority of the board of directors that alleges willful misappropriation of corporate assets by such director or officer, disclosure of confidential information in violation of such director’s or officer’s fiduciary or contractual obligations to the corporation or any other willful and deliberate breach in bad faith of such director’s or officer’s duty to the corporation or its stockholders.

Ex D-9

Section 2. Procedure for Indemnification. Any indemnification of a director or officer of the corporation or advance of expenses under Section 1 of this Article V shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the director or officer. If a determination by the corporation that the director or officer is entitled to indemnification pursuant to this Article V is required, and the corporation fails to respond within sixty days to a written request for indemnity, the corporation shall be deemed to have approved the request. If the corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advance of expenses, twenty days), the right to indemnification or advances as granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 1 of this Article V, if any, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 1 of this Article V shall be the same procedure set forth in this Section 2 of this Article V for directors or officers, unless otherwise set forth in the action of the board of directors providing indemnification for such employee or agent.

Section 3. Insurance. The corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Section 4. Subsidiaries. To the extent any indemnitee under Section 1 of this Article V is also entitled to indemnification from a subsidiary of the corporation, such indemnitee shall first look to such subsidiary for indemnification, and only after seeking indemnification from such subsidiary shall such indemnitee seek indemnification from the corporation.

Ex D-10

Section 5. Reliance. Persons who, after the date of the adoption of this provision, become or remain directors or officers of the corporation or who, while a director or officer of the corporation, become or remain a director, manager, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article V in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article V shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

Section 6. Non Exclusivity of Rights. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under the corporation’s certificate of incorporation or under any statute, by law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 7. Merger or Consolidation. For purposes of this Article V, references to the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under this Article V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VI
CERTIFICATES OF STOCK

Section 1. Form. Every holder of stock in the corporation shall be entitled to have a certificate, signed by the chief executive officer (or, in the absence of a chief executive officer, the president), the chief financial officer or a vice president and the secretary or an assistant secretary of the corporation, certifying the number of shares of a specific class or series owned by such holder in the corporation. If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the corporation or its employee or (2) by a registrar, other than the corporation or its employee, the signature of any such chief executive officer (or, in the absence of a chief executive officer, the president), chief financial officer, vice president, secretary, or assistant secretary may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation whether because of death, resignation or otherwise before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the corporation. Shares of stock of the corporation shall be transferred on the books of the corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates for such shares endorsed by the appropriate person or persons, with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate or certificates, and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the corporation.

Ex D-11

Section 2. Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates previously issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or his or her legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against the corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 3. Fixing a Record Date for Stockholder Meetings. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 4. Fixing a Record Date for Action by Written Consent. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by facsimile or electronic mail, with confirmation of receipt. If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

Section 5. Fixing a Record Date for Other Purposes. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Ex D-12

Section 6. Registered Stockholders. Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 7. Subscriptions for Stock. Unless otherwise provided for in the applicable subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII
GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Checks, Drafts or Orders. All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer(s) or agent(s) of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

Section 3. Contracts. The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4. Loans. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6. Corporate Seal. The board of directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Ex D-13

Section 7. Voting Securities Owned By Corporation. Voting securities in any other corporation held by the corporation shall be voted by the president, any vice president, the chief financial officer or the secretary, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8. Inspection of Books and Records. Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9. Exclusive Jurisdiction. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum from (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s certificate of incorporation or Amended and Restated Bylaws or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Section 10. Section Headings. Section headings in these Amended and Restated Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11. Inconsistent Provisions. If any provision of these Amended and Restated Bylaws is or becomes inconsistent with any provision of the corporation’s certificate of incorporation, the Delaware General Corporation Law or any other applicable law, the provision of these Amended and Restated Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VIII
AMENDMENTS

Except for Article III and Article V hereof, these Amended and Restated Bylaws may be amended, altered, or repealed and new Amended and Restated Bylaws adopted at any meeting of the board of directors by a majority vote. Article III and Article V hereof may be amended, altered, or repealed at any meeting of the board of directors only by a unanimous vote (or unanimous written consent in lieu thereof). The fact that the power to adopt, amend, alter, or repeal the Amended and Restated Bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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Ex D-14

EXHIBIT E

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF PARENT

[See Attached]

Ex E-1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TATTOOED CHEF, INC.

[______] hereby certifies that:

ONE: The name of this company is Tattooed Chef, Inc. and date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of Delaware was [______], 2020.

TWO: He is the duly elected and acting [Chief Executive Officer] of Tattooed Chef, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Tattooed Chef, Inc. (the “Company”).

II.

The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of the registered agent at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 1,010,000,000 shares. 1,000,000,000 shares shall be Common Stock, each having a par value of one-hundredth of one cent ($0.0001). 10,000,000 shares shall be Preferred Stock, each having a par value of one-hundredth of one cent ($0.0001).

B. Effective immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Company’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), that was issued and outstanding immediately prior to the Effective Time shall automatically be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). Immediately following the conversion of such Class B Common Stock into shares of Class A Common Stock, each share of Class A Common Stock issued and outstanding shall, automatically and without further action by any stockholder, be reclassified, redesignated and changed into one validly issued, fully paid and non-assessable share of Common Stock.

Ex E-2

C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any number of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

A.

1. DIRECTOR NOMINATIONS. For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that the management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. Subject to the applicable requirements of the Director Nomination Agreement, dated as of June 11, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”), the number of directors constituting the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

Ex E-3

2. BOARD OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. REMOVAL OF DIRECTORS. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 85% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors; provided, that at any time when the Pre-Closing Holders (as defined in that certain Agreement and Plan of Merger, dated as of June 11, 2020, by and among Forum Merger II Corporation, Sprout Merger Sub, Inc., Myjojo, Inc., and Salvatore Galletti, as the Holder Representative (the “Merger Agreement”)), together with their Affiliates (as defined in the Merger Agreement) (collectively, the “Founder Parties”) beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

4. VACANCIES. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock and the rights granted pursuant to the Nomination Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Ex E-4

B.

1. BYLAW AMENDMENTS. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company with, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 85% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class; provided, that, at any time when the Founder Parties beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, subject to any limitations imposed by applicable law, any such adoption, amendment or repeal may be undertaken by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

2. BALLOTS. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

3. NO WRITTEN CONSENTS. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and, at no time shall any action be taken by the stockholders by written consent or electronic transmission.

4. NOTICE. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

5. SPECIAL MEETINGS. Special meetings of the stockholders of the Company may be called only by (i) the Chairperson of the Board of Directors or (ii) the Board of Directors pursuant to a resolution adopted by a majority of the directors then holding office (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and the ability of the stockholders to call a special meeting is hereby specifically denied.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted by applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

Ex E-5

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, the Company’s Amended and Restated Certificate of Incorporation or the Bylaws of the Company; or (iv) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding any of the foregoing to the contrary, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under federal securities laws, including the Securities Act of 1933, as amended.

B. If any action the subject matter of which is within the scope of Section A of this Article VII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A of this Article VII (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article VII is held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VII.

Ex E-6

VIII.

A. The Company hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Company shall not engage in any Business Combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or

2. upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (as defined below) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock of the Company that is not owned by the Interested Stockholder.

C. For purposes of this Article VIII, references to:

1. “Affiliate” means a person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another person.

2. “Associate”, when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative, spouse or ex-spouse of such person, or any relative of such spouse or ex-spouse, whether or not such relative, spouse or ex-spouse has the same residence as such person. Notwithstanding any of the foregoing to the contrary, each of the Founder Group Parties shall be deemed to be Associates of one another.

Ex E-7

3. “Business Combination”, when used in reference to the Company and any Interested Stockholder of the Company, means: (a) any merger or consolidation of the Company or any direct or indirect majority owned subsidiary of the Company (i) with the Interested Stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and, as a result of such merger or consolidation, Section (B) of this Article VIII is not applicable to the surviving entity; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Company, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company; (c) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority owned subsidiary of the Company of any stock of the Company or of such subsidiary to the Interested Stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time the Interested Stockholder became such; (iv) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Company; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Company or of the Voting Stock of the Company (except as a result of immaterial changes due to fractional share adjustments); (d) any transaction involving the Company or any direct or indirect majority owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or (e) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Company), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)-(d) above) provided by or through the Company or any direct or indirect majority owned subsidiary.

4. “Control”, including the terms “Controlling”, “Controlled by”, and “under common Control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of the Company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

Ex E-8

5. “Interested Stockholder” means any person (other than the Company or any direct or indirect majority owned subsidiary of the Company) that (a) is the owner of 15% or more of the outstanding Voting Stock of the Company, or (b) is an Affiliate or Associate of the Company and was the owner of 15% or more of the outstanding Voting Stock of the Company at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Stockholder; and the Affiliates and Associates of such person; but “Interested Stockholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Company, provided that such person shall be an Interested Stockholder if thereafter such person acquires additional shares of Voting Stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the Voting Stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” but shall not include any other unissued stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or Associates (a) beneficially owns such stock, directly or indirectly; (b) has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (c) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

7. “person” means any individual, corporation, partnership, unincorporated association or other entity.

8. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

9. “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.

Ex E-9

IX.

A. In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor and/or its direct and indirect subsidiaries (collectively, the “Forum Parties”) and each of their Affiliates (as defined in this Article IX) may serve as directors, officers or agents of the Company, (ii) the Forum Parties and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or propose to engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, and (iii) members of the Board of Directors who are not employees of the Company and each of their respective Affiliates (the Persons identified in clauses (i), (ii) and (iii), collectively, the “Identified Persons” and each, an “Identified Person”) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company or any of its Affiliates, directly or indirectly, may engage or propose to engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Identified Persons and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith. In furtherance of the foregoing, no Identified Person shall, to the fullest extent permitted by law, (A) have any duty to refrain from directly or indirectly (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities; and (B) the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates. Subject to Section (B) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Company.

B. Notwithstanding the foregoing provisions of this Article IX, the Company does not renounce its interest in any corporate opportunity offered to any Identified Person (including any Identified Person who serves as an officer of the Company) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company, and the provisions of Section (A) of this Article IX shall not apply to any such corporate opportunity.

C. In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

Ex E-10

D. For purposes of this Article IX, “Affiliate” shall mean (i) in respect of any Forum Party, any Person that, directly or indirectly, is controlled by a Forum Party, controls a Forum Party or is under common control with a Forum Party and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), (ii) in respect of any other Identified Person, any Person that, directly or indirectly, is controlled by such Identified Person (other than the Company and any entity that is controlled by the Company) and (iii) in respect of the Company, any Person that, directly or indirectly, is controlled by the Company. For purposes of this Article IX, “control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Section D, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

E. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (or any certificate of designation filed with respect to a series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Amended and Restated Certificate of Incorporation, any bylaws or applicable law.

X.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article X, and all rights conferred upon the stockholders herein are granted subject to this reservation.

Ex E-11

B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 85% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at any time, shall be required to alter, amend or repeal Articles V, VI, VII, VIII, IX or X in any respect, or to adopt any provision or bylaw inconsistent therewith; provided, that, at any time when the Founder Parties beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, the reference to “85%” in the foregoing sentence shall be deemed to be amended and replaced with the words “66 2/3%”.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[Signature Page Follows]

Ex E-12

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed on this [___] day of [_______], 2020.

TATTOOED CHEF, INC.

Name:
Title:

Ex E-13

EXHIBIT F

FORM OF AMENDED AND RESTATED BYLAWS OF PARENT

[See Attached]

Ex F-1

AMENDED AND RESTATED BYLAWS

OF

TATTOOED CHEF, INC.

(A DELAWARE CORPORATION)

Ex F-2

ARTICLE I
OFFICES

Section 1.  Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2.  Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II
CORPORATE SEAL

Section 3.  Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III
STOCKHOLDERS’ MEETINGS

Section 4.  Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”) and Section 14(c).

Section 5.  Annual Meeting.

(a)  The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) as provided in the Director Nomination Agreement, dated as of June 11, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Nomination Agreement”) (with respect to nominations of persons for election to the Board of Directors only), (ii) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (iii) brought specifically by or at the direction of the Board of Directors or any authorized committee thereof; or (iv) by any stockholder of the corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 5(b), who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clauses (i) and (iv) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

Ex F-3

(b)  At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(1)  For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(3) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 5(b)(4). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(2)  Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iv) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(3), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(4).

Ex F-4

(3)  To be timely, the written notice required by Section 5(b)(1) or Section 5(b)(2) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(3), if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(4)  The written notice required by Section 5(b)(1) or Section 5(b)(2) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(2)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(1)) or to carry such proposal (with respect to a notice under Section 5(b)(2)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c)  A stockholder providing written notice required by Section 5(b)(1) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

Ex F-5

(d)  Notwithstanding anything in Section 5(b)(3) to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(3), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(1), other than the timing requirements in Section 5(b)(3), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it is received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” means a class of directors whose term shall expire at the next annual meeting of stockholders.

(e)  A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (iii) of Section 5(a), or in accordance with clause (iv) of Section 5(a). Except as otherwise required by law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in clauses (D) and (E) of Section 5(b)(4), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f)  Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to clause (iii) of Section 5(a).

(g)  For purposes of Section 5 and Section 6,

(1)  “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

Ex F-6

(2)  “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation, (B) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation, (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (D) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(3)  “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

(h)  Notwithstanding anything to the contrary contained in this Section 5, for as long as the Nomination Agreement remains in effect, the Forum Parties (as defined in the Certificate of Incorporation) shall not be subject to the notice procedures set forth in Section 5(b)(1), Section 5(b)(2), Section 5(b)(3) or Section 5(c) with respect to any annual or special meeting of stockholders.

Section 6.  Special Meetings.

(a)  Special meetings of the stockholders of the corporation may be called only in the manner provided in the Certificate of Incorporation, as the same may be amended from time to time.

(b)  The Board of Directors shall determine the time and place, if any, of such special meeting. The Board of Directors may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 14(c). Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at such special meeting otherwise than specified in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Chairperson of the Board of Directors or by the Board of Directors.

Ex F-7

(c)  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) as provided in the Nomination Agreement, (ii) by or at the direction of the Board of Directors or (iii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(1). If the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(1) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period for the giving of a stockholder’s notice as described above.

(d)  Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c).

Section 7.  Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Ex F-8

Section 8.  Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of voting power of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.  Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10.  Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Ex F-9

Section 11.  Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.  List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the corporation makes the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.  Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws. Except as otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14.  Organization.

(a)  At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, a chairperson of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the Chief Executive Officer or the President, shall act as secretary of the meeting.

(b)  The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Ex F-10

(c)  If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders; and (ii) be deemed to be present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (A) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the corporation.

ARTICLE IV
DIRECTORS

Section 15.  Number and Term of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16.  Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17.  Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the adoption of these Bylaws, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the adoption of these Bylaws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Ex F-11

Notwithstanding the foregoing provisions of this Section 17, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18.  Vacancies. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock or as otherwise provided by applicable law or in the Nomination Agreement, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation or the Nomination Agreement, vacancies and newly created directorships of such class or classes or series shall be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19.  Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the Secretary, in his or her discretion, may either (a) require confirmation from the director prior to deeming the resignation effective, in which case the resignation will be deemed effective upon receipt of such confirmation, or (b) deem the resignation effective at the time of delivery of the resignation to the Secretary. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20.  Removal. Subject to any limitation imposed by applicable law and to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, any individual director or directors may only be removed from office with cause by the affirmative vote of the holders of at least at least 85% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors; provided, that at any time when the Founder Parties (as defined in the Certificate of Incorporation) beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors. Directors shall not be removed without cause pursuant to this Section 20.

Ex F-12

Section 21.  Meetings

(a)  Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)  Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c)  Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)  Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)  Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Ex F-13

Section 22.  Quorum and Voting.

(a)  Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 44 for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)  At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.  Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24.  Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.  Committees.

(a)  Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal (if any) of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation.

Ex F-14

(b)  Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)  Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of Section 25(a) or Section 25(b) may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)  Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.  Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The powers and duties of the Chairperson of the Board shall not include supervision or control of the preparation of the financial statements of the corporation (other than through participation as a member of the Board). The position of the Chairperson of the Board and Chief Executive Officer may be held by the same person.

Ex F-15

Section 27.  Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

ARTICLE V
OFFICERS

Section 28.  Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairperson, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 29.  Tenure and Duties of Officers.

(a)  General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)  Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Ex F-16

(c)  Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d)  Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)  Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f)  Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

Ex F-17

(g)  Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time.

Section 30.  Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31.  Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32.  Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION

Section 33.  Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Ex F-18

Section 34.  Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII
SHARES OF STOCK

Section 35.  Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 36.  Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37.  Transfers.

(a)  Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)  The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Ex F-19

Section 38.  Fixing Record Dates.

(a)  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)  In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39.  Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION

Section 40.  Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

Ex F-20

ARTICLE IX
DIVIDENDS

Section 41.  Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42.  Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X
FISCAL YEAR

Section 43.  Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI
INDEMNIFICATION

Section 44.  Indemnification of Directors, Officers, Employees and Other Agents.

(a)  Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 44(d).

Ex F-21

(b)  Employees and other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.

(c)  Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 44 or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 44(e), no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this sentence shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d)  Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 44 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 44 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 44 or otherwise shall be on the corporation.

Ex F-22

(e)  Non-Exclusivity of Rights. The rights conferred on any person by this Section 44 shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

(f)  Survival of Rights. The rights conferred on any person by this Section 44 shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)  Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 44.

(h)  Amendments. Any repeal or modification of this Section 44 shall only be prospective and shall not affect the rights under this Section 44 in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i)  Saving Clause. If this Section 44 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 44 that shall not have been invalidated, or by any other applicable law. If this Section 44 is invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

Ex F-23

(j)  Certain Definitions. For the purposes of this Section 44, the following definitions shall apply:

(1)  The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2)  The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3)  The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 44 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4)  References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5)  References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Ex F-24

ARTICLE XII
NOTICES

Section 45.  Notices.

(a)  Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b)  Notice to Directors. Any notice required to be given to any director may be given by the method stated in Section 45(a) or as otherwise provided in these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)  Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)  Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)  Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Ex F-25

(f)  Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII
AMENDMENTS

Section 46.  Amendments. Subject to the limitations set forth in Section 44(h) or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 85% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class; provided, that, at any time when the Founder Parties (as defined in the Certificate of Incorporation) beneficially own, in the aggregate, less than a majority of the total voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors, subject to any limitations imposed by applicable law, any such adoption, amendment or repeal may be undertaken by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Ex F-26

EXHIBIT G

FORM OF RESIGNATIONS

[See Attached]

Ex G-1

LETTER OF RESIGNATION

[__________], 2020

To:	Forum Merger II Corporation
1615 South Congress Avenue
Suite 103
Delray Beach, Florida 33445

Reference is made to that certain Agreement and Plan of Merger, dated as of June 11, 2020, by and among (i) Forum Merger II Corporation, a Delaware corporation (“Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative thereunder (as the same may be further amended, modified or otherwise supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Effective immediately on the consummation of the transactions contemplated by the Merger Agreement, I, [_____________], do hereby resign from [any position I may hold as a member of the Board of Directors (and from all committees thereof, as applicable) of the [Parent/Merger Sub/Company3]] [and] [any officer position I may hold at the [Parent/Merger Sub/Company] and any of its subsidiaries]. This letter may be delivered by electronic transmission and, upon such execution and delivery, such transmitted document shall have the same force and effect as an original.

[____________]

[3]	Per Sec. 2.4(a)(iv) of the Merger Agreement.

Ex G-2

EXHIBIT H

FORM OF REGISTRATION RIGHTS AGREEMENT

[See Attached]

Ex H-1

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into on [  ], 2020, by and among Tattooed Chef, Inc., a Delaware corporation f/k/a Forum Merger II Corporation (the “Company”), and the undersigned parties listed on the signature pages hereto (each, an “Investor” and, collectively, the “Investors”).

RECITALS

WHEREAS, Forum Investors II LLC, a Delaware limited liability company (the “Sponsor”) is a party to a Registration Rights Agreement (the “Initial Agreement”), dated as of August 2, 2018, by and among the Sponsor, the Company, Jefferies LLC (“Jefferies”) and EarlyBirdCapital, Inc. (“EBC”), pursuant to which the Company provided the Initial Investors (as defined herein), Jefferies and EBC with certain rights relating to the registration of certain securities of the Company, including the Founder Shares (as defined herein) and, Private Placement Units (as defined herein);

WHEREAS, prior to the initial public offering (the “IPO”) of the Company, the initial investors of the Company (the “Initial Investors”) owned shares (the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of the Company (the “Class B common stock”);

WHEREAS, the Founder Shares were convertible into shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A common stock”) on the terms provided in the Company’s amended and restated certificate of incorporation as in effect prior to the Closing (as defined herein) (the “Pre-Merger COI”);

WHEREAS, the Sponsor, Jefferies and EBC purchased an aggregate of 655,000 units (“Private Placement Units”) consisting of one share of Class A common stock and one warrant exercisable for one share of Class A common stock (the “Private Placement Warrants”) in a private placement that was completed simultaneously with the consummation of the IPO;

WHEREAS, in connection with the Company’s IPO, the Company entered into a warrant agreement, dated as of August 2, 2018, pursuant to which the Company agreed to use its best efforts to file with the U.S. Securities and Exchange Commission (the “Commission”) a registration statement for the registration, under the Securities Act of 1933, as amended (together with the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time, the “Securities Act”), of the shares of Class A common stock issuable upon exercise of the warrants issued to the public investors in the IPO (the “Public Warrant”) and the 655,000 shares of Class A common stock issuable under the Private Placement Warrants;

WHEREAS, reference is made to that certain Agreement and Plan of Merger, by and among the Company, Myjojo, Inc., a Delaware corporation (“Myjojo”), Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and a wholly-owned subsidiary of the Company, and Salvatore Galletti, as the representative of the stockholders of the Company, dated June 11, 2020 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

Ex H-2

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement;

WHEREAS, in connection with the Merger and pursuant the Merger Agreement and the other Transaction Agreements, the Company, Myjojo and the Pre-Closing Holders have agreed to amend and restate the Initial Agreement in order to provide rights relating to the registration of shares of Common Stock issued or issuable to the holders of equity interests of the Company or Myjojo pursuant to the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby;

WHEREAS, at the time of the Closing (as defined herein), all shares of Class B common stock converted into shares of Class A common stock in accordance with the Pre-Merger COI;

WHEREAS, immediately following the conversion of the Class B common stock into Class A common stock, all shares of Class A common stock were reclassified as shares of common stock of the Company, $0.0001 par value per share (the “Common Stock”);

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger, the Company will issue to the stockholders of Myjojo (the “Myjojo Holders”) shares of Common Stock as consideration in the Merger (together with any shares of Common Stock issued to the Myjojo Holders after the Closing of the Merger pursuant to the Merger Agreement, collectively, the “Merger Shares”);

WHEREAS, pursuant to Section 5.5 of the Initial Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of holders of at least a majority in interest of the Registrable Securities at the time in question (which majority interest must include Jefferies and EBC if such amendment or modification affects in any way the rights of Jefferies or EBC thereunder); and

WHEREAS, the parties hereto desire to amend and restate the Initial Agreement in order to provide the Investors with certain rights relating to the registration of the Registrable Securities.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. The Initial Agreement is hereby amended in its entirety and restated herein. Upon the execution of this Agreement, all provisions of, rights granted and covenants made in the Initial Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first refusal and any notice period associated therewith otherwise applicable to the transactions contemplated by the Merger Agreement (provided, that for the avoidance of doubt, the foregoing will not affect the rights of the Sponsor under the Sponsor Earnout Letter).

Ex H-3

SECTION 1
Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Agreement” has the meaning set forth in the Preamble.

(b) “Affiliate” of any person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person or entity. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means (i) the direct or indirect ownership of more than 50% of the voting rights of a person or entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any equity or other ownership interest, by contract or otherwise).

(c) “Class A common stock” has the meaning set forth in the Recitals.

(d) “Class B common stock” has the meaning set forth in the Recitals.

(e) “Closing” means the closing of the transactions contemplated under the Merger Agreement.

(f) “Commission” has the meaning set forth in the Recitals.

(g) “Common Stock” has the meaning set forth in the Recitals.

(h) “Company” has the meaning set forth in the Preamble.

(i) “DGCL” means the General Corporation Law of the State of Delaware, as amended.

(j) “Dollars” or “$” means the currency of the United States of America.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

(l) “FINRA” has the meaning set forth in Section 2.4(q).

(m) “Founder Shares” has the meaning set forth in the Recitals.

(n) “Holder” means an Investor who holds Registrable Securities (including their donees, pledgees, assignees, transferees and other successors) and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.11 of this Agreement.

(o) “Indemnified Party” has the meaning set forth in Section 2.7(c).

Ex H-4

(p) “Indemnifying Party” has the meaning set forth in Section 2.7(c).

(q) “Initial Agreement” has the meaning set forth in the Recitals.

(r) “Initial Investors” has the meaning set forth in the Recitals.

(s) “Initiating Holders” means (i) any Holder or Holders who in the aggregate hold not less than a majority of the Registrable Securities issued to the Initial Investors and (ii) any Holder or Holders who in the aggregate hold not less than seven percent (7%) of the Merger Shares that constitute Registrable Securities.

(t) “Investors” has the meaning set forth in the Preamble.

(u) “IPO” has the meaning set forth in the Recitals.

(v) “Merger” has the meaning set forth in the Recitals.

(w) “Merger Agreement” has the meaning set forth in the Recitals.

(x) “Merger Shares” has the meaning set forth in the Recitals.

(y) “Merger Sub” has the meaning set forth in the Recitals.

(z) “Myjojo” has the meaning set forth in the Recitals.

(aa) “Myjojo Holders” has the meaning set forth in the Recitals.

(bb) “Other Selling Stockholders” means persons or entities other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(cc) “Other Shares” means securities of the Company, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(dd) “Pre-Merger COI” has the meaning set forth in the Recitals.

(ee) “Private Placement Units” has the meaning set forth in the Recitals.

(ff) “Private Placement Warrants” has the meaning set forth in the Recitals.

(gg) “Public Warrants” has the meaning set forth in the Recitals.

(hh) “Qualified Holder” means each Holder whose Registrable Securities have a market value of at least $3,000,000 based on the average closing price of the Common Stock for the ten (10) trading days ending on the trading day prior to the date on which notice is sent pursuant to Section 2.2(a)(2)(i).

Ex H-5

(ii) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

(jj) “Registrable Securities” means shares of Common Stock issued or issuable to the Investors pursuant to the Merger Agreement, including without limitation any (i) Merger Shares, (ii) shares of Common Stock issued, pursuant to Section 6.3 of the Merger Agreement, in connection with any Supplemental Financing and/or to the payees of Parent Transaction Expenses in lieu of all or any portion of the cash payments due to such payees at Closing, and (iii) shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants) held by the Sponsor, Jefferies or EBC immediately after the Closing of the Merger (including without limitation, giving effect to the conversion of shares of Class B common stock into Class A common stock and subsequent conversion into shares of Common Stock upon the closing of the Merger). Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock (including shares of Common Stock issuable upon exercise of Private Placement Warrants). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by the Company and any subsequent sale, transfer or distribution of them does not require registration under the Securities Act; (c) such securities have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without public information requirements or volume limitations.

(kk) “Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the Common Stock is then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, two (2) counsels for the Holders, one selected by Holders holding a majority of the Registrable Securities issued to the Initial Investors and one selected by Holders holding a majority of the Merger Shares that are Registrable Securities, up to a maximum of $50,000 total per counsel, blue sky fees and expenses (including reasonable fees and disbursements of counsels for the Holders in connection with blue sky compliance), and any fees and disbursements of accountants retained by the Company incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(ll) “Representatives” means, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other person associated with, or acting on behalf of, such person.

(mm) “Resale Shelf Registration Statement” has the meaning set forth in Section 2.1(a).

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(nn) “Restricted Securities” means any Registrable Securities that are required to bear a legend restricting transfer or are otherwise prohibited from being sold, transferred or distributed without registration under the Securities Act.

(oo) “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(pp) “Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(qq) “SEC Guidance” means (i) any publicly-available written or oral guidance, or comments, requirements or requests of the Staff and (ii) the Securities Act and the rules and regulations thereunder.

(rr) “Securities Act” has the meaning set forth in the Recitals.

(ss) “Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of counsel to the Initial Investors and to the Holders of Merger Shares included in Registration Expenses).

(tt) “Staff” means the staff of the Division of Corporation Finance of the Commission.

(uu) “Suspension Notice” has the meaning set forth in Section 2.1(f).

(vv) “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(ww) “Underwritten Takedown” means an underwritten public offering of Registrable Securities pursuant to an effective registration statement.

Ex H-7

SECTION 2
Registration Rights

2.1 Registration

(a) Registration Requirements. The Company shall, not later than one hundred and twenty (120) days after the Closing, prepare and file with the Commission a registration statement on Form S-1, or Form S-3 if such registration statement form is available to the Company, and take all such other actions as are necessary to ensure that there is an effective “shelf” registration statement containing a prospectus that remains current covering (and to qualify under required U.S. state securities laws, if any) the offer and sale of all Registrable Securities by the Holders on a continuous or delayed basis pursuant to Rule 415 of the Securities Act (the registration statement, the “Resale Shelf Registration Statement”). The Company shall use reasonable best efforts to cause the Commission to declare the Resale Shelf Registration Statement effective as soon as possible thereafter but in any event within three (3) days after the Commission advises the Company that it has completed its review of such registration statement, and to remain effective and the prospectus contained therein current until all Holders cease to hold Registrable Securities. The Resale Shelf Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Holders, and shall comply with the relevant provisions of the Securities Act and Exchange Act.

(b) Request for Underwritten Takedowns. The Holders that qualify as Initiating Holders will be entitled to Underwritten Takedowns with respect to their Registrable Securities in accordance with this Section 2.1. If the Company shall receive from any Initiating Holder a written request signed by such Initiating Holder that the Company effect any Underwritten Takedown with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities proposed to be disposed of by such Initiating Holder), the Company will:

(i) promptly, and in any event, within five (5) days after receiving such request, give written notice of the proposed Underwritten Takedown to all other Qualified Holders; and

(ii) as soon as practicable, use its reasonable best efforts to cause the Commission to declare such Underwritten Takedown effective within sixty (60) days thereafter (including, without limitation, filing post-effective amendments, one or more prospectus supplements, appropriate qualifications under any applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit and facilitate the sale and distribution in an underwritten offering of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) days after such written notice from the Company is mailed or delivered.

(c) Limitations on Underwritten Takedowns. The Company shall not be obligated to effect any Underwritten Takedown pursuant to this Section 2.1:

(i) If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such Underwritten Takedown, propose to sell Registrable Securities and such other securities (if any), the aggregate proceeds of which are anticipated to be less than $10,000,000;

Ex H-8

(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii) If the Company has effected two (2) such Underwritten Takedowns in any given twelve (12) month period;

(iv) If the Initiating Holder proposes to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.2;

(v) If the Initiating Holder does not request that such offering be firmly underwritten by underwriters selected by the Initiating Holder (subject to the consent of the Company); or

(vi) If the Company and the Initiating Holder are unable to obtain the commitment of the underwriter described in clause (v) above to firmly underwrite the offer.

(d) Other Shares. Any Underwritten Takedown may, subject to the provisions of Section 2.1(f), include Other Shares, and may include securities of the Company being sold for the account of the Company, provided that, any Other Shares or securities of the Company to be included in an Underwritten Takedown must be the subject of an effective shelf registration statement at the time the Company receives the request for an Underwritten Takedown from the Initiating Holder.

(e) Underwriting; Cutback. If the Company requests inclusion in any Underwritten Takedown of securities to be sold for its own account, or if other persons request inclusion of Other Shares in any Underwritten Takedown, the Initiating Holder shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such other person’s securities of the Company and their acceptance of the applicable provisions of this Section 2. The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of Holders that qualify as Initiating Holders. No Holder (or its permitted transferee or assignee under Section 2.11) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Notwithstanding any other provision of this Section 2.1, if the underwriters, in good faith, advise the Initiating Holder in writing that marketing factors require a limitation on the number of securities of the Company to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among Initiating Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Initiating Holders (determined based on the aggregate number of Registrable Securities held by each such Initiating Holder), provided that not less than 30% of the allocation in this clause (i) shall be for the Initial Investors; (ii) second, among all other Holders requesting to include Registrable Securities in such Underwritten Takedown based on the pro rata percentage of Registrable Securities held by such Holders (determined based on the aggregate number of Registrable Securities held by each such Holder); (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other Holders or employees of the Company, and (iv) fourth, to any Other Selling Stockholders requesting to include Other Shares in such Underwritten Takedown.

Ex H-9

If a person who has requested inclusion in such Underwritten Takedown as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company, the underwriter or the Initiating Holders, and the securities so excluded shall also be withdrawn from the Underwritten Takedown. If securities are so withdrawn from the Underwritten Takedown and if the number of shares to be included in such Underwritten Takedown was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall offer to all Holders who have retained rights to include securities in the Underwritten Takedown the right to include additional Registrable Securities in the offering in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

(f) Deferral; Suspension. Notwithstanding anything in this Agreement to the contrary, if the Company furnishes to the Holders a certificate (the “Suspension Notice”) signed by an executive officer of the Company stating that, in the good faith judgment of the Company’s Board of Directors, effecting a registration (whether by the filing of a registration statement or by taking any other action) or the offering or disposition of Registrable Securities thereunder (including, for the avoidance of doubt, through an Underwritten Takedown) should be postponed or suspended because such registration, offering or disposal would (1) materially impede, delay or interfere with a pending material acquisition, corporate reorganization, or other similar transaction involving the Company; (2) require premature disclosure of material non-public information that the Company has a material bona fide business purpose for preserving as confidential; or (3) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then by delivery of the Suspension Notice to the Holders, then (in addition to the limitations set forth in Section 2.1(c) of this Agreement) the Company may so postpone effecting a registration or require the Holders to refrain from offering or disposing of Registrable Securities for a period of not more than sixty (60) days, and, provided further, that the Company shall not suspend usage of a registration statement in this manner more than once in any twelve (12) month period.

2.2 Company Registration

(a) Company Registration/Underwritten Offering. If the Company determines to (1) register any of its securities either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing) during a period in which a Resale Shelf Registration Statement covering a Holder’s Registrable Securities is not then effective, other than: a registration pursuant to Section 2.1; a registration relating to the shares of Common Stock underlying the Public Warrants; a registration relating solely to employee benefit plans; a registration relating to the offer and sale of non-convertible debt securities; a registration relating to a corporate reorganization or other Rule 145 transaction; or a registration on any registration form that does not permit secondary sales, or (2) effect an underwritten public offering of securities, either for its own account or the account of Other Selling Stockholders (or a combination of the foregoing), the Company will:

(i) promptly give written notice (in any event not later than twenty (20) days prior to the filing of the registration statement or preliminary prospectus to which such offering relates) of the proposed registration or offering, as applicable, to all Holders; and

Ex H-10

(ii) use its reasonable best efforts to include in such registration or offering, as applicable, and any related qualification under blue sky laws or other compliance, except as set forth in Section 2.2(b), and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after receipt of such written notice from the Company. Such written request may specify all or a part of a Holder’s Registrable Securities; provided however, that notwithstanding anything to the contrary herein, only Qualified Holders shall be entitled to notice of and to participate in underwritten public offerings contemplated by clause (2) of this Section 2.2(a).

(b) Underwriting; Cutback. If the registration or offering of which the Company gives notice is for an underwritten public offering, the Company shall so advise the Qualified Holders who have elected to participate (and include the names of the proposed underwriters) as a part of the written notice given pursuant to Section 2.2(a)(2)(i). All Qualified Holders proposing to distribute their securities through such underwriting shall (together with the Company and the Other Selling Stockholders with registration rights to participate therein) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company. No Qualified Holder (or its permitted transferee or assignee under Section 2.11) shall be required to make any representations or warranties to, or agreements with, the Company or the underwriters other than representations, warranties or agreements regarding such Qualified Holder’s (or such transferee’s or assignee’s) authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

Notwithstanding any other provision of this Section 2.2, if the underwriters in good faith advise the Company and the Qualified Holders of Registrable Securities participating in the offering in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (1) if the underwritten offering is for the Company’s account, (m) first, to the Company; (n) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (o) third, to the Other Selling Stockholders, if any, requesting to include Other Shares in such underwritten offering pursuant to piggyback rights and (2) if the underwritten offering is for the account of Other Selling Stockholders, then (x) first, to the Other Selling Stockholders, (y) second, to the Qualified Holders requesting to include Registrable Securities in such offering based on the pro rata percentage of Registrable Securities held by such Qualified Holders (determined based on the aggregate number of Registrable Securities held by each such Qualified Holder); and (z) third, to the Company.

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If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice to the Company and the underwriter. Any Registrable Securities or Other Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration. Notwithstanding anything to the contrary, the Company shall be responsible for the Registration Expenses prior to any such withdrawal.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

(d) Limitations. The Company shall not be obligated to effect any registrations pursuant to this Section 2.2:

(i) After the Company has initiated five (5) such Underwritten Takedowns pursuant to this Section 2.2 (counting for these purposes only (x) registrations in which Registrable Securities are not excluded or reduced pursuant to Section 2.2(b) and which have been declared or ordered effective and pursuant to which securities have been sold, and (y) withdrawn registrations);

(ii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to the request made pursuant to Section 2.1;

(iii) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or

(iv) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (iii) above to firmly underwrite the offer.

2.3 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to this Section 2 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.2 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, if a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders and the holders of any Other Shares shall be borne by the Holders and any holders of any Other Shares included in such registration pro rata among each other on the basis of the number of Registrable Securities and Other Shares, respectively, registered on their behalf.

Ex H-12

2.4 Registration Procedures. In the case of each registration of Registrable Securities pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its sole expense, the Company will:

(a) Prepare each registration statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing such registration statement, any prospectus or any amendments or supplements thereto, furnish to the Holders of the Registrable Securities copies of all documents prepared to be filed, which documents shall be subject to the review of such Holders and their respective counsel;

(b) As soon as reasonably practicable, file with the Commission the registration statement relating to the Registrable Securities, including all exhibits and financial statements required by the Commission to be filed therewith, and use its reasonable best efforts to cause such registration statement(s) to become effective under the Securities Act as soon as practicable;

(c) Prepare and file with the Commission such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be requested by the Holders or any underwriter of Registrable Securities or as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d) Notify the participating Holders of Registrable Securities, and confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable registration statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (b) of any written comments by the Commission or any request by the Commission or any other federal or state governmental authority for amendments or supplements to such registration statement, prospectus or for additional information (whether before or after the effective date of the registration statement), (c) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or any order by the Commission or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (d) of the receipt by the Company of any notification with respect to the suspension of any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(e) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder (or its counsel) from time to time may reasonably request;

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(f) Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it would not otherwise be required to qualify or when it is not then otherwise subject to service of process;

(g) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such registration statement and prospectus, so that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to a registration statement, use reasonable best efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Holders listed as selling security holders in such prospectus a written notice of such amendment or supplement, and, upon receipt of such notice, each such Holder agrees not to sell any Registrable Securities pursuant to such registration statement until such Holder’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;

(h) Use its reasonable best efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of any registration statement (and promptly notify in writing each Holder covered by such registration statement of the withdrawal of any such order);

(i) Provide a transfer agent or warrant agent, as applicable, and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j) if requested, cooperate with the selling Holders of Registrable Securities to facilitate the timely preparation and delivery of certificates or establishment of book entry notations representing Registrable Securities to be sold and not bearing any restrictive legends, including without limitation, procuring and delivering any opinions of counsel, certificates, or agreements as may be necessary to cause such Registrable Securities to be so delivered;

(k) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

Ex H-14

(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1 or 2.2, enter into and perform its obligations under an underwriting agreement in form reasonably necessary to effect the offer and sale of the Registrable Securities subject to such underwriting, provided, that such underwriting agreement contains reasonable and customary provisions;

(m) Furnish to each Holder of Registrable Securities included in such registration statement a signed counterpart, addressed to such Holder, of (1) any opinion of counsel to the Company delivered to any underwriter dated the effective date of the registration statement or, in the event of an underwritten offering, the date of the closing under the applicable underwriting agreement, in customary form, scope, and substance, at a minimum to the effect that the registration statement has been declared effective and that no stop order is in effect, which counsel and opinions shall be reasonably satisfactory to the Holders and their respective counsel and (2) any comfort letter from the Company’s independent public accountants delivered to any underwriter in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request. If no legal opinion is delivered to any underwriter, the Company shall furnish to each Holder of Registrable Securities included in such registration statement, at any time that such Holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the registration statement containing such prospectus has been declared effective and that no stop order is in effect and any other matters as the Holders or underwriter may reasonably request and as are customarily included;

(n) Promptly identify to the selling Holders any underwriter(s) participating in any disposition pursuant to such registration statement and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, make available for inspection by the selling Holders all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(o) Reasonably cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to fully cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any registration statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential stockholders;

(p) Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its stockholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

Ex H-15

(q) Reasonably cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”), and use its reasonable best efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of any registration statement;

(r) In the event of any underwritten public offering of Registrable Securities, cause senior executive officers of the Company to participate in customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(s) Take all reasonable action to ensure that any “free writing prospectus” (as defined in the Securities Act) utilized in connection with any registration of Registrable Securities complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(t) Take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

2.5 Price and Underwriting Discounts. In the case of an underwritten offering requested by Holders pursuant to Section 2.1, the price, underwriting discount and other financial terms of the related underwriting agreement for the Registrable Securities shall be determined by the participating Holders holding a majority of the Registrable Securities. In the case of any underwritten offering pursuant to Section 2.2, such price, discount and other terms shall be determined by the Company, subject to the right of the Holders to withdraw their request to participate in the registration pursuant to Section 2.2 after being advised of such price, discount and other terms.

2.6 “Market Stand-Off” Agreement. The Holders shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to, any Common Stock (or other securities of the Company) held by the Holders (other than those included in the registration) for a period specified by the representatives of the managing underwriter or underwriters of Common Stock (or other securities of the Company convertible into Common Stock) not to exceed five (5) days prior and ninety (90) days following any Underwritten Takedown. Each of the Holders that is a director or officer of the Company or that owns more than five percent (5%) of the Company’s Common Stock also shall execute and deliver any “lock-up” agreement reasonably requested by the managing underwriter of such Underwritten Takedown, but only to the extent as is required generally of any executive officers, directors or five percent (5%) or greater stockholder by such managing underwriter.

Ex H-16

2.7 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of Section 15 of the Securities Act) such Persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, judgments, suits, costs, penalties, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each Holder, and each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls such persons and each of their respective Representatives, and each underwriter, if any, and each person or entity who controls any underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, judgment, suit, penalty, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, judgment, suit, penalty loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s Representatives, any person or entity controlling such Holder, such underwriter or any person or entity who controls any such underwriter, and stated to be specifically for use therein; provided, further that, the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the transfer of such securities by such Holder.

Ex H-17

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, employees, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person or entity who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person or entity controlling each other such Holder, and each of their respective Representatives, against all claims, judgments, penalties losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case made in reliance upon and in conformity with information furnished in writing by or on behalf of such selling Holder expressly for use in connection with such registration, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Holder and relating to action or inaction required of the Holder in connection with any offering covered by such registration, qualification or compliance, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement or omission (i) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein and (ii) has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the person asserting the claim; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.7 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Each party entitled to indemnification under this Section 2.7 (the “Indemnified Party”) shall (i) give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought  (provided, that any delay or failure to so notify the indemnifying party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure), and (ii) permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party has failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such Person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

Ex H-18

(d) If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder will be required under this Section 2.7(d) to contribute any amount in excess of the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2.7 and otherwise shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.

2.8 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;

Ex H-19

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, or that it qualifies as registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration. The Company further covenants that it shall take such further action as any Holder may reasonably request to enable such Holder to sell from time to time shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing at the Company’s expense any legal opinions.

2.10 No Inconsistent Agreements.  The Company has not entered, as of the date hereof, nor shall the Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof. Unless the Company receives the consent of each of (i) the Holders holding a majority of the Registrable Securities issued to the Initial Investors and (ii) the Holders holding a majority of the Merger Shares that are Registrable Securities, the Company shall not enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders of Registrable Securities or otherwise conflict with the provisions hereof.

2.11 Transfer or Assignment of Rights. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. The rights granted to a Holder by the Company under this Section 2 may be transferred or assigned (but only with all related obligations) by a Holder only to a transferee of Registrable Securities that is a transferee or assignee of not less than 25,000 Registrable Securities (as presently constituted and subject to subsequent adjustments for share splits, share dividends, reverse share splits and the like); provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws, (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.

2.12 Lock-up Period.

(a) The Initial Investors agree that they shall not Transfer (i) 1,250,000 Founder Shares (or shares of Common Stock issuable upon conversion thereof) held by the Initial Investors prior to the date that is the six month anniversary of the Closing, and (ii) 1,250,000 Founder shares until the date that is the earlier of (1) the twelve month anniversary of the Closing, (2) the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Merger and (3) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. This Section 2.12(a) shall supersede and replace the transfer restrictions in the Letter Agreement, dated August 2, 2018, among the Company, Forum Capital Management II LLC and certain directors and officers of the Company.

Ex H-20

(b) The Holders of Merger Shares agree that they shall not Transfer any of the Merger Shares held by the Holders until the date that is the six month anniversary of the Closing.

(c) Notwithstanding the provisions set forth in Section 2.12(a) and Section 2.12(b), Transfers of the Founder Shares, Merger Shares and shares of Common Stock issuable upon the conversion of the Founder Shares that are held by the Initial Investors, any Holder of Merger Shares or any of their permitted transferees (that have complied with this Section 2.12(c)), are permitted (a) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members of the Initial Investors or any affiliate of the Initial Investors; (b) in the case of a Holder that is an entity, to the equityholders of such Holder; (c) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) by private sales or transfers made in connection with the consummation of the Merger at prices no greater than the price at which the securities were originally purchased; (g) in the event of the Company’s liquidation prior to the completion of the Merger; (h) by virtue of the laws of the State of Delaware or the Initial Investors’ limited liability company agreement upon dissolution of the Initial Investors; or (i) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Company’s completion of the Merger; provided, however, that in the case of clauses (a) through (f) or (h), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein.

SECTION 3
Miscellaneous

3.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) the Holders holding a majority of the Registrable Securities issued to the Initial Investors and (iii) the Holders holding a majority of the Merger Shares that are Registrable Securities; provided, however, that if any amendment, waiver, discharge, or termination operates in a manner that treats any Holder different from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge, or termination. Persons who become assignees or other transferees of Registrable Securities in accordance with this Agreement after the date of this Agreement may become parties hereto, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder. Any amendment, waiver, discharge, or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of such Holder.

Ex H-21

3.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service at the following addresses:

(a) if to an Investor, to such Investor’s address or electronic mail address as shown on Exhibit A, as may be updated in accordance with the provisions hereof.

(b) if to any Holder other than an Investor, to such address or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c) If to the Company:

Tattooed Chef, Inc.

1622 S. Gaffey St.

San Pedro, CA 90731

Attention: Salvatore Galletti, Chief Executive Officer

Email: sgalletti@ittellafoods.com

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if via electronic mail (to a Holder only), on the date of transmission.

3.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

3.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

3.5 Entire Agreement. This Agreement, the Merger Agreement, and the exhibits and schedules hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

Ex H-22

3.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

3.7 Remedies. Each holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The Company acknowledges that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and the Company hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

3.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

3.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

3.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

3.11 Electronic Execution and Delivery. A facsimile, portable document format (“.PDF”) or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, .PDF, or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, .PDF, or other reproduction hereof.

3.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

Ex H-23

3.13 Attorneys’ Fees. If any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

3.14 Aggregation of Stock. All securities held or acquired by affiliated entities of or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

3.15 Waiver of Jury Trial; Consent to Jurisdiction. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement; and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

[Signature page follows.]

Ex H-24

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

COMPANY:

TATTOOED CHEF, INC.

By:
Name:
Title:

[Company Signature Page to Registration Rights Agreement]

Ex H-25

IN WITNESS WHEREOF, the parties have duly executed this Amended and Restated Registration Rights Agreement as of the date first above written.

INVESTORS:

FORUM INVESTORS II LLC

By:
Name:
Title:

Jefferies LLC

By:
Name:
Title:

EARLYBIRDCAPITAL, INC.

By:
Name:
Title:

UMB CAPITAL CORPORATION

By:
Name:
Title:

SALVATORE GALLETTI

Name: Salvatore Galletti

[Investor Signature Page to Registration Rights Agreement]

Ex H-26

PIZZO FOOD, SRLS

By:
Name:
Title:

Stephanie Dieckmann

Name: Stephanie Dieckmann

[Investor Signature Page to Registration Rights Agreement]

Ex H-27

EXHIBIT I

FORM OF LETTER OF TRANSMITTAL

[See Attached]

Ex I-1

INSTRUCTIONS FOR LETTER OF TRANSMITTAL

FOR STOCKHOLDERS

OF

MYJOJO, INC.

1.	Delivery of Letter of Transmittal and Exhibits. The Letter of Transmittal, together with the exhibits attached thereto, properly completed and duly executed, should be delivered to Myjojo, Inc., a Delaware corporation (the “Company”), at the address below in the envelope enclosed for your convenience. If the space provided on the Letter of Transmittal is inadequate, the applicable information should be listed on a separate schedule to be attached thereto.

THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE PRE-CLOSING HOLDER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE DOCUMENTS WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE MATERIALS ARE ACTUALLY RECEIVED BY THE COMPANY AT THE ADDRESS BELOW.

2.	Signatures.

(a)	If the Letter of Transmittal is signed by the legal and beneficial owner(s) of the issued and outstanding Company Interests listed and to be surrendered thereby, no evidence of transfer is required. If Company Interests surrendered is (are) owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

(b)	If the Letter of Transmittal is signed by a Person other than the legal and beneficial owner(s) of the Company Interests listed or its duly authorized representative (as confirmed by proper evidence satisfactory to the Company and to Forum Merger II Corporation, a Delaware corporation (the “Parent”)), the Letter of Transmittal must be accompanied by appropriate stock powers, in either case signed by the legal and beneficial owner(s) of the Company Interests.

(c)	If the Letter of Transmittal or any stock power, or other exhibit to the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other entities or others, acting in a fiduciary or representative capacity, such Persons should so indicate when signing and proper evidence, satisfactory to the Company and the Parent, of their authority to do so must be submitted.

3.	Special Payment and Delivery Instructions. Indicate on the Letter of Transmittal all names and addresses to which consideration for the securities is to be issued and the amounts thereto, if different from the name and address of the Person(s) signing the Letter of Transmittal.

4.	Form W-8/W-9. If you are a U.S. Person, please enter your social security or employer identification number, and complete, sign and date the attached Form W-9. If you are a non-U.S. Person, you must provide a properly completed and executed Internal Revenue Service Form W-8BEN or other Form W-8, which you can obtain from the Company by contacting the designated Person below.

5.	Additional Copies. Additional copies of the Letter of Transmittal may be obtained from the Company at the address listed below.

Ex I-2

All questions as to the validity, form and eligibility of any surrender of Company Interests will be determined by the Company and the Parent, and such determination shall be final and binding on each holder of the Company’s Interests (each, a “Pre-Closing Holder”). The Company and the Parent reserve the right to jointly waive any irregularities or defects in the surrender of any Company Interests. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Neither the Company nor the Parent is under any obligation to waive or to provide any notification of any irregularities or defects in the surrender of any Company Interests, nor shall the Company or the Parent be liable for any failure to give such notification.

All documentation and requests should be sent to the Company at the following address:

Myjojo, Inc.

c/o Ittella International, LLC

6305 Alondra Blvd.

Paramount, CA 90723

Attn: Sam Galletti, Chief Executive Officer

E-mail: sgalletti@ittellafoods.com

Ex I-3

Method of delivery of the documentation is at the option and risk of the Pre-Closing Holder. See Instruction 1.

All Pre-Closing Holders, please mail or deliver each of the following:

☐	An original of this Letter of Transmittal, duly executed by such Pre-Closing Holder

☐	A completed and executed IRS Form W-9 or Form W-8BEN (or other Form W-8), as applicable, the form of which is attached as Exhibits A-1 and A-2, respectively

☐	An original of the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), duly executed such Pre-Closing Holder, the form of which is attached as Exhibit B

☐	An original stock power, duly executed by such Pre-Closing Holder, the form of which is attached as Exhibit C

Please return all documents to the Company using the address set forth in the instructions.

Ex I-4

LETTER OF TRANSMITTAL

To Exchange Securities of Myjojo, Inc.

Pursuant to the Merger of Myjojo, Inc. and Sprout Merger Sub, Inc.

This Letter of Transmittal (this “Letter of Transmittal”) is being furnished in connection with the merger of Sprout Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Forum Merger II Corporation, a Delaware corporation (the “Parent”), with and into Myjojo, Inc., a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger, dated as of June 11, 2020 (the “Merger Agreement”), by and among (i) the Parent, (ii) Merger Sub, (iii) the Company, and (iv) Salvatore Galletti, in the capacity as the representative of the Pre-Closing Holders in accordance with the terms and conditions of the Merger Agreement, the “Holder Representative”). Any capitalized term used but not defined in this Letter of Transmittal will have the meaning ascribed to such term in the Merger Agreement.

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, among other matters, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”): (i) all Company Interests issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and cease to exist in exchange for the right to receive (i) Cash from Parent, the Company and/or its Subsidiaries in an amount equal to the Cash Consideration, (ii) a number of shares of Parent Common Stock equal to (A) the Aggregate Consideration Value minus the Cash Consideration, divided by (B) $10.00, and (iii) the contingent right to receive the Earnout Payments after the Closing in accordance with Section 3.8 of the Merger Agreement.

The undersigned (“Pre-Closing Holder”) legal and beneficial owner of Company Interests understands that this Letter of Transmittal is being provided to both the Company and the Parent in connection with, and as a condition to the consummation to the transactions contemplated by the Merger Agreement, including the Merger, and that the Company and the Parent are consummating the Merger and the other transactions contemplated by the Merger Agreement in reliance upon the representations, warranties, covenants and agreements of Pre-Closing Holder set forth in this Letter of Transmittal.

IN ADDITION, PRE-CLOSING HOLDER HAS READ, UNDERSTANDS AND AGREES TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT, THE ANCILLARY DOCUMENTS TO WHICH THE HOLDER IS BOUND, THE MATERIALS ACCOMPANYING THIS LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS BEFORE COMPLETING ANY OF THE INFORMATION BELOW.

Please read carefully this entire Letter of Transmittal and the accompanying instructions before completing any of the boxes below.

1. Representations and Warranties of Pre-Closing Holder. Pre-Closing Holder hereby represents, warrants and covenants to the Company and the Parent as follows as of the date of this Letter of Transmittal and as of the Effective Time:

(a) Ownership of Securities. All of the Company Interests owned by Pre-Closing Holder, including without limitation the number of shares of Common Stock, are set forth and accurately described in Schedule 1 below (the “Company Securities Holdings”). Pre-Closing Holder has beneficial ownership over, is the lawful owner of, and has good and valid title to, the Company Securities Holdings, free and clear of any and all Liens, proxies, voting agreements, adverse claims, and demands of any nature or kind whatsoever (other than those imposed by applicable securities laws and the Company’s Organizational Documents, each as in effect on the date hereof). There are no claims for finder’s fees or brokerage commission or other like payments in connection with the Merger Agreement or the transactions contemplated thereby payable by Pre-Closing Holder pursuant to arrangements made by such Pre-Closing Holder. Except for the Company Securities Holdings set forth on Schedule 1, Pre-Closing Holder is not a beneficial owner or record holder of any: (i) Equity Interests of the Company or (ii) securities of the Company having the right to vote on any matters on which the holders of Equity Interests of the Company may vote.

Ex I-5

(b) Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Letter of Transmittal and each of the Exhibits hereto, including without limitation the Registration Rights Agreement (if applicable) and any other document required by this Letter of Transmittal (collectively, with the Letter of Transmittal, the “Transmittal Documents”), and is legally competent to do so, and (ii) if not a natural person, is (A) a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver the Transmittal Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If Pre-Closing Holder is not a natural person, the execution and delivery of the Transmittal Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by Pre-Closing Holder has been duly authorized by all necessary corporate or similar action on the part of Pre-Closing Holder. This Letter of Transmittal and each other Transmittal Document, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Pre-Closing Holder, enforceable against Pre-Closing Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or other Permit of any other Person is necessary for the execution of this Letter of Transmittal or any other Transmittal Document by Pre-Closing Holder, the performance of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. None of the execution and delivery of this Letter of Transmittal or any other Transmittal Document by Pre-Closing Holder, the performance of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of the Organizational Documents of Pre-Closing Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Pre-Closing Holder is a party or by which Pre-Closing Holder or any of the Company Interests or its other assets may be bound, or (iii) to the actual knowledge of Pre-Closing Holder, violate any applicable Law or Governmental Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair in any material respect Pre-Closing Holder’s ability to perform its obligations under this Letter of Transmittal or the other Transmittal Documents.

2. Disposition of Company Interests. Pursuant to the Merger Agreement, Pre-Closing Holder hereby surrenders, cancels and terminates Pre-Closing Holder’s Company Interests, if any, in exchange for Pre-Closing Holder’s applicable Pro Rata Share of the Merger Consideration, subject to the terms and conditions of the Merger Agreement (including but not limited to Section 3.5 of the Merger Agreement). Holder hereby authorizes and instructs the Parent to make entries in its books and records to record and give effect to the issue and allotment of the portion of Merger Consideration due to Holder as a result of the Merger, if any, in the name of and deliver to the address indicated below (unless otherwise instructed in Schedule 1 hereto).

Ex I-6

3. Appointment of Holder Representative to Act on Pre-Closing Holder’s Behalf. By the execution and delivery of this Letter of Transmittal, Pre-Closing Holder on behalf of itself and its successors and assigns, hereby agrees to the provisions of Article IX of the Merger Agreement and irrevocably constitutes and appoints Salvatore Galletti, in its capacity as the Holder Representative as set forth in the Merger Agreement, as the true and lawful agent and attorney-in-fact of Pre-Closing Holder with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of Pre-Closing Holder to the extent set forth in Article IX of the Merger Agreement.

4. Confidentiality. Pre-Closing Holder hereby agrees for a period of five (5) years from and after the date hereof to, and to cause its heirs, past, present or future directors, managers, employees, partners, equityholders, agents, attorneys, advisors, representatives, successors, assigns, including, without limitation, any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law, and Affiliates (collectively, “Representatives”) to: (i) treat and hold in strict confidence any Company Confidential Information, and not use for any purpose (except in connection with the consummation of the transactions contemplated by this Letter of Transmittal, the Merger Agreement or any other Transaction Document, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s and the Parent’s prior written consent (except for (A) for disclosures to Pre-Closing Holder’s Representatives, in each case with a bona fide need to know, provided that such persons and entities have agreed to the confidentiality restrictions contained herein or (B) if such Company Confidential Information has otherwise been made public other than as a result of a breach by Pre-Closing Holder of its confidentiality obligations under this Letter of Transmittal (including its obligations with respect to Pre-Closing Holder’s Representatives) or pursuant to a separate confidentiality obligation to the Company or Parent); and (ii) in the event that Pre-Closing Holder or any of Pre-Closing Holder’s Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company and the Parent with prompt written notice of such requirement so that the Company and the Parent may seek a protective order or other remedy or waive compliance with this Section 4 and (B) in the event that such protective order or other remedy is not obtained, or the Company and the Parent waive compliance with this Section 4, furnish only that portion of such Company Confidential Information that is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. Notwithstanding the foregoing, in the event that Pre-Closing Holder is already subject to confidentiality obligations to the Company which are in effect as of the Closing Date which provide that such confidentiality obligations are the sole confidentiality provisions with respect to the Company applicable to Pre-Closing Holder, then those confidentiality obligations will apply to Pre-Closing Holder in lieu of the provisions of this Section 4. “Company Confidential Information” means all confidential or proprietary documents and information concerning the Company and/or its Subsidiaries or any of their respective Representatives, furnished in connection with the Merger Agreement, the other Transaction Documents, the Transmittal Documents or the transactions contemplated thereby; provided, however, that Company Confidential Information shall not include any information (i) that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by Pre-Closing Holder or any of Pre-Closing Holder’s Representatives in violation of this Letter of Transmittal; (ii) that was in the Pre-Closing Holder’s or Pre-Closing Holder’s Representative’s possession prior to the time it was first made available to Pre-Closing Holder or any of Pre-Closing Holder’s Representatives by or on behalf of the Company, its Subsidiaries or any of its Representatives, provided that the source of such information was not known by Pre-Closing Holder or any of Pre-Closing Holder’s Representatives to be bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information; (iii) that is or becomes available to Pre-Closing Holder on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by Pre-Closing Holder to be bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information; or (iv) is or was independently developed by Pre-Closing Holder or Pre-Closing Holder’s Representatives with no reference to or use of information that otherwise constitutes Company Confidential Information.

Ex I-7

5. Release of Claims. In consideration of the receipt of its applicable Pro Rata Share of the Merger Consideration (which may be increased to decreased pursuant to Section 3.5 of the Merger Agreement), Pre-Closing Holder, intending to be legally bound, effective as of the Effective Time, for himself, herself or itself and on behalf of all of his, her or its heirs, past, present or future directors, managers, employees, partners, equityholders, agents, attorneys, advisors, representatives, successors, assigns, including, without limitation, any receiver, any assignee for the benefit of creditors or any trustee under the United States Bankruptcy Code or similar Law, and Affiliates (collectively, “Releasors”) hereby releases and discharges the Company and its affiliates and their respective past, present and future directors, officers, employees, agents, representatives and their respective successors and assigns (collectively, “Releasees”) fully, finally and forever, from all and any manner of claims, actions, rights, causes of actions, suits, obligations, liabilities, debts, due sums of money, agreements, promises, damages, judgments, executions, accounts, expenses, costs, attorneys’ fees and demands whatsoever, whether in law, contract or equity, whether known or unknown, matured or unmatured, foreseen or unforeseen, arising out of events existing or occurring contemporaneously with or prior to the Effective Time, in each case, in Pre-Closing Holder’s capacity as a stockholder of the Company (or its predecessors) (including whether or not the Merger Consideration Schedule did not accurately reflect the terms of the Company Certificate) or otherwise relating to Pre-Closing Holder’s acquisition, ownership, control or sale of Company Interests (including any rights to indemnities from the Company or any of its Affiliates pursuant to any Contract entered into by such Pre-Closing Holder in connection with such issuance); provided, that nothing contained herein shall operate to release any liabilities of a Releasee based upon, arising out of or relating to, without duplication, (i) this Letter of Transmittal and each of the Exhibits hereto, including the Registration Rights Agreement, and any other document required by this Letter of Transmittal, the Merger Agreement or any of the Transaction Agreements, (ii) the obligations of any insurer under any insurance policy (including any insurance policy obtained pursuant to Section 6.10 of the Merger Agreement), (iii) any rights to indemnification to the extent provided for in the Organizational Documents of the Company or any of its Subsidiaries as of the date hereof, or (iv) any claims, actions, or causes of action that, as a matter of applicable Law, are not waivable. This release may not be altered except in a writing signed by the person or entity against whose interest such change shall operate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Ex I-8

IMPORTANT—PRE-CLOSING HOLDERS SIGN HERE

(Must be signed by the legal and beneficial owner(s) and/or registered Pre- Closing Holder(s) exactly as name(s) appear(s) on the on the records of the Company and/or on a security position listing or by Person(s) authorized to become registered holder(s) as evidenced by documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 2.)

Method of delivery of documentation is at the option and risk of the Pre-Closing Holder. See Instruction 1.

Signature (s):

Print Name:

Title (if signing on behalf of an entity Holder):

Mailing Address:

Area Code and Telephone Number:

Email Address:

Dated:                    , 2020

Ex I-9

Schedule 1

Company Securities Holdings

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on the records of the Company)	Company Interests (Attach additional list if necessary)
Number and Class of Company Interests

Ex I-10

Schedule 2

Special Issuance and Delivery Instructions

SPECIAL ISSUANCE INSTRUCTIONS

(See Instructions 2 and 3)

To be completed ONLY if the Pro Rata Share of Merger Consideration are to be issued in the name of someone other than the undersigned Pre-Closing Holder.

Company Securities Holdings to which the Special Issuance Instruction applies (must match at least one of the Company Securities Holdings listed on Schedule 1):

Issue to:

Name:
(Please Print)

Address:

(Include Zip Code)

(Tax Identification or Social Security No.)

If the above space is inadequate, please note that fact above and continue on a separate attachment

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 2 and 3)

To be completed ONLY if the Pro Rata Share of Merger Consideration are to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown above.

Company Securities Holdings to which the Special Delivery Instruction applies (must match at least one of the Company Securities Holdings listed on Schedule 1):

Deliver to:

Name:
(Please Print)

Address:

(Include Zip Code)

If the above space is inadequate, please note that fact above and continue on a separate attachment

Ex I-11

Exhibit A-1

IRS Form W-9

TO BE COMPLETED BY ALL U.S. PRE-CLOSING HOLDERS

(See Instruction 4)

[Complete attached Form W-9]

Ex I-12

Exhibit A-2

Form W-8BEN

TO BE COMPLETED BY ALL NON-U.S. PRE-CLOSING HOLDERS

(See Instruction 4)

[Complete attached Form W-8BEN]

Ex I-13

Exhibit B

Form of Registration Rights Agreement

TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS

[Complete attached Form Registration Rights Agreement]

Ex I-14

Exhibit C

Form of Stock Power

TO BE COMPLETED BY ALL PRE-CLOSING HOLDERS OF COMPANY SECURITIES

WHERE THE LETTER OF TRANSMITTAL IS NOT SIGNED BY THE

REGISTERED OWNER OF THE COMPANY INTERESTS

(See Instruction 2)

[Complete attached Form Stock Power]

Ex I-15

EXHIBIT J

FORM OF SPONSOR EARNOUT LETTER

[See Attached]

Ex J-1

Forum Investors II, LLC

1615 South Congress Avenue, Suite 103

Delray Beach, FL 33445

June 11, 2020

Forum Merger II Corporation

c/o Forum Investors II, LLC

1615 South Congress Avenue, Suite 103

Delray Beach, FL 33445

Attn: David Boris, Co-Chief Executive Officer

Myjojo, Inc.

c/o Ittella International LLC
6305 Alondra Blvd.

Paramount, CA 90723

Attention: Salvatore Galletti, Chief Executive Officer

Salvatore Galletti, as Holder Representative

6305 Alondra Blvd.

Paramount, CA 90723

Re: Sponsor Earnout Letter

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”), by and among (i) Forum Merger II Corporation, a Delaware corporation (the “Parent”), (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly-owned indirect subsidiary of Parent, (iii) Myjojo, Inc., a Delaware corporation (the “Company”), and (iv) Salvatore Galletti, in the capacity as the initial Holder Representative. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

In order to induce the Company to enter into the Merger Agreement, the Sponsor has agreed to enter into this letter agreement (this “Agreement”). Pursuant to and subject to the terms and conditions of this Agreement, the Sponsor agrees to place into escrow 2,500,000 shares of Parent Common Stock that were purchased by Sponsor in a private placement prior to the IPO (the “Sponsor Earnout Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the undersigned parties hereby agrees as follows:

1.	The Sponsor hereby agrees that, upon and subject to the Closing, the Sponsor will place the Sponsor Earnout Shares into escrow in accordance with the terms and conditions of the Merger Agreement. Sponsor acknowledges and agrees that such Sponsor Earnout Shares will thereafter be subject to the vesting terms set forth in the Merger Agreement and if such vesting conditions are not satisfied, such Sponsor Earnout Shares shall be subject to forfeiture. If all or any portion of the Sponsor Earnout Shares vest in accordance with the terms of the Merger Agreement, any restrictive legends that have been placed on the Sponsor Earnout Shares, other than those, if any, required by applicable securities laws, shall be removed (and the undersigned parties agree to cooperate with the Sponsor in securing the removal of such restrictive legends, if any, that have been placed on the Sponsor Earnout Shares).

Ex J-2

2.	The Sponsor hereby agrees that, from and after the Closing, the Sponsor shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, any of the Sponsor Earnout Shares, unless and until such shares have become vested in accordance with the terms of the Merger Agreement.

3.	This Agreement, together with the Merger Agreement to the extent referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

4.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

5.	This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Merger Agreement. In the event of any conflict between the terms of this Agreement and the Merger Agreement, the terms of the Merger Agreement shall govern. The provisions set forth in Section 10.6, 10.7, 10.10 and 10.12 of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

6.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the Merger Agreement, with notices to the Sponsor, the Parent, the Company and the Holder Representative being sent to the addresses set forth therein, in each case with all copies as required thereunder.

7.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature page follows]

Ex J-3

Please indicate your agreement to the foregoing by signing in the space provided below.

FORUM INVESTORS II, LLC

By:
Name:
Title:

Accepted and agreed, effective as of the date first set forth above:

FORUM MERGER II CORPORATION

By:
Name:
Title:

MYJOJO, INC.

By:
Name:
Title:

SALVATORE GALLETTI, solely in his capacity under the
Merger Agreement as the Holder Representative

Ex J-4

EXHIBIT K

FORM OF PRESS RELEASE

[See Attached]

Ex K-1

Ittella International to Combine with Forum Merger II to form Tattooed Chef, Inc.

Transaction Introduces Tattooed Chef as Publicly Listed Company

Conference call to be held today at 8:00 a.m. EDT

Paramount, California and Delray Beach, Florida—June 12, 2020 (GLOBE NEWSWIRE) – Ittella International (the “Company”), a plant-based food company with a broad portfolio of innovative products available both in private label and the Company’s “Tattooed Chef” brand, and Forum Merger II Corporation (Nasdaq: FMCI) (“Forum”), a special purpose acquisition company, today announced a definitive agreement (the “Business Combination Agreement”) to combine the Company and Forum as Tattooed Chef, Inc. (“Tattooed Chef”). This transaction will introduce Tattooed Chef as a Nasdaq-listed public company, with an anticipated initial enterprise value of approximately $482 million, 2.2x Tattooed Chef’s estimated 2021 revenue of $222 million, or 15.6x Tattooed Chef’s estimated 2021 Adjusted EBITDA of $30.8 million.

Tattooed Chef Investment Highlights

●	High growth and innovative plant-based food company with an established brand as well as a private label presence, serving leading national retailers, with significant growth opportunities through expanded distribution to new and existing customers

●	Large addressable market in the $55 billion U.S. frozen food category where plant-based products are rapidly expanding share

●	Strong product positioning aligned with major consumer trends

●	Diverse portfolio of plant-based products with a proven innovation track record of creating great tasting, unique flavor profiles that allow consumers to connect with a plant-based lifestyle

●	Passionate management team with deep food industry expertise

●	Compelling financial profile

o	Projected $148 million and $222 million in revenue and $17 million and $31 million in Adjusted EBITDA in 2020 and 2021, respectively

o	Projected 2018-2021 revenue compounded annual growth rate of 67%

o	Anticipated initial enterprise value of approximately $482 million implying a 2.2x and 15.6x multiple of projected 2021 revenue and Adjusted EBITDA, respectively

“After a thorough search, we are pleased to have signed a definitive agreement to bring Tattooed Chef public,” said David Boris, Co-CEO and CFO of Forum. “The company has an exciting plant-based product portfolio, a compelling financial profile, and a long runway for growth. We look forward to working with the team at Tattooed Chef to further capitalize on these attractive growth prospects.”

“I am incredibly proud of what my team and I have accomplished to date. Today marks the next exciting chapter in our Company history as we become a public company,” said Sam Galletti, President and CEO of the Company. “Looking ahead, we believe we are in the early stages of Tattooed Chef’s growth, and will continue to build brand awareness, expand distribution with new and existing customers, launch innovative products, and invest in our infrastructure in order to capitalize on the global plant-powered food market.”

Tattooed Chef will be led by Sam Galletti, President and CEO, Stephanie Dieckmann, COO and CFO, and Sarah Galletti, the creator of Tattooed Chef and Creative Director. The Company intends to split the roles of CFO and COO and has initiated a search for a new CFO. Stephanie Dieckmann will continue to serve both roles until a new CFO has been appointed.

Ex K-2

Key Transaction Terms and Conditions

In connection with the transaction, the Company’s current shareholders are retaining 80% of their equity, which will convert into 60% of the outstanding shares of the combined company at closing, assuming no redemptions by Forum’s public stockholders. After giving effect to any redemptions by the public stockholders of Forum, the balance of the approximately $200 million in cash held in Forum's trust account will be used to pay cash consideration to the Company’s shareholders and transaction expenses, with the remainder staying on the balance sheet to fund the combined company’s growth and for general corporate purposes. The Company’s current shareholders will have the potential to receive an earnout, payable in the form of Tattooed Chef common stock, if certain Tattooed Chef stock price targets are met, as set forth in the definitive agreement.

The transaction has been unanimously approved by the boards of directors of both the Company’s parent and Forum. Completion of the transaction is subject to approval by Forum’s stockholders and certain other closing conditions specified in the Business Combination Agreement. The transaction is expected to close in the third quarter of 2020.

Additional information about the business combination is provided in an investor presentation that will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K and available at the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov.

Harrison Co. acted as financial advisor to Ittella International. Rutan & Tucker, LLP served as legal counsel to Ittella International.

Jefferies LLC served as lead financial advisor and capital markets advisor to Forum. EarlyBirdCapital, Inc. served as financial advisor to Forum. Winston & Strawn LLP served as legal counsel to Forum.

Conference Call Information

Forum and Tattooed Chef management will host a conference call to discuss the transaction today at 8:00 a.m. EDT. Investors interested in participating in the live call can dial 877-407-3982 from the U.S. and 201-493-6780 internationally with conference code 13705349. A telephone replay will be available approximately two hours after the call concludes through Friday, June 26, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13705349.

About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative plant-based food products that taste great and are sustainably sourced. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States. Understanding consumer lifestyle and food trends, and a commitment to innovation allows Tattooed Chef to continuously introduce highly successful new products. Tattooed Chef provides great-tasting, approachable and innovative products not only to the growing group of consumers who seek to adopt a plant-based lifestyle, but to any of the “People Who Give a Crop”. For more information, please visit www.tattooedchef.com

Ex K-3

About Ittella International

Ittella International is a plant-based food company with operations in the United States and Italy with a broad portfolio of innovative products available both in private label and under the Company’s “Tattooed Chef” brand. Following completion of the transaction, Ittella International will be renamed Tattooed Chef, Inc.

About Forum Merger II Corporation

Forum Merger II Corporation is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. For more information, please visit www.forummerger.com.

Additional Information and Where to Find It

Forum intends to file with the SEC preliminary and definitive proxy statements in connection with the proposed business combination and other matters and will mail a definitive proxy statement to its stockholders as of the record date established for voting on the proposed business combination. Forum’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with Forum’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about Forum, the Company and the proposed business combination. Forum’s stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC by Forum, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Forum Merger II Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Forward-Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Forum’s or the Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure to obtain approval of the stockholders of Forum or satisfy other conditions to the closing of the proposed business combination; the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; the outcome of any legal proceedings that may be instituted against the Company or Forum following announcement of the proposed business combination and related transactions; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of funds available in Forum’s trust account following any redemptions by Forum’s public stockholders, competition and the ability of the combined business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; and other risks and uncertainties indicated from time to time in the proxy statement to be filed by Forum with the SEC in connection with the proposed business combination, including those under “Risk Factors” therein, and other factors identified in Forum’s prior and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. None of Forum or the Company undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Ex K-4

Participants in the Solicitation

Forum and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the business combination. Information about the directors and executive officers of Forum and a description of their interests in Forum are set forth in its definitive proxy statement in connection with its special meeting of stockholders to approve an extension of time in which Forum must complete an initial business combination or liquidate its trust account, which was filed with the SEC on May 26, 2020, and will also be contained in the preliminary proxy statement and definitive proxy statement, when they are filed with the SEC, in connection with the proposed business combination. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Non-GAAP Financial Measure and Related Information

This press release includes references to projected adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Adjusted EBITDA is defined as net income (loss), before interest expense, income tax benefit (expense), depreciation and amortization expense, and adjusted to reflect certain non-recurring expenses or those expenses not expected to survive the closing, as further described in the investor presentation filed as an exhibit to the Current Report on Form 8-K filed by Forum with the SEC today. The Company’s management believes that this non-GAAP, unaudited measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations and you should not rely on any single financial measure to evaluate the Company’s business.

Contact
Investor Relations
(212) 739-7860

investors@forummerger.com

Ex K-5

EXHIBIT L

FORM OF DIRECTOR NOMINATION AGREEMENT

[See Attached]

Ex L-1

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [__________], 2020 (the “Effective Time”), by and among Tattooed Chef, Inc., a Delaware corporation (f/k/a Forum Merger II Corporation) (the “Company”), and Forum Investors II LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Agreement and Plan of Merger, dated as of June 11, 2020, by and among the Company, Sprout Merger Sub, Inc., a Delaware corporation, Myjojo, Inc., a Delaware corporation, and Salvatore Galletti, in his capacity as the initial Holder Representative thereunder;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the Company, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Forum Parties”) and for the other direct and indirect equityholders of the Company; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the Company, and the Company desires to provide the Sponsor, on behalf of the Forum Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE I
NOMINATION RIGHT

Section 1.1 Board Nomination Right.

(a) From the Effective Time until the termination of this Agreement in accordance with Section 2.1, at every meeting of the board of directors of the Company (the “Board”), or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, the Sponsor shall have the right to appoint or nominate for election to the Board, as applicable, three (3) individuals, to serve as directors of the Company (any individual appointed or nominated by the Sponsor for election to the Board pursuant to this Section 1.1(a), a “Nominee” and, collectively, the “Nominees”); provided, that no fewer than one (1) of such individuals must be a female. At the Effective Time, unless otherwise designated by the Sponsor, the Nominees shall be David Boris and such other Nominees as shall have been designated by the Sponsor in writing in compliance with the criteria set forth with respect to such Nominees in the immediately preceding sentence.

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(b) The Company shall take all necessary actions within its control, including but not limited to calling a meeting of the Board or executing an action by unanimous written consent of the Board, such that, as of the Effective Time, the Nominees shall either be elected by the Company’s stockholders at the meeting held to approve the Transactions or appointed to the Board as of the Effective Time, in each case, as Class I directors (as defined in the Company’s Organizational Documents, each a “Class I Director”) with terms ending at the Company’s 2021 annual meeting.

(c) From and after the Effective Time, the Company shall take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Class I Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing Class I Directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of Class I Directors.

(d) If any Nominee ceases to serve for any reason, the Sponsor shall, subject to the Sponsor then being entitled to nominate such individual for election or appointment as a director pursuant to Section 1.1(a), be entitled to designate and appoint or nominate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Nominee.

(e) Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of any Nominee to the Board shall be subject to the prior execution by such Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(f) The Company shall indemnify the Nominees on the same basis as all other members of the Board and pursuant to indemnity agreements with terms that are no less favorable to the Nominees than the indemnity agreements entered into between the Company and its other non-employee directors.

(g) Nominees shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the Company. In addition, the Company shall pay the reasonable, documented, out-of-pocket expenses incurred by each Nominee in connection with his or her services provided to or on behalf of the Company and its Subsidiaries, including attending Board and committee meetings or events attended on behalf of the Company or at the Company’s request.

(h) Notwithstanding the provisions of this Section 1.1, the Sponsor shall not be entitled to designate a Person as a nominee to the Board upon a written determination by the [Nominating and Corporate Governance] Committee of the Company (which determination shall set forth in writing reasonable grounds for the determination) that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company. In such an event, the Sponsor shall be entitled to select a Person as a replacement Nominee and the Company shall use its best efforts to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the stockholders) as the initial Person was to be nominated.

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ARTICLE II
MISCELLANEOUS

Section 2.1 Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, as of the fifteen (15)-month anniversary of the Effective Time.

Section 2.2 Notices. All notices, requests and other communications to either party hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the Merger Agreement.

Section 2.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party without the prior written consent of the other parties, except notwithstanding any of the foregoing, the Sponsor may, in connection with a transfer of shares of the Company’s common stock to one of its Affiliates, assign its rights and obligations hereunder to such Affiliate transferee, in which case the prior consent of the other parties shall not be required.

Section 2.5 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

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Section 2.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.8 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.9 Specific Performance. The parties hereto acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 2.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11 Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

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Section 2.12 Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13 Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14 Enforcement. Each of the parties hereto covenants and agrees that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

Section 2.15 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

TATTOOED CHEF, INC.

By:
Name:
Title:

FORUM INVESTORS II LLC

By:
Name:
Title:

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Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[__], 2020

[NEW PUBCO NAME]

[ADRESS]

ATTENTION: SECRETARY

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.1(e) of the Director Nomination Agreement, dated as of [__], 2020 (the “Agreement”), by and between Tattooed Chef, Inc. (the “Company”) and the Sponsor (as defined in the Agreement). If, following such time that the Agreement is terminated in accordance with its terms, the Board (as such term is defined in the Agreement) requests in writing that I resign as a director of the Company, I hereby tender the immediate resignation of my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time.

Sincerely,

___________________

[Applicable Nominee]

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EXHIBIT M

FORM OF HOLDBACK ESCROW AGREEMENT

[See Attached]

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ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2020, by and among Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation), a Delaware corporation, (the “Parent”), Salvatore Galletti, in the capacity as the initial Holder Representative under the Merger Agreement (as defined below) (the “Holder Representative” and, together with the “Parent”, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N. A., as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2020, by and among (i) the Parent, (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent, (iii) Myjojo, Inc., a Delaware corporation, and (iv) the Holder Representative, in his capacity as the initial Holder Representative thereunder.

RECITALS

WHEREAS, the Merger Agreement provides that, at the Closing, the Parent shall deposit one hundred thousand (100,000) shares of Parent Common Stock (the “Adjustment Escrow Stock”) into an adjustment escrow account (the “Adjustment Escrow Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement; and

WHEREAS, the Merger Agreement provides that, at the Closing, the Parent shall deposit Five Million (5,000,000) shares of Parent Common Stock (the “Ittella Holdback Shares”) into an escrow account (the “Ittella Holdback Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.	Escrow Property.

(a) Simultaneous with the execution and delivery of this Agreement, Parent is depositing, or causing to be deposited, with the Escrow Agent the Adjustment Escrow Stock and the Ittella Holdback Shares, in book-entry form, to be held at Parent’s transfer agent in the name of the Escrow Agent (collectively, the “Escrow Shares”) into the Adjustment Escrow Account and the Ittella Holdback Account, respectively (collectively, the “Escrow Accounts” or, individually, each an “Escrow Account”), which are separate and distinct accounts. The Escrow Agent hereby acknowledges receipt of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares, including all interest, dividends, gains and other income paid or earned with respect thereto (including pursuant to or as a part of any merger, acquisition, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent or any of its subsidiaries) (collectively, the “Escrow Earnings”), if any, minus any payments or distributions made therefrom in accordance with this Agreement (collectively, the “Escrow Funds”), subject to the terms and conditions of this Agreement. The Escrow Agent agrees to hold and distribute the Escrow Funds and the Escrow Shares (collectively, the “Escrow Property”) in accordance with the terms of this Agreement.

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(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

3.	Investment of Escrow Funds.

(a) Unless otherwise instructed in writing jointly by the Parties, the Escrow Agent shall hold the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4.

(b) The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Accounts for the preceding month.

(c) The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4.	Disposition and Termination of the Escrow Property.

(a) The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Property as provided in, this Section 4(a) as follows:

(i) Upon receipt of a Joint Release Instruction with respect to any Escrow Property, the Escrow Agent shall, promptly after receipt of a Joint Release Instruction, disburse such Escrow Property to the Parent or the Holder Representative, as applicable, in accordance with such Joint Release Instruction.

(ii) Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party, the Escrow Agent shall, on the fifth (5th) Business Day following receipt by the Escrow Agent of the Final Determination, disburse as directed, part or all, as the case may be, of the Escrow Property in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.

(iii) All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.

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(iv) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 12 or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 12. If a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.

(b) Certain Definitions.

(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in Chicago, Illinois or New York, New York.

(ii) “Final Determination” means a final non-appealable order of any court of competent jurisdiction or arbitrator or determination by the Accounting Referee (as determined under the Merger Agreement) issued, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction or arbitrator having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order or determination.

(iii)  “Joint Release Instruction” means the joint written instruction executed by an authorized signer of each of the Parent and the Holder Representative directing the Escrow Agent to disburse all or a portion of the Escrow Property, as applicable.

(iv) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(v) “Parent Common Stock” means (i) prior to the Closing, 100,000,000 shares of Class A Common Stock (par value $0.0001 per share) and 10,000,000 shares of Class B Common Stock (par value $0.0001 per share) and (ii) at and after the Closing, the common stock, par value $0.0001 per share, of the Parent.

5.	Escrow Shares.

(a) Any Escrow Funds or other property distributable or issuable in respect of or in exchange for any Escrow Shares shall be distributed or issued to the Escrow Agent to be held in the applicable Escrow Account for such Escrow Shares pending release of such Escrow Shares.

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(b) With respect to the Escrow Shares, Parent shall retain all voting and economic rights with respect to such Escrow Shares while such shares remain deposited with the Escrow Agent for so long as such Escrow Shares are held by the Escrow Agent, the Escrow Agent shall vote the Escrow Shares solely as directed in writing by Parent.

6.	Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and reasonably believed by it in good faith to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request; provided, however, that the Escrow Agent may not act upon instruction by either the Parent or the Holder Representative alone where Joint Written Instruction is required as provided hereunder. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Property. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination or (b) interplead all of the assets held hereunder into, or may seek other judicial relief or orders from, a court of competent jurisdiction, and the Escrow Agent shall act in accordance with any such judicial relief or court order. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the direct cause of any loss to either Party. To the extent practicable, the Parties agree to pursue commercially reasonable redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, except in the case of the Escrow Agent’s fraud, in no event shall the Escrow Agent be liable, for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.

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7.	Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Parent and the Holder Representative acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act; provided, however, that the Escrow Agent shall give the Parties thirty (30) days’ prior written notice of any such change. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Property (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent (which, for the avoidance of doubt, shall be a comparable nationally recognized financial institution), and any such resulting appointment shall be binding upon all of the parties hereto.

8.	Fees and Expenses. All fees and expenses, if any, of the Escrow Agent are described in Schedule 1 and shall be paid by the Parent. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

9.	Indemnity. Each of the Parties shall jointly and severally indemnify, defend , and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the documented and reasonable fees and expenses of one outside counsel and experts) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) the Escrow Agent is following any instructions or other directions from the Parent or the Holder Representative, except to the extent the Escrow Agent following any such instruction or direction is forbidden by the terms hereof. Notwithstanding anything to the contrary herein, the Parent and the Holder Representative agree, solely as between themselves, that any obligation for indemnification under this Section 9 (or for reasonable fees and expenses of the Escrow Agent described in Section 8) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Parent and one-half by the Holder Representative. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

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10.	Tax Matters.

(a) The Holder Representative shall be responsible for and the taxpayer on all taxes due on the interest or income earned on the Escrow Property and for any dividends earned on the Escrow Shares for the calendar year in which such interest or income is earned, if any. The Escrow Agent shall report any interest or income earned on the Escrow Property to the IRS or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 and such other forms and documents that the Escrow Agent may request.

(b) The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income (if any) earned on the Escrow Funds. The Escrow Agent shall timely prepare and timely file all appropriate tax or other information reporting with respect to the Escrow Property as is required by applicable law. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

(c) The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

11.	Covenant of Escrow Agent. The Escrow Agent hereby agrees with and covenants to the Parent and the Holder Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Property to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

12.	Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/ Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

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if to the Parent, then to:

Tattooed Chef, Inc.

c/o Monitoring Committee

1615 South Congress Avenue, Suite 103

Delray Beach, FL 33445

Attn: David Boris, Co-Chief Executive Officer

Email: david@forummerger.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: Joel Rubinstein

Email: jrubinstein@winston.com

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Kyle Gann

Email: kgann@winston.com

or, if to the Holder Representative, then to:

Salvatore Galletti

6305 Alondra Blvd.

Paramount, CA 90723

Email: sgalletti@ittellafoods.com

with a copy (which shall not constitute notice) to:

Rutan & Tucker, LLP

611 Anton Blvd.

Costa Mesa, CA 92626

Attn: Ellis Wasson

Email: ewasson@rutan.com

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or, if to the Escrow Agent, then to:

Citibank, N.A.

c/o Citi Private Bank

227 W. Monroe Street, 3rd Floor

Chicago, IL 60606

Attn: Connie Feltenberger

Telephone No.: (312) 384-1446

Facsimile No.: (312) 546-6726

E-mail: connie.feltenberger@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. If the Escrow Agent, in its sole discretion, determines that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

13.	Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Property in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Parent and the Holder Representative after which this Agreement shall be of no further force and effect except that the provisions of Section 9 shall survive termination.

14.	Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 7 and Section 17, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 and Section 9, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

Ex M-9

15.	Compliance with Court Orders. If any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree in good faith it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

16.	Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

17.	Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment is filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act. In no event shall the Escrow Agent be obligated hereunder to (x) make any payments from the Escrow Property directly to any assignee of either Party of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a Party to this Agreement.

18.	Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Ex M-10

19.	Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties shall provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

20.	SEC Shareholder Disclosure Rule 14b-2. SEC Rule 14b-2 directs the Escrow Agent to contact either Party to request authorization to provide such Party’s name, address and share position with respect to the referenced account to requesting companies whose stock such Party has voting authority over. Under the Rule, the Escrow Agent must make the disclosures for accounts opened after December 28, 1986, if requested, unless a Party specifically objects to disclosure. Hence, failure to respond will be deemed consent to disclosure. The Escrow Agent thanks the Parties for assisting the Escrow Agent in complying with this SEC rule.

Parent:

☐	Yes, we are authorized to release your name, address and share positions.

☐	No, we are not authorized to release your name, address and share positions.

Holder Representative:

☐	Yes, we are authorized to release your name, address and share positions.

☐	No, we are not authorized to release your name, address and share positions.

21.	Use of Names. Except as otherwise expressly permitted under Section 19, no publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” or either of the Parties by name or the rights, powers, or duties of the Escrow Agent or the Parties under this Agreement shall be issued by any other party hereto, or on such party’s behalf, without the prior written consent of each party hereto who is named or mentioned in such material.

Ex M-11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Parent:

By:
Name:
Its:

Signature Page to Escrow Agreement

Ex M-12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Holder Representative:

By:
Name:
Its:

Signature Page to Escrow Agreement

Ex M-13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

Ex M-14

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agent appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: WAIVED

Administration Fee

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.

Fee: $7,500.00

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee: WAIVED

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:

Fee: WAIVED

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

Ex M-15

EXHIBIT A-1

Certificate as to Parent Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Parent. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

Exhibit to Escrow Agreement

Ex M-16

EXHIBIT A-2

Certificate as to Holder Representative Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Holder Representative and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Holder Representative. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

Exhibit to Escrow Agreement

Ex M-17

EXHIBIT N

FORM OF SPONSOR ESCROW AGREEMENT

[See Attached]

Ex N-1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2020, by and among Forum Investors II LLC, a Delaware limited liability company, (the “Sponsor”), Tattooed Chef, Inc. (f/k/a Forum Merger II Corporation), a Delaware corporation, (the “Parent” and, together with the “Sponsor”, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, N. A., as escrow agent (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2020, by and among (i) the Parent, (ii) Sprout Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, (iii) Myjojo, Inc., a Delaware corporation, and (iv) Salvatore Galletti, in his capacity as the initial Holder Representative thereunder.

RECITALS

WHEREAS, the Merger Agreement provides that, at the Closing, Sponsor shall deposit Two Million Five Hundred Thousand (2,500,000) shares of Parent Common Stock (the “Sponsor Shares”) into an escrow account (the “Sponsor Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.	Escrow Property.

(a) Simultaneous with the execution and delivery of this Agreement, Sponsor is depositing, or causing to be deposited, with the Escrow Agent the Sponsor Shares, in book-entry form, to be held at Parent’s transfer agent in the name of the Escrow Agent (the “Escrow Shares”) into the Sponsor Account (the “Escrow Account”). The Escrow Agent hereby acknowledges receipt of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares, including all interest, dividends, gains and other income paid or earned with respect thereto (including pursuant to or as a part of any merger, acquisition, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent or any of its subsidiaries) (collectively, the “Escrow Earnings”), if any, minus any payments or distributions made therefrom in accordance with this Agreement (collectively, the “Escrow Funds”), subject to the terms and conditions of this Agreement. The Escrow Agent agrees to hold and distribute the Escrow Funds and the Escrow Shares (collectively, the “Escrow Property”) in accordance with the terms of this Agreement.

(b) For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

Ex N-2

3.	Investment of Escrow Funds.

(a) Unless otherwise instructed in writing jointly by the Parties, the Escrow Agent shall hold the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4.

(b) The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

(c) The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the escrowed property, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the escrowed property in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

4.	Disposition and Termination of the Escrow Property.

(a) The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Property as provided in, this Section 4(a) as follows:

(i) Upon receipt of a Joint Release Instruction with respect to any Escrow Property, the Escrow Agent shall, promptly after receipt of a Joint Release Instruction, disburse such Escrow Property to the Sponsor or the Parent, as applicable, in accordance with such Joint Release Instruction.

(ii) Upon receipt by the Escrow Agent of a copy of a Final Determination from any Party, the Escrow Agent shall, on the fifth (5th) Business Day following receipt by the Escrow Agent of the Final Determination, disburse as directed, part or all, as the case may be, of the Escrow Property in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.

(iii) All payments of any part of the Escrow Funds shall be made by wire transfer of immediately available funds or check as set forth in the Joint Release Instruction or Final Determination, as applicable.

(iv) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent either (i) by confirmed facsimile only at the fax number set forth in Section 12 or (ii) attached to an e-mail received on a Business Day from an e-mail address set forth in Section 12. If a Joint Release Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, by email or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.

Ex N-3

(b) Certain Definitions.

(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in Chicago, Illinois or New York, New York.

(ii) “Final Determination” means a final non-appealable order of any court of competent jurisdiction or arbitrator or determination by the Accounting Referee (as determined under the Merger Agreement) issued, together with (A) a certificate of the prevailing Party to the effect that such order is final and non-appealable and from a court of competent jurisdiction or arbitrator having proper authority and (B) the written payment instructions of the prevailing Party to effectuate such order or determination.

(iii)  “Joint Release Instruction” means the joint written instruction executed by an authorized signer of each of the Sponsor and the Parent directing the Escrow Agent to disburse all or a portion of the Escrow Property, as applicable.

(iv) “Parent Common Stock” means (i) prior to the Closing, 100,000,000 shares of Class A Common Stock (par value $0.0001 per share) and 10,000,000 shares of Class B Common Stock (par value $0.0001 per share) and (ii) at and after the Closing, the common stock, par value $0.0001 per share, of the Parent.

(v) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

5.	Escrow Shares.

(a) Any Escrow Funds or other property distributable or issuable in respect of or in exchange for any Escrow Shares shall be distributed or issued to the Escrow Agent to be held in the Escrow Account for such Escrow Shares pending release of such Escrow Shares.

(b) With respect to the Escrow Shares, Sponsor shall retain all voting and economic rights with respect to such Escrow Shares while such shares remain deposited with the Escrow Agent for so long as such Escrow Shares are held by the Escrow Agent, the Escrow Agent shall vote the Escrow Shares solely as directed in writing by Sponsor.

Ex N-4

6.	Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duty, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction or Final Determination furnished to it hereunder and reasonably believed by it in good faith to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request; provided, however, that the Escrow Agent may not act upon instruction by either the Sponsor or the Parent alone where Joint Written Instruction is required as provided hereunder. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Property. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to (a) refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or Final Determination or (b) interplead all of the assets held hereunder into, or may seek other judicial relief or orders from, a court of competent jurisdiction, and the Escrow Agent shall act in accordance with any such judicial relief or court order. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, gross negligence or willful misconduct was the direct cause of any loss to either Party. To the extent practicable, the Parties agree to pursue commercially reasonable redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, except in the case of the Escrow Agent’s fraud, in no event shall the Escrow Agent be liable, for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.

Ex N-5

7.	Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Sponsor and the Parent acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act; provided, however, that the Escrow Agent shall give the Parties thirty (30) days’ prior written notice of any such change. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Property (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent (which, for the avoidance of doubt, shall be a comparable nationally recognized financial institution), and any such resulting appointment shall be binding upon all of the parties hereto.

8.	Fees and Expenses. All fees and expenses, if any, of the Escrow Agent are described in Schedule 1 and shall be paid by the Parent. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

9.	Indemnity. Each of the Parties shall jointly and severally indemnify, defend , and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the documented and reasonable fees and expenses of one outside counsel and experts) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) the Escrow Agent is following any instructions or other directions from the Sponsor or the Parent, except to the extent the Escrow Agent following any such instruction or direction is forbidden by the terms hereof. Notwithstanding anything to the contrary herein, the Sponsor and the Parent agree, solely as between themselves, that any obligation for indemnification under this Section 9 (or for reasonable fees and expenses of the Escrow Agent described in Section 8) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Sponsor and one-half by the Parent. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

Ex N-6

10.	Tax Matters.

(a) The Sponsor shall be responsible for and the taxpayer on all taxes due on the interest or income earned on the Escrow Property and for any dividends earned on the Escrow Shares for the calendar year in which such interest or income is earned, if any. The Escrow Agent shall report any interest or income earned on the Escrow Property to the IRS or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 and such other forms and documents that the Escrow Agent may request.

(b) The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income (if any) earned on the Escrow Funds. The Escrow Agent shall timely prepare and timely file all appropriate tax or other information reporting with respect to the Escrow Property as is required by applicable law. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

(c) The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

11.	Covenant of Escrow Agent. The Escrow Agent hereby agrees with and covenants to the Sponsor and the Parent that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Property to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

12.	Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/ Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

Ex N-7

if to the Sponsor, then to:

Forum Investors II LLC

1615 South Congress Avenue, Suite 103

Delray Beach, FL 33445

Attn: David Boris, Co-Chief Executive Officer

Email: david@forummerger.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention:	Joel Rubinstein

Email: jrubinstein@winston.com

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Kyle Gann

Email: kgann@winston.com

or, if to the Parent, then to:

Tattooed Chef, Inc.

c/o Monitoring Committee

1615 South Congress Avenue, Suite 103

Delray Beach, FL 33445

Attn: David Boris, Co-Chief Executive Officer

Email: david@forummerger.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: Joel Rubinstein

Email: jrubinstein@winston.com

and

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attention: Kyle Gann

Email: kgann@winston.com

Ex N-8

or, if to the Escrow Agent, then to:

Citibank, N.A.

c/o Citi Private Bank

227 W. Monroe Street, 3rd Floor

Chicago, IL 60606

Attn: Connie Feltenberger

Telephone No.: (312) 384-1446

Facsimile No.: (312) 546-6726

E-mail: connie.feltenberger@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 12, such communications shall be deemed to have been given on the date received by the Escrow Agent. If the Escrow Agent, in its sole discretion, determines that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

13.	Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Property in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Sponsor and the Parent after which this Agreement shall be of no further force and effect except that the provisions of Section 9 shall survive termination.

14.	Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 7 and Section 17, without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 and Section 9, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

Ex N-9

15.	Compliance with Court Orders. If any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree in good faith it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

16.	Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

17.	Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment is filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act. In no event shall the Escrow Agent be obligated hereunder to (x) make any payments from the Escrow Property directly to any assignee of either Party of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a Party to this Agreement.

18.	Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Ex N-10

19.	Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties shall provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

20.	SEC Shareholder Disclosure Rule 14b-2. SEC Rule 14b-2 directs the Escrow Agent to contact either Party to request authorization to provide such Party’s name, address and share position with respect to the referenced account to requesting companies whose stock such Party has voting authority over. Under the Rule, the Escrow Agent must make the disclosures for accounts opened after December 28, 1986, if requested, unless a Party specifically objects to disclosure. Hence, failure to respond will be deemed consent to disclosure. The Escrow Agent thanks the Parties for assisting the Escrow Agent in complying with this SEC rule.

Sponsor:

☐ Yes, we are authorized to release your name, address and share positions.

☐ No, we are not authorized to release your name, address and share positions.

Parent:

☐ Yes, we are authorized to release your name, address and share positions.

☐ No, we are not authorized to release your name, address and share positions.

21.	Use of Names. Except as otherwise expressly permitted under Section 19, no publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” or either of the Parties by name or the rights, powers, or duties of the Escrow Agent or the Parties under this Agreement shall be issued by any other party hereto, or on such party’s behalf, without the prior written consent of each party hereto who is named or mentioned in such material.

Ex N-11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Sponsor:

By:
Name:
Its:

Signature Page to Escrow Agreement

Ex N-12

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Parent:

By:
Name:
Its:

Signature Page to Escrow Agreement

Ex N-13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

Ex N-14

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agent appointment, the study of the Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee: WAIVED

Administration Fee

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing deposit account, FDIC insured to the applicable limits.

Fee: $7,500.00

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee: WAIVED

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Agreement:

Fee: WAIVED

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment.

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity. Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

Ex N-15

EXHIBIT A-1

Certificate as to Sponsor Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Sponsor and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Sponsor. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

Exhibit to Escrow Agreement

Ex N-16

EXHIBIT A-2

Certificate as to Parent Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Parent and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under this Agreement, on behalf of the Parent. The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and may be contacted by Citibank N.A. prior to the release of Escrow Property from the escrow account(s).

Name / Title / Telephone	Specimen Signature

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Phone	Mobile Phone

Name	Signature

Title

Telephone	Mobile Phone

Exhibit to Escrow Agreement

Ex N-17